Exhibit 4.41
DATED THE 22ND DAY OF JUNE 2006
Between
STATS CHIPPAC LTD.
And
CHINA RESOURCES LOGIC LIMITED
And
MICRO ASSEMBLY TECHNOLOGIES LIMITED
And
WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED

SUBSCRIPTION AGREEMENT

WONG PARTNERSHIP
Advocates & Solicitors • Notaries Public • Commissioners for Oaths
Agents for Trade Marks & Patents
One George Street
#20-01
Singapore 049145
Telephone: 6416 8000
Facsimile: 6532 5711
Email: wonglaw@singnet.com.sg
Website: http://www.wongpartnership.com.sg

THIS SUBSCRIPTION AGREEMENT is made on the 22nd day of June 2006
BETWEEN:
(1)	STATS CHIPPAC LTD. (Company Registration No. 199407932D) a company incorporated in Singapore and having its corporate headquarters address at 10 Ang Mo Kio Street 65, Techpoint #05-17/20, Singapore (“SCL”);

(2)	CHINA RESOURCES LOGIC LIMITED (Company Registration No. 19963), a company incorporated in Bermuda and having its principal business address at Rooms 4003-06, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong (“CRL”);

(3)	MICRO ASSEMBLY TECHNOLOGIES LIMITED (International Business Company Number 548365), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“MAT”); and

(4)	WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED (International Business Company Number 510317), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“WUXI CRM”),

(collectively, the “Parties” and each a “Party”).
WHEREAS:
(A)	MAT was incorporated in the British Virgin Islands on 17 June 2003 and has, at the date hereof, an authorised share capital of US$4,000,000 consisting of 4,000,000 ordinary shares of US$1.00 each, of which 1 ordinary share of US$1.00 is issued and paid-up, and registered in the name of Wuxi CRM. As at the date hereof, MAT is the legal and beneficial owner of the entire issued and paid up capital of Wuxi CR Micro-Assemb Tech. Ltd (“ANST”). The particulars of Wuxi CRM, MAT and ANST are set out in Schedule 1.

(B)	CRL, Wuxi CRM and MAT (collectively, the “Covenantors”) have requested SCL to, and SCL has agreed to invest in MAT by subscribing for the SCL New Shares (as defined below), representing an aggregate of twenty-five per cent. (25%) of the Enlarged Issued Share Capital (as defined below) as at Completion, on the terms and subject to the conditions in this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“ANST” has the meaning ascribed to it in Recital (A);

“Amendments” means the amendments to the Articles in the form substantially set out in Schedule 4;

“Articles” means the articles of association, for the time being, of MAT or ANST (as the context may require) and references to “Article” shall be construed accordingly;

“Assets Sale and Purchase Agreement” means the sale and purchase agreement dated on

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or about the date of this Agreement entered into between CRL, ANST, SCL and SCC pursuant to which SCC agrees to sell certain tools, equipment and spare parts to ANST;
“Audited Accounts” means the consolidated audited accounts of MAT and its Subsidiaries for the financial period ended the Balance Sheet Date as prepared by MAT’s auditors on a consistent basis in accordance with Hong Kong Accounting Standards;

“Balance Sheet Date” means 31 December 2005;

“borrowed money” includes any indebtedness for or in respect of money borrowed or raised (whether or not for a cash consideration), by whatever means (including acceptances, deposits and leasing), or for the deferred purchase price of assets or services;

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Hong Kong, Singapore, the BVI and the PRC;

“BVI” means the British Virgin Islands;

“BVI Registry” means Registrar of Corporate Affairs in the BVI;

“Claim” includes any notice, demand, assessment, letter or other document issued or action taken by any revenue or taxing authority in the BVI or PRC or other statutory or governmental authority, body or official whosoever (whether the BVI, PRC or elsewhere in the world) whereby each JV Group Company is or may be placed or sought to be placed under a liability to make a payment on any Taxes or deprived of any relief, allowance, credit or repayment otherwise available;

“Companies Act” means the International Business Companies Act of the BVI;

“Completion” means completion of the subscription of the SCL New Shares and the Wuxi New Shares pursuant to Clause 4;

“Completion Date” means the date of this Agreement or such other date as the Parties may agree in writing;

“Confidential Information” means any information which is proprietary and confidential to a Party including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a Party, any information concerning the organisation, business, finances, transactions or affairs of a Party, dealings of a Party, secret or confidential information which relates to the business or Party or any of its principals’, clients or customers’ transactions or affairs, any Party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a Party, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Covenantors” means CRL, Wuxi CRM and MAT and “Covenantor” means any one of them;

“Debt” means all or any indebtedness of a JV Group Company, including without limitation (a) all obligations of the JV Group Company for borrowed moneys or evidenced by bonds,

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debentures, notes, letters of credit or other instruments and securities, (b) all obligations of the JV Group Company as lessee under capital leases, (c) all obligations of the JV Group Company to pay the deferred purchase price of property or services, except accounts payable, accrued expenses or course trade payables arising in the course of business, and (d) all debt of other parties guaranteed by the JV Group Company, or secured by a lien on any of the assets of the JV Group Company;
“Deed of Indemnity” means a deed of indemnity to be entered into between SCL and the Covenantors, substantially in the form set out in Schedule 5;

“Director” means a director at any given time of MAT or ANST (as the context may require);

“Director Indemnity Letter” means the indemnity letter to be given by MAT and ANST to the SCL Director in his capacity as a director of each of MAT and ANST respectively, substantially in the form set out in Schedule 6;

“Encumbrance” means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other encumbrance or condition whatsoever;

“Enlarged Issued Share Capital” means the issued share capital of MAT on a fully diluted basis on the assumption that (a) all securities convertible into or exercisable for shares of MAT are exercised and converted to the fullest extent of their terms; (b) all securities issuable pursuant to contractual or other obligations of MAT existing at Completion are issued; and (c) all shares of MAT reserved for issuance to employees, consultants or directors of MAT are issued and exercised in full;

“Hong Kong” means Hong Kong Special Administrative Region, PRC;

“Intellectual Property Rights” means all trademarks, service marks, patents, designs, copyright, know-how, proprietary information, trade secrets, licenses relating to any of the above and all other similar industrial and intellectual property rights, title and interests, whether registered, pending registration or unregistered;

“Joint Venture Agreement” means the joint venture agreement dated on or about the date of this Agreement entered into among the Covenantors, ANST and SCL substantially in the form set out in Schedule 7;

“JV Group Companies” means MAT and ANST, and “JV Group Company” means any one of them;

“Management Accounts” means the management accounts, together with the working papers, of JV Group Companies prepared on a consolidated basis for the period from 1 January 2006 and ending on 31 May 2006 and consistent with the accounting policies as adopted in the Audited Accounts;

“Manufacturer’s Representative Agreement” means the manufacturer’s representative agreement dated on or about the date of this Agreement entered into among CRL, ANST, SCL and SCBL pursuant to which SCBL is appointed as a non-exclusive manufacturer’s representative of ANST;

“Memorandum of Disclosure” means the memorandum of disclosure in form and substance satisfactory to SCL and to be delivered by the Covenantors to SCL on the date of this Agreement, specifically disclosing information constituting exceptions to the Warranties subject to the terms and conditions in the memorandum, which memorandum is to be dated no earlier than the date of delivery of the same to SCL and includes all exhibits attached to such memorandum;

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“Net Asset Value” means at any given time, the net asset value of MAT calculated in accordance with the following formula:
Net Asset Value = A - B

Where

A is the aggregate amount of assets of MAT determined by reference to then latest available audited consolidated accounts of MAT in respect of a financial year; and

B is the aggregate amount of liabilities of MAT (excluding shareholders equity) determined by reference to then latest available audited consolidated accounts of MAT in respect of a financial year.
“Ordinary Shares” means ordinary shares of US$1.00 each in the capital of MAT;

“Permitted Transferee” shall have the meaning ascribed to it in the Joint Venture Agreement;

“PRC” means the People’s Republic of China;

“Properties” means the leasehold properties set out in Schedule 10;

“Registered Agent of MAT” means Morgan & Morgan Trust Corporation Limited;

“Related Corporation” means with reference to a corporation, a corporation which is (a) the holding company of the first-mentioned corporation; (b) a Subsidiary of the first-mentioned corporation; or (c) a Subsidiary of the holding company of the first-mentioned corporation;

“SCBL” means STATS ChipPAC (BVI) Limited, a company established in the BVI that is an indirectly wholly-owned Subsidiary of SCL;

“SCC” means STATS ChipPAC Shanghai Co., Ltd, a company established in the PRC that is a wholly-owned Subsidiary of SCL;

“SCL Consideration Amount” means the sum of US$10,000,000 payable by SCL in immediately available funds on Completion for the SCL New Shares;

“SCL Director” means a Director nominated by SCL;

“SCL New Shares” means the 1,000,000 Ordinary Shares representing twenty-five per cent. (25%) of the Enlarged Issued Share Capital as at Completion to be subscribed for by SCL on the Completion Date pursuant to Clause 2;

“Shares” means the Ordinary Shares and/or securities of any other type that are, or may become, convertible or exchangeable into any equity of MAT or which can be reclassified into equity of MAT;

“Shareholders” means SCL and Wuxi CRM and “Shareholder” means any of them;

“Shareholding Proportion” in relation to any Shareholder, means, at any given time, the proportion in which the Shares for which that Shareholder is registered in MAT’s register of members bears to the total number of Shares issued in the share capital of MAT;

“SIAC” means the Singapore International Arbitration Centre;

“SIAC Rules” means the SIAC Arbitration Rules in force at the date of this Agreement;

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“Subsidiary” means any company in which a Party directly or indirectly owns more than fifty percent (50%) of the capital and voting rights of such company;

“Taxes” or “Taxation” means all forms of taxation whether of the BVI, PRC or elsewhere including all state or local taxation, past, present and deferred (including, without limitation, income tax (including net income and gross income), corporate, value added, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, estate duty, stamp duty, customs and other import or export duties, or charges of any kind whatsoever, estimated and other taxes, together with any interest and levies and all penalties, charges, costs and additions to tax, payable by or due from each JV Group Company, or any additional amounts imposed by any government, governmental agency, statutory body or any revenue authority, upon each JV Group Company;

“Transaction” includes any transaction, act, event or omission of whatever nature;

“Transaction Agreements” means, this Agreement, the Joint Venture Agreement, the Assets Sale and Purchase Agreement, Manufacturer’s Representative Agreement and the Deed of Indemnity, and all ancillary documents with respect thereto, and “Transaction Agreement” means any one of them;

“Warranties” means the representations and warranties made by the Covenantors contained or referred to in Clause 5 and Schedule 8 of this Agreement;

“Wuxi Consideration Amount” means US$11,792,529 payable by Wuxi CRM in immediately available funds on Completion for the Wuxi New Shares;

“Wuxi CRM (PRC)” means Wuxi China Resources Microelectronics Co., Ltd.;

“Wuxi New Shares” means the 2,999,999 Ordinary Shares representing approximately seventy-five per cent. (75%) of the Enlarged Issued Share Capital as at Completion to be subscribed for by Wuxi CRM on the Completion Date pursuant to Clause 2; and

“US$” or “US Dollars” means the lawful currency of the United States of America.

1.2	Any reference in this Agreement or the Schedules to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any Transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

1.3	Any reference to “accounts” shall include the directors’ reports, relevant balance sheets and profit and loss accounts together with all documents which are or would be required by law to be annexed to the accounts of MAT to be laid before MAT in general meeting for the accounting period in question prepared in accordance with the Hong Kong Accounting Standards.
1.4	(a) The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
(b)	Any reference in this Agreement to “this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties.

(c)	Unless the context otherwise requires, words importing the singular shall include the

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plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter), and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.
(d)	The expression “financial year” means a period in respect of which an audited profit and loss account of MAT has or is to be prepared for the purpose of laying before MAT at its annual general meeting, whether that period is a year or not.

(e)	A reference to a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month.

(f)	The words “written” and “in writing” include any means of visible reproduction. References to “Recitals”, “Clauses”, and “Schedules” are to the recitals, clauses of, and the schedules to, this Agreement (unless the context otherwise requires). Any reference to a “paragraph” is to a reference to a paragraph of the Clause in which such reference appears. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.
1.5	Any thing or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation to be done falls on a day which is not a Business Day.

1.6	Unless otherwise specified, all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.
2.	ISSUE AND SUBSCRIPTION OF NEW SHARES
2.1	Subject to the terms and conditions of this Agreement, on the Completion Date, in accordance with Clause 4:
(a)	SCL shall make an unconditional application in writing to MAT for the allotment to SCL upon payment of the SCL Consideration Amount for the SCL New Shares and SCL shall pay the SCL Consideration Amount to MAT; and

(b)	Wuxi CRM shall make an unconditional application in writing to MAT for the allotment to Wuxi CRM upon payment of the Wuxi Consideration Amount for the Wuxi New Shares and Wuxi CRM shall pay the Wuxi Consideration Amount to MAT.
2.2	The Parties agree that upon Completion, the Shareholding Proportion of each of the Shareholders shall be as set out below:

Name of Shareholder	Number of Ordinary Shares	Shareholding Proportion

SCL	1,000,000	25%
Wuxi CRM	3,000,000	75%

	4,000,000	100%

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2.3	The SCL New Shares and the Wuxi New Shares shall upon allotment and issue, rank pari passu in all respects with each other and the existing Ordinary Shares of MAT.
3.	INTENTIONALLY OMITTED
4.	COMPLETION
4.1	Completion shall take place on the Completion Date at the offices of CRL at China Resources Building, 26 Harbour Road, Wanchai, Hong Kong (or at such other place as the Parties may agree) where all of the events described below shall occur.

4.2	On or prior to Completion, the Covenantors shall deliver or caused to be delivered:
(a)	to SCL and Wuxi CRM, certified true copies of the shareholders’ resolutions of MAT approving:
(i)	authorising (or ratifying, where applicable) the execution and delivery of this Agreement and each Transaction Agreement to which it is a party and the execution thereof, where necessary, under the common seal of MAT;

(ii)	the increase in the authorised share capital of MAT to US$4,000,000 divided into 4,000,000 Ordinary Shares;

(iii)	the adoption of the Amendments;

(iv)	the allotment and issue of the SCL New Shares to SCL; and

(v)	the allotment and issue of the Wuxi New Shares to Wuxi CRM.
(b)	to SCL and Wuxi CRM, confirmation from the Registered Agent of MAT that the Amendments have been filed with the BVI Registry;

(c)	to SCL, the definitive share certificates in respect of the SCL New Shares;

(d)	to Wuxi CRM, the definitive share certificates in respect of the Wuxi New Shares;

(e)	to SCL and Wuxi CRM, certified true copies of the resolutions passed by the board of directors of MAT:
(i)	approving the allotment and issue of the SCL New Shares to SCL;

(ii)	approving the allotment and issue of the Wuxi New Shares to Wuxi CRM;

(iii)	approving the entry into of the register of members of MAT, the name of SCL as the holder of the SCL New Shares and the making of such other entries into other corporate records of MAT as may be necessary;

(iv)	approving the entry into of the register of members of MAT, the name of Wuxi CRM as the holder of the Wuxi New Shares and the making of such other entries into other corporate records of MAT as may be necessary;

(v)	appointing Ng Chong Meng as or such other person nominated by SCL as notified to MAT in writing as its Director, with effect from the Completion Date and approving the entry into the Register of Directors of MAT, the name of Ng

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Chong Meng as a new Director and the making of such other entries into other corporate records of MAT as may be necessary; and
(vi)	authorising (or ratifying, where applicable) the execution and delivery of this Agreement and each Transaction Agreement to which it is a party and the execution thereof, where necessary, under the common seal of MAT;
(f)	to SCL and Wuxi CRM, certified true copies of resolutions passed by the board of directors of ANST, and such other documents as may be required to effect the following:
(i)	appointing Ng Chong Meng, or such other person nominated by SCL as notified to ANST in writing as its Director; and

(ii)	authorising (or ratifying, where applicable) the execution and delivery of each Transaction Agreement to which it is a party and the execution thereof, where necessary, under the company stamp of ANST;
(g)	to SCL, certified true copies of the resolutions passed by the board of directors of each Covenantor authorising (or ratifying, where applicable) the execution and delivery by such Covenantor of each Transaction Agreement to which it is a party, and all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof (where necessary) under the common seal of each Covenantor;

(h)	[intentionally omitted];

(i)	to SCL and Wuxi CRM, such waivers or consents as may be necessary to enable (i) SCL to be registered in the register of members of MAT as holders of any and all of the SCL New Shares; and (ii) Wuxi CRM to be registered in the register of members of MAT as holders of any and all of the Wuxi CRM New Shares;

(j)	to SCL, the Deed of Indemnity, duly executed by each of the Covenantors;

(k)	to SCL, the Director Indemnity Letter, duly executed by MAT and ANST;

(l)	to SCL, the Joint Venture Agreement, duly executed by the Covenantors;

(m)	to SCL, the Asset Sale and Purchase Agreement, duly executed by ANST and CRL; and

(n)	to SCL, the Manufacturer’s Representative Agreement, duly executed by ANST and CRL.
4.3	On Completion and against compliance with the provisions of Clause 4.2:
(a)	each of SCL and Wuxi CRM shall respectively pay the SCL Consideration Amount and the Wuxi Consideration Amount to MAT by telegraphic transfer of the amount payable to an account designated by MAT (and notified to SCL and Wuxi CRM not later than two (2) Business Days prior to the Completion Date) or a cashier’s order or banker’s draft drawn on a bank licensed in Singapore and made out in favour of MAT, or in such other manner as may be agreed between MAT, SCL and Wuxi CRM in writing; and

(b)	SCL shall deliver or caused to be delivered:
(i)	to the Covenantors, the Deed of Indemnity duly executed by SCL;

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(ii)	to the Covenantors and ANST, the Joint Venture Agreement duly executed by SCL;

(iii)	to ANST and CRL, the Asset Sale and Purchase Agreement duly executed by SCC and SCL;

(iv)	to ANST and CRL, the Manufacturer’s Representative Agreement duly executed by SCBL and SCL; and

(v)	to the Covenantors and ANST, certified true copies of the resolutions passed by the board of directors of each of SCL, SCC and SCBL authorising (or ratifying, where applicable) the execution and delivery by SCL, SCC or SCBL of each Transaction Agreement to which it is a party, and all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof (where necessary) under the common seal of each of SCL, SCC or SCBL.
4.4	No Party shall be obliged to perform any of its obligations under Clauses 4.2 and 4.3 unless each of the other Parties performs its obligations under such Clauses.

4.5	Without prejudice to any other remedies available, if in any respect the provisions of this Clause 4 are not complied with by any of the Parties on the Completion Date, the Party(ies) not in default may (in addition to and without prejudice to all other rights or remedies or remedies available to the terminating Party(ies) including the right to claim damages):
(a)	defer Completion to a date not more than twenty-eight (28) days after the Completion Date (and so that the provisions of this Clause shall apply to Completion as so deferred); or

(b)	effect Completion so far as practicable having regard to the defaults which have occurred (without prejudice to their rights hereunder); or

(c)	rescind this Agreement.
5.	WARRANTIES
5.1	Each of the Covenantors hereby jointly and severally represents, warrants and undertakes to and with SCL (with the intent that the provisions of this Clause 5.1 shall continue to have full force and effect notwithstanding Completion) that:
(a)	all waivers or consents as may be necessary to enable (i) SCL to be registered as holder of any and all of the SCL New Shares; (ii) Wuxi CRM to be registered as holder of any and all of the Wuxi New Shares; and (iii) for the Transactions to be undertaken as contemplated under this Agreement have been obtained;

(b)	all licences, authorisations, orders, grants, confirmations, permissions, registrations, consents and other approvals required under any and all applicable laws for:
(i)	the subscription by, and the allotment and issue of the SCL New Shares to, SCL; and

(ii)	the subscription by, and the allotment and issue of the Wuxi New Shares to, Wuxi CRM, and to give effect to the Transactions contemplated under this Agreement (including, without limitation, such waivers as may be necessary of terms which would otherwise constitute a default under any instrument, contract, document or agreement to which

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any JV Group Company is a party or by which any JV Group Company or its assets are bound) have been obtained, and such licences, authorisations, orders, grants, confirmations, permissions, registrations, consents and other approvals are in full force and effect;
(c)	on Completion, the SCL New Shares shall have been authorised, allotted, validly issued and fully paid-up and are free from Encumbrances, and shall represent, twenty-five per cent. (25%) of the Enlarged Issued Share Capital as at Completion;

(d)	on Completion, MAT shall have Net Asset Value of not less than US$40,000,000;

(e)	the information on the share capital of the respective JV Group Companies as set out in Schedule 2 will be implemented by Completion and will be true and accurate in all respects at Completion;

(f)	the current shareholding structure of the JV Group Companies as set out in Schedule 3 is true and accurate in all respects;

(g)	save as disclosed in paragraph 5.7 of the Memorandum of Disclosure as at Completion Date, it has not directly or indirectly carried on (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business similar to or competitive with the business of ANST in any countries where ANST currently carries on its business and/or sells its products;

(h)	it has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, and to consummate the Transactions contemplated under this Agreement and such Transaction Agreements and all such other agreements and obligations entered into and undertaken in connection with the Transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:
(i)	result in a breach of its memorandum and articles of association and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it or any JV Group Company is a party or by which it, any JV Group Company or their respective assets are bound; and/or

(ii)	result in a breach of any material law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it or any JV Group Company is a party or by which it, any JV Group Company or their respective assets are bound, whether in the PRC, Hong Kong, the BVI or elsewhere,
(i)	as at the Completion Date, none of the Covenantors, the JV Group Companies have received notice of any injunction or other order, directive or notice restraining or prohibiting the consummation of the Transactions contemplated by this Agreement and there is no action seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, which is pending or any such injunction, other order or action which is threatened;

(j)	the information relating to the JV Group Companies as set out in Schedule 1 is true and accurate in all respects as at the date of this Agreement and there is no information the omission of which in Schedule 1 might make such information misleading or inaccurate in any respect;

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(k)	each JV Group Company is a company duly incorporated and validly existing under the laws of its place of incorporation and has all requisite power and authority (corporate and otherwise) to own its properties and assets and carry on its business as now being conducted; and

(l)	each of the Warranties is true and accurate in all respects save as specifically disclosed in the Memorandum of Disclosure as at Completion Date.
5.2	Each of the Covenantors hereby jointly and severally represents and warrants to SCL in the terms set out in Schedule 8, subject only to:
(a)	any specific exceptions disclosed in the Memorandum of Disclosure as at Completion Date with regard to the specific Warranty referenced therein; and

(b)	any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of SCL.
The provisions in Schedule 9 shall operate to limit the liability of the Covenantors under and in respect of the Warranties, as appropriate. The Warranties shall accordingly have effect subject to and as qualified by the terms of Schedule 9.

5.3	Each of the Covenantors jointly and severally further warrants and undertakes to and with SCL (with the intent that the provisions of this Clause 5.3 shall continue to have full force and effect notwithstanding Completion) that:
(a)	all Warranties contained herein will be fulfilled and will be true and correct at Completion in all respects as if they had been given afresh at Completion;

(b)	in relation to any Warranty which refers to the knowledge, information or belief of the Covenantors, that it has made due and proper enquiry into the subject matter of that Warranty; and

(c)	for the avoidance of doubt, save as otherwise provided, all Warranties shall be construed and determined without regard to any materiality or knowledge qualification.
5.4	Each of the Covenantors acknowledges that SCL has entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

5.5	Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement or any other paragraph of Schedule 8.

5.6	Save for this Clause 5 and Schedule 8, none of the Parties makes any other representations or warranties, express or implied, to the other Parties and each of the Parties acknowledges to the other Parties that it has not relied on or been induced by any other warranties or representations made by the other Parties or its or their respective agents or representatives to enter into this Agreement.

5.7	The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by SCL.

5.8	SCL hereby represents, warrants and undertakes to and with each of the Covenantors (with the intent that the provisions of this Clause 5.8 shall continue to have full force and effect notwithstanding Completion) that:

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(a)	it has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, and to consummate the Transactions contemplated under this Agreement and such Transaction Agreements and that this Agreement and all such Transaction Agreements constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:
(i)	result in a breach of its memorandum and articles of association and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)	result in a breach of any material law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound in Singapore or elsewhere.
(b)	as at the Completion Date, SCL has not received notice of any injunction or other order, directive or notice restraining or prohibiting the consummation of the Transactions contemplated by this Agreement and there is no action seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, which is pending or any such injunction, other order or action which is threatened.
6.	COVENANTS AND UNDERTAKINGS
6.1	Each of the Covenantors hereby jointly and severally undertakes to and covenants with SCL (with the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion):
(a)	to execute and deliver, and procure the execution and delivery, of a lease agreement, in form and content satisfactory to the Parties, between Wuxi CRM (PRC) and ANST relating to the sole and exclusive rental, occupation and use of the Property (as may be renovated, upgraded, expanded or otherwise improved from time to time) at market rate for a term to be agreed by Wuxi CRM (PRC) and ANST, and this lease will provide inter alia the obligations of Wuxi CRM (PRC) to ensure that the utilities are available, and to comply and ensure compliance with such lease agreement at all times;

(b)	to renovate, upgrade, expand or otherwise improve the Property, at its sole cost and expense, for the benefit and use of ANST as ANST may reasonably require from time to time. All such renovations, upgrading, expansion and improvements shall be undertaken by ANST at its expense and shall form part of ANST’s assets. Any renovations, upgrading, expansion and improvements undertaken by CRL or any related persons shall form part of their assets but shall be irrevocably and unconditionally granted to ANST for its sole and exclusive use;

(c)	to procure ANST to take all commercially reasonable steps at all times and from time to time to maintain the ISO9002 and ISO14000 certifications awarded by LRQA (Lloyd’s Register Quality Assurance);

(d)	to procure that the proceeds from the SCL Consideration Amount and the Wuxi Consideration Amount shall unless otherwise agreed to by the Parties in writing be expended solely to increase the registered capital of ANST from RMB100,000,000 to the RMB equivalent of US$40,000,000 and accordingly, the corresponding total investment amount of ANST shall be increased from RMB238,000,000 to such

12

minimum amount permitted under PRC law to enable the aforesaid increase in the registered capital of ANST;
(e)	to procure that all licenses and permits of any JV Group Company that have expired shall be renewed and obtained as soon as practicably possible but in any event within six (6) months from the Completion Date and maintained thereafter; and

(f)	to cause the articles of association of ANST to be amended to make the articles of association of ANST consistent with the provisions of the terms of the Joint Venture Agreement as soon as practically possible but in any event within six (6) months from the Completion Date.
6.2	Each of the Covenantors (other than Wuxi CRM) hereby jointly and severally undertakes to and covenants with SCL (with the intent that the provisions of this Clause 6.2 shall continue to have full force and effect notwithstanding Completion) that at any time after the date of this Agreement, each JV Group Company and Wuxi CRM will not and will not cause or allow (i) the use of any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; and/or (iii) make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.3	Each and every obligation under this Clause 6 is a separate and independent primary obligation and shall survive and shall not be extinguished in any way by Completion. Each and every obligation shall be severally enforceable.
7.	INTENTIONALLY OMITTED
8.	INDEMNITY
8.1	Each of the Covenantors jointly and severally and irrevocably undertakes to keep SCL and its Subsidiaries, and their respective officers, directors, employees (the “Indemnifed Persons”) fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever that any Indemnified Person may incur or suffer in connection with or arising from:
(a)	any actual breach of any of the Warranties;

(b)	the conduct of the business of the JV Group Companies prior to Completion (other than any breach of any Warranty under (a) above),
Provided that:
(i)	the provisions in Schedule 9 shall operate to limit the liability of the Covenantors under and in respect of this Clause 8.1 (save where certain provisions in Schedule 9 are specified not to apply to certain claims); and

(ii)	no liability on the part of any Covenantor shall arise under Clause 8.1 in respect of any losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses that such Indemnified Person may incur or suffer in connection with or arising from any matter which has been disclosed in the Memorandum of Disclosure to the extent specifically referenced in the Memorandum of Disclosure.
8.2	In the event of default by a Party (or any of them) in the payment on demand of any sum due under this Agreement determined by agreement or pursuant to an order of court or by SCL’s auditors hereunder, the liability of the Parties (or any of them) shall be increased to include

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interest on such sum from the due date of payment of such sum by the Parties towards satisfaction of any liability of such Party under or pursuant to this Agreement to the date of actual payment by such Party (as well after as before judgment) at a rate per annum being two per cent. (2%) above 6-month LIBOR rate for US$ quoted by The Hongkong and Shanghai Banking Corporation Limited, Singapore (or any successor entity thereof) from time to time. Interest determined in accordance with this Clause 8.2 shall be calculated on the basis of a 360-day year and on the actual number of days elapsed and shall accrue from day to day.
8.3	Where any Party is required by law to make any deductions or withholding from any sum payable to any other Party(ies) under this Agreement, such Party required to make the deductions or withholding shall forthwith pay to the other Party(ies) such additional amount or amounts so as to ensure that the net amount received by the other Party(ies) shall be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made.

8.4	Any liability to any Party hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by such Party in its absolute discretion without in any way prejudicing or affecting its rights against the other Parties. Any release or waiver or compromise shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.
9.	CONFIDENTIALITY
9.1	Each Party shall (and shall procure that its agents and where applicable its officers and employees shall) at all times use all reasonable endeavours to keep confidential any Confidential Information which it may acquire in relation to any other Party or in relation to the clients, business or affairs of any other Party and shall not use or disclose such information to any other person except with the prior written consent of that other Party or in accordance with the order of a court of competent jurisdiction or of any governmental or regulatory authority (whether in Singapore or elsewhere).

9.2	Notwithstanding Clause 9.1, the confidentiality obligation shall not apply to:
(a)	any information obtained from any Party which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party or any of their agents, advisers, directors, officers, employees or representatives;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, the Hong Kong Stock Exchange or any other relevant stock exchange or securities council);

(c)	any information disclosed by any of the Parties to their respective bankers, financial advisers and consultants for the purpose of this Agreement; and

(d)	any information disclosed by a Party to the directors, officers, employees, agents, advisors or investors of such Party on terms that such directors, officers, employees, bankers, financial advisers and consultants undertake to comply with the provisions of this Clause in respect of such information as if they were a party to this Agreement,
9.3	The Covenantors shall procure that ANST shall and the officers, employees of ANST shall observe a similar obligation of confidence in favour of the Parties.

9.4	The obligations contained in this Clause shall endure, notwithstanding the termination of this Agreement, without limit in point of time except and until any Confidential Information enters the

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public domain as set out above.
10.	ANNOUNCEMENTS
Save as may be required to be disclosed pursuant to any applicable laws or to any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, the Hong Kong Stock Exchange or any other relevant stock exchange or securities council), none of the Parties shall make or authorise the making of any announcement concerning the subject matter of this Agreement unless the other Parties shall have given their written consent to such announcement (such consent not to be unreasonably withheld).
11.	COSTS
Each Party shall bear its costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements (and all other ancillary agreements and documents pursuant thereto) (including stamp fees (if any), legal and accounting fees, due diligence fees, ancillary costs and expenses of the Parties relating thereto).
12.	GENERAL
12.1	This Agreement shall be binding upon and enure for the benefit of the successors permitted assignees and/or nominees of the Parties. Each of the Covenantors agrees that SCL shall be entitled to assign the benefit of the Warranties and any covenants and undertakings herein and any cause of action in connection therewith and all or part of its rights or transfer all or part of its obligations under this Agreement to any Permitted Transferree holding shares in MAT for the time being. Any such Permitted Transferee shall be entitled to the full benefit of this Agreement to the same extent as if it were an original Party in respect of the rights or obligations assigned or transferred to it. Any reference in this Agreement to SCL shall be construed accordingly. The Covenantors may not assign or transfer all or part of its rights and obligations under this Agreement to any party except that CRL may assign and transfer its rights and obligations under this Agreement in the manner set out in Clause 12.2 below.

12.2	The Parties acknowledge that CRL may, but shall not be obliged to undertake an internal corporate restructuring exercise involving CRL and its Related Corporations but not involving any change of ultimate shareholding control of CRL (a “Restructuring Exercise”). The Parties hereby agree that notwithstanding Clause 12.1, CRL may (but shall not be obliged to) transfer or assign its rights and obligations under this Agreement to its successor entity pursuant to the Restructuring Exercise (“CRL Successor Entity”) and no consent shall be required from any Party in respect of such assignment or transfer of CRL’s rights and obligations Provided that (i) such CRL Successor Entity’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) at the time of such assignment or transfer of CRL’s rights and obligations shall not be less than CRL’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) as of the date of this Joint Venture Agreement, based on CRL’s audited accounts for the financial year ended 31 December 2005; and (ii) not less than one (1) month prior to any such assignment or transfer, CRL has permitted SCL’s independent external auditors to, at the sole cost and expense of CRL, undertake a limited review of the financial statements of CRL Successor Entity for the sole purpose of determining its net asset value. The opinion of SCL’s independent external auditors shall be final, conclusive and binding on CRL and SCL.

12.3	The provisions of this Agreement including the Warranties herein contained (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect

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notwithstanding Completion. Completion shall not prejudice any rights of any of the Parties which may have accrued hereunder prior to Completion.
12.4	Each of the Covenantors shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement, and shall use reasonable endeavours and at the cost of SCL to provide such assistance and records as SCL may reasonably request in connection with any tax return, tax investigation or audit, judicial or administrative proceeding or other similar matter relating to the JV Group Companies.

12.5	This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Agreement. The Parties agree that no variations or modifications shall be made to this Agreement unless agreed to by the Parties in writing. Nothing in this Clause 12.5 shall however operate to limit or exclude liability for fraud.

12.6	Save as expressly provided herein, any right of termination conferred upon any Party shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

12.7	As all Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against any Party drafting this Agreement shall not apply.

12.8	The Contract (Rights of Third Parties) Act, Chapter 53B of Singapore (the “Act”) shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified in, or form part of a class of persons so named, referred to or identified in, this Agreement) shall have no right whatsoever under the Act to enforce this Agreement or any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.
13.	ILLEGALITY
The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
14.	NOTICES
Any notice required to be given by a Party to the other Parties shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and telefax numbers of the Parties are:

SCL	:	STATS ChipPAC Ltd.

Fax Number	:	+ 65 6720 7829

Address	:	10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore 569059

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Attention	:	Mr. Choong, Chan Yong, Vice President, Corporate Strategy

With a copy to	:	Ms. Taylor, Janet, General Counsel

CRL		China Resources Logic Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	: :	Mr. Wang Guoping, Director and Chief Executive Officer
MAT	:	Micro Assembly Technologies Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

Wuxi CRM	:	Wuxi China Resources Microelectronics (Holdings) Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer
Any such notice or communication shall be deemed to have been served:
(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.
15.	REMEDIES AND WAIVERS
No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise

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of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
16.	TIME OF ESSENCE
Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time shall be of the essence.
17.	FORCE MAJEURE
Save as is otherwise specifically provided in this Agreement, the Parties shall not be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including but not limited to acts of God, acts of civil or military authority, fires, strikes, lockouts or labour disputes, epidemics, governmental restrictions, wars, riots, earthquakes, storms, typhoons, floods and breakdowns in electronic and computer information and communications systems and in the event of any such delay the time for any Party’s performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due despatch in the circumstances.
18.	COUNTERPARTS
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.
19.	GOVERNING LAW AND ARBITRATION
19.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

19.2	In case any dispute or difference shall arise between the Parties as to the construction of this Agreement or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.

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IN WITNESS WHEREOF the Parties have hereunto set their hands.

SCL

SIGNED by Tan Lay Koon for and on behalf of STATS ChipPAC Ltd. in the presence of:	) ) ) ) )	/s/ Tan Lay Koon

Name: Tan Lay Koon Title: President & CEO

Name: Title:

CRL

SIGNED by Wang Guoping for and on behalf of China Resources Logic Limited in the presence of:	) ) ) ) )	/s/ Wang Guoping

Name: Wang Guoping Title: Director and Chief Executive Officer

Name: Title:

MAT

SIGNED by Wang Guoping for and on behalf of Micro Assembly Technologies Limited in the presence of:	) ) ) ) )	/s/ Wang Guoping

Name: Wang Guoping Title: Director and Chief Executive Officer

Name: Title:

Wuxi CRM

SIGNED by Wang Guoping for and on behalf of Wuxi China Resources Microelectronics (Holdings) Limited in the presence of:	) ) ) )	/s/ Wang Guoping

Name: Wang Guoping Title: Director and Chief Executive Officer

Name: Title:

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SCHEDULE 1
PARTICULARS OF WUXI CRM

(a)	International Business Company Number:	510317

(b)	Registered Office:	Pasea Estate, Road Town, Tortola, British Virgin Islands

(c)	Date and Place of Incorporation:	23 August 2002, British Virgin Islands

(d)	Authorised Share Capital:	US$50,000.00 divided into 50,000 shares

(e)	Issued Share Capital:	US$4.00

	Fully Paid-up Share Capital:	US$4.00

(f)	Par Value:	US$1.00

(g)	Shareholders:

	Name	Number of Shares	Percentage of issued share held

	China Resources Microelectronics (Holdings) Limited	4	100%

(h)	Directors:	Mr. ZHU Jinkun

Mr. ONG Thiam Kin

Mr. YU Yu

(i)	Registered Agent:	Morgan & Morgan Trust Corporation Limited

(j)	Auditors:	Deloitte & Touche

(k)	Financial Year:	31 December

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PARTICULARS OF MAT (PRIOR TO COMPLETION)

(a)	International Business Company Number:	548365

(b)	Registered Office:	Pasea Estate, Road Town, Tortola, British Virgin Islands

(c)	Date and Place of Incorporation:	17 June 2003, British Virgin Islands

(d)	Authorised Share Capital:	US$4,000,000 divided into 4,000,000 shares

(e)	Issued Share Capital:	US$1.00

	Fully Paid-up Share Capital:	US$1.00

(f)	Par Value:	US$1.00

(g)	Shareholders:

	Name	Number of Shares	Percentage of issued share held

	Wuxi CRM	1	100%

(h)	Directors:	Mr. YU Yu

Mr. ONG Thiam Kin

Ms. WANG Pei Hui

(i)	Registered Agent:	Morgan & Morgan Trust Corporation Limited

(j)	Auditors:	Deloitte & Touche

(k)	Financial Year:	31 December

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PARTICULARS OF ANST

(a)	Registered Office:	Building 2-1 C, Information Industry and Technology Zone, No. 21 Changjiang Road, Wuxi New District
(CHINESE CHARACTERS)

(b)	Date and Place of Incorporation:	23 December 2003; Wuxi, the PRC

(c)	Total Investment:	RMB238,000,000

(d)	Registered Capital:	RMB100,000,000

	Fully Contributed Registered Capital:	RMB100,000,000

(e)	Shareholders:	Registered Capital	Percentage of registered capital held

	MAT	RMB100,000,000	100%

(f)	Directors:	Wang Guoping (CHINESE CHARACTERS) (Chairman)

Yu Yu (CHINESE CHARACTERS)

Tang Li Qiang (CHINESE CHARACTERS)

Wang Pei Hui (CHINESE CHARACTERS)

Zhang Xiao Jian (CHINESE CHARACTERS)

(g)	Auditors:	Jiangsu Gong Zheng Certified Public Accountants Co., Ltd. (CHINESE CHARACTERS)

(h)	Financial Year:	31 December

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SCHEDULE 2
INFORMATION ON THE SHARE CAPITAL OF THE JV GROUP COMPANIES AT COMPLETION
MAT

	Ordinary Shares	Percentage Share-holding (%)
Wuxi CRM	3,000,000	75
SCL	1,000,000	25

Total	4,000,000	100
ANST

	Registered Capital as at the date	Percentage Shareholding (%)
	hereof
MAT	RMB100,000,000	100

Total	RMB100,000,000	100

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SCHEDULE 3
Current Company Structure

华润励致有限公司 ("CRL") Bermuda
China Resources Logic Limited
100% legal and beneficial
CRT (BVI) Limited BVI
100% legal and beneficial
华润微电子（控股）有限公司 ("CRM") BVI
China Resources Microelectronics (Holdings) Limited
100% legal and beneficial
无锡华润微电子（控股）有限公司 ("Wuxi CRM") BVI
Wuxi China Resources Microelectronics (Holdings) Limited
100% legal and beneficial
曼安森技术有限公司 ("MAT") BVI
Micro Assembly Technologies Limited ("MAT")
100% legal and beneficial
无锡华润安盛科技有限公司 PRC
Wuxi CR Micro-Assemb Tech. Ltd. ("ANST")

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SCHEDULE 4
AMENDMENTS TO ARTICLES OF ASSOCIATION OF MAT

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TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE INTERNATIONAL BUSINESS COMPANIES ACT
Cap. 291 of the laws of the British Virgin Islands
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
of
MICRO ASSEMBLY TECHNOLOGIES LIMITED
(Adopted by Member’s Resolution dated [●] 2006)
PRELIMINARY
1. Intentionally omitted.
Interpretation
2. In these Articles, if not inconsistent with the subject or context, the words standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof —

WORDS		MEANINGS

the “Act”	..	The International Business Companies Act Cap. 291 of the laws of the BVI or from 1 January 2007, the Business Companies Act, 2004 of the British Virgin Islands which replaces the International Business Companies Act, Cap. 291 of the laws of the BVI, including any statutory modification, amendment or re-enactment thereof for the time being in force or any and every other act for the time being in force concerning companies and affecting the Company and any reference to any provision of the Act is to that provision as so modified, amended or re-enacted or contained in any such subsequent legislation.

“ANST”	..	Wuxi CR Micro-Assemb Tech Ltd, a company incorporated in the PRC and having its registered address at New District Science & Technology Park Ximei Road, B-27, Wuxi 214112, Jiangsu, the PRC, a wholly-owned subsidiary of the Company.

these “Articles”	..	These Articles of Association or other regulations of the Company for the time being in force.

“Board”	..	the board of directors, for the time being, of the Company.

“BVI”	..	British Virgin Islands.

the “Company”	..	The abovenamed Company by whatever name from time to time called.

“Control”	..	the authority, whether exercised or not, to control a

1

person’s business and affairs, which authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent. (50%) of the votes entitled to be cast or to control the composition of the board of directors and references to “is Controlled by” and “is under the Control of” shall be construed accordingly;

“CRL”	..	China Resources Logic Limited (Company Registration No. 19963), a company incorporated in Bermuda and having its principal business address at Rooms 4003-06, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong;

“CRM Shareholders”	..	CRL and its subsidiaries who are part of the shareholding structure of Wuxi CRM which collectively directly and indirectly own and Control not less than fifty per cent. (50%) of the issued share capital of Wuxi CRM.

“Defaulting Party”	..	A Member shall be a “Defaulting Party” for the purpose of any existing shareholders agreement or these Articles if:

(a) it shall commit any breach of any of its obligations under any existing shareholders agreement made between the Members and shall fail to remedy such breach (if capable of remedy) within sixty (60) days after being given notice by a Member to do so; or

(b) if it shall go into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the other Members(s), such consent not to be unreasonably withheld) or if a petition shall be presented or an order made from the appointment of an administrator in relation to the it or if a receiver, administrative receiver, judicial manager or manager shall be appointed over any part of its assets or undertaking and such appointment is not revoked within thirty (30) days from the date of such appointment or if any event analogous to any of the foregoing shall occur in any jurisdiction; or

(c) if it shall make a general assignment or any composition or arrangement with or for the benefit of its creditors; or

(d) if it shall sell, transfer, lease or otherwise dispose of the whole or substantially the whole of its assets, rights and undertaking other than pursuant to an internal corporate restructuring exercise that would not adversely affect the business of ANST.

“Director”	..	means any person acting as a director of the

2

Company and includes any person duly appointed and acting for the time being as an Alternate Director.

“Dividend”	..	Includes bonus.

“Encumbrances”	..	Any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, options, rights of first refusal and any other encumbrance or condition whatsoever.

“JV Group”	..	the Company and ANST, and “JV Group Company” means any one of them.

“Member”	..	A member of the Company.

“Month”	..	Calendar month.

“Net Asset Value”	..	in relation to any Share at any given time, the net asset value of such Share calculated in accordance with the following formula:

Net Asset Value = (A — B)/C

Where

A is the aggregate amount of assets of the Company determined by reference to then latest available audited consolidated accounts of the Company in respect of a financial year;

B is the aggregate amount of liabilities of the Company (excluding shareholders equity) determined by reference to then latest available audited consolidated accounts of the Company in respect of a financial year; and

C is the total number of issued Shares at such time.

“Office”	..	The Registered Office of the Company for the time being.

“Option Shares”	..	all such Shares beneficially owned by SCL (whether by way of subscription or purchase or otherwise howsoever) as at the date of the Put Option Notice.

“Ordinary Resolution”	..	a Members’ resolution passed by a simple majority of such Members.

“Paid Up”	..	means shares credited as paid up.

“Permitted Transferee”	..	any company within the SCL or CRL group of companies (as the case may be) whereby SCL or CRL, directly or indirectly, through one or more intermediaries, owns more than fifty percent (50%) of such company’s capital and equivalent voting rights.

3

“PRC”	..	People’s Republic of China.

“Put Option Period”	..	the period commencing on 1 January 2011 and ending on the date falling five (5) years thereafter, such five (5) years periods to be automatically renewed unless terminated in writing by SCL;

“Register”	..	The Register of Members.

“Related Corporation”	..	reference to a corporation, a corporation which is (a) the holding company of the first-mentioned corporation; (b) a Subsidiary of the first-mentioned corporation; or (c) a Subsidiary of the holding company of the first-mentioned corporation;

“SCL Director”	..	the Director nominated by SCL pursuant to the terms of any existing shareholders agreement and/or these Articles.

“SCL”	..	STATS ChipPAC Ltd (Company Registration No. 199407932D), a company incorporated in Singapore and having its corporate headquarters address at 10 Ang Mo Kio Street 65, Techpoint #05-17/20, Singapore.

“Seal”	..	The Common Seal of the Company or in appropriate cases the Official Seal or duplicate Common Seal.

“Secretary”	..	The Secretary or Secretaries appointed under these Articles and shall include any person entitled to perform the duties of Secretary temporarily.

“Securities”	..	Shares and options which enable any person to take up unissued shares in the capital of the Company.

“Shares”	..	means ordinary shares of US$1 each in the capital of the Company;

“Shareholding Proportion”	...
In relation to any Member, means, at any given time, the proportion in which the Shares in the Company for which that Member is registered in the Company’s Register bears to the total number of Shares issued in the capital of the Company.

“Special Resolution”	..	a Members’ resolution passed by a majority of not less than three-fourths of such Members.

“Subsidiary”	..	any company in which a person directly or indirectly owns more than fifty percent (50%) of such company’s capital and voting rights of such company.

“Transfer”	..	any voluntary or involuntary sale, assignment, conveyance, pledge, encumbrance, hypothecation, gift, distribution or other disposition or transfer.

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“Transfer Terms”	..	the entire legal and beneficial interest in all the Option Shares shall be sold and purchased free from any Encumbrance and together with all rights attaching thereto as at the date of exercise of the Put Option or at any time thereafter and the consideration for the Option Shares shall be the Net Asset Value thereof.

“US$” or “US Dollars”	..	the lawful currency of the United States of America.

“Writing” and “Written”	..	Includes printing, lithography, typewriting and any other mode of representing or reproducing words in a visible form.

“Wuxi CRM”	..	Wuxi China Resources Microelectronics (Holdings) Limited (International Business Company Number 510317), an International Business Company incorporated in BVI and having its registered office at Pasea Estate, Road Town, Tortola, BVI.

“Wuxi CRM Director”	..	the Director nominated by Wuxi CRM pursuant to the terms of any existing shareholders agreement and/or these Articles.

“Year”	..	Calendar Year.
     Words denoting the singular number only shall include the plural and vice versa.
     Words denoting the masculine gender only shall include the feminine gender.
     Words denoting persons shall include corporations.
     The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of these Articles.

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BUSINESS
Business of the Company.
3. Subject to the provisions of the Act and Article 55A, the business of the Company shall unless and until the Members otherwise agree be confined to being an investment holding company holding 100% equity interest in ANST, which is an integrated circuit assembly and test foundry provider.
PRIVATE COMPANY
Limited number of members, no public subscription, and restrictions on the transfer of shares.
4. The Company is a private company, and accordingly:
(a)	no invitation shall be issued to the public to subscribe for any shares or debentures of the Company;

(b)	the number of the Members of the Company (not including persons who are in the employment of the Company or of its Subsidiary and persons who having been formerly in the employment of the Company or of its Subsidiary were while in the employment and have continued after the determination of that employment to be Members of the Company) shall be limited to fifty Provided that for the purposes of this provision where two or more persons hold one or more shares in the Company jointly they shall be treated as a single Member;

(c)	the right to transfer the shares of the Company shall be restricted in the manner hereinafter appearing; and

(d)	any invitation to the public to deposit money with the Company for fixed periods or payable at call whether bearing interest or not bearing interest is prohibited.
SHARES
Authorised Share Capital.
5. The authorised share capital of the Company is US$4,000,000 divided into 4,000,000 Shares.
Prohibition of dealing in its own shares.
6. Except as is otherwise expressly permitted by the Act, the Company shall not give, whether directly or indirectly and whether by means of the making of a loan, the giving of a guarantee, the provision of security, the release of an obligation or the release of a debt or otherwise, any financial assistance for the purpose of, or in connection with, the acquisition or proposed acquisition of shares or units of shares in the Company or its holding company.
Issue of Shares.
7. Save as provided by the Act and Article 55A, no shares may be issued by the Directors without the prior approval of the Company in general meeting but subject thereto and to the provisions of these Articles, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions and either at a premium or at par and (subject to the provisions of the Act) at a discount and at such time as the Company in general meeting may approve.
7A. Subject to Article 55A and other restrictions in these Articles, shares in the Company may be issued for such amount of consideration as the Directors may from time to time by resolution of Directors determine, except that in the case of shares with par value, the amount shall not be less than the par value and in the absence of fraud

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the decision of the Directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.
Special Rights.
8. The rights attached to shares issued upon special conditions shall be clearly defined in the Memorandum of Association or these Articles. Subject to the Act and these Articles (including, without limitation, Article 55A), shares in the Company may be issued by the Directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors determine.
Variation of rights.
9. If at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may subject to the provisions of the Act and Article 55A, whether or not the Company is being wound up, be varied or abrogated with the sanction of a Special Resolution passed at a separate general meeting of the holders of shares of the class and to every such Special Resolution the provisions of the Act shall with such adaptations as are necessary apply. To every such separate general meeting the provisions of these Articles relating to general meetings shall mutatis mutandis apply.
9A. Subject to Article 55A, the Company may purchase, redeem or otherwise acquire and hold its own shares but no purchase, redemption or other acquisition which shall constitute a reduction in capital shall be made except in compliance with Articles 51A and 51B.
Creation or issue of further shares with special rights.
10. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class or by these Articles as are in force at the time of such issue, be deemed to be varied by the creation or issue of further shares ranking equally therewith.
Power to pay commission and brokerage.
11. The Company may exercise the powers of paying commission conferred by the Act, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the commission shall not exceed the rate of ten per cent (10%) of the price at which the shares in respect whereof the same is paid are issued or an amount equal to ten per cent of that price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.
12. Intentionally omitted.
Exclusion of equities.
13. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.
Joint holders.
14. If two or more persons are registered as joint holders of any share any one of such persons may give effectual receipts for any dividend payable in respect of such share and the joint holders of a share shall, subject to the provisions of the Act, be severally as well as jointly liable for the payment of all instalments and calls and interest due in respect of such shares. Such joint holders shall be deemed to be one Member

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and the delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.
Fractional part of a share.
15. No person shall be recognised by the Company as having title to a fractional part of a share or otherwise than as the sole or a joint holder of the entirety of such share.
Payment of instalments.
16. If by the conditions of allotment of any shares the whole or any part of the amount of the issue price thereof shall be payable by instalments every such instalment shall, when due, be paid to the Company by the person who for the time being shall be the registered holder of the share or his personal representatives, but this provision shall not affect the liability of any allottee who may have agreed to pay the same.
Share certificates.
17. The certificate of title to shares in the capital of the Company shall be issued under the Seal in such form as the Directors shall from time to time prescribe and shall bear the autographic or facsimile signatures of at least one Director and the Secretary or some other person appointed by the Directors, and shall specify the number and class of shares to which it relates and the amounts paid thereon. The facsimile signatures may be reproduced by mechanical or other means provided the method or system of reproducing signatures has first been approved by the Auditors of the Company.
Entitlement to certificates.
18. Every person whose name is entered as a Member in the Register shall be entitled within two months after allotment or within one month after the lodgment of any transfer to one certificate for all his shares of any one class or to several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where a Member transfers part only of the shares comprised in a certificate or where a Member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and the Member shall pay a fee not exceeding US$2 for each such new certificate as the Directors may determine.
New certificates may be issued.
19. If any certificate or other document of title to shares or debentures be worn out or defaced, then upon production thereof to the Directors, they may order the same to be cancelled and may issue a new certificate in lieu thereof. For every certificate so issued there shall be paid to the Company the amount of the proper duty, if any, with which such certificate is chargeable under any law for the time being in force relating to stamps together with a further fee not exceeding US$2 as the Directors may determine. Subject to the provisions of the Act and the requirements of the Directors thereunder, if any certificate or document be lost or destroyed or stolen, then upon proof thereof to the satisfaction of the Directors and on such indemnity as the Directors deem adequate being given, and on the payment of the amount of the proper duty with which such certificate or document is chargeable under any law for the time being in force relating to stamps together with a further fee not exceeding US$2 as the Directors may determine, a new certificate or document in lieu thereof shall be given to the person entitled to such lost or destroyed or stolen certificate or document.
RESTRICTION ON TRANSFER OF SHARES
Form of Transfer.
20. Subject to the restrictions of these Articles, any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be signed both by the transferor and by the transferee, and by the witness or witnesses thereto and the transferor shall be deemed to remain the holder of the share

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until the name of the transferee is entered in the Register in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.
Retention of Transfers.
21. All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.
Infant, bankrupt or unsound mind.
22. No share shall in any circumstances be transferred to any infant or bankrupt or person of unsound mind.
Directors’ power to decline to register.
23. The Directors may, in their absolute discretion, decline to register any transfer of shares on which the Company has a lien or to a person of whom they do not approve or if such transfer is not made in accordance with these Articles but shall in such event, within one month after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal. If the Directors refuse to register a transfer they shall within one month of the date of application for the transfer by notice in writing to the applicant state the facts which are considered to justify the refusal to register the transfer.
Instrument of transfer.
24. The Directors may decline to register any instrument of transfer unless:
(a)	such fee not exceeding US$2 or such other sum as the Directors may from time to time require under the provisions of these Articles, is paid to the Company in respect thereof; and

(b)	the instrument of transfer is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by the certificates of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do.
Register of Transfers.
25. The Company shall provide a book to be called “Register of Transfers” which shall be kept under the control of the Directors, and in which shall be entered the particulars of every transfer of shares.
Closure of Register.
26. The Register may be closed at such times and for such periods as the Directors may from time to time determine not exceeding in the whole thirty days in any year.
Pre-emption Rights on Transfer of Shares.
26A. (1) Notwithstanding anything to the contrary in these Articles but subject to Article 26A(8), no Share in the Company shall be transferred to any person prior to 1 January 2011 save and except for the following:
(a)	with the prior written consent of all Members;

(b)	upon the exercise by a Non-Defaulting Party of the Default Put Option or Default Call Option, as the case may be, on a Defaulting Party pursuant to the provisions of Article 26F; or

(c)	to a Permitted Transferee pursuant to Article 26A(7).
     (2) Subject to Article 26A(1) and except in respect of any transfer of Shares in accordance with the provisions of any existing shareholders agreement made between the Members, wherein the terms of such shareholders agreement shall apply to such transfers, if a Member (hereinafter referred to as the “Transferring

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Member”) wishes to Transfer any of his or its Shares in the Company that Transferring Member shall first offer in writing those Shares to be transferred by the Transferring Member to the other Members in proportion (as nearly as may be) to the number of Shares held by them inter se respectively at a price determined by the Transferring Member (the “Offer”) and on such terms and conditions as set out in the Offer.
     (3) Subject to Article 26A(4), the Offer may be accepted by the other Members as to all but not some only of the Shares comprised in the Offer within fourteen (14) days from the date of the Offer and failing such acceptance shall be deemed to be declined.
     (4) Where some but not all of the Shares comprised in the Offer have been accepted, the other Members who have so accepted the Offer shall for a further period of fourteen (14) days following the fourteen (14) day period mentioned in Article 26A(3) have the option but not the obligation:
(a)	to accept all the Shares declined by the other Members (the “Remaining Offer Shares”) in proportion (as nearly as may be) to the number of Shares held by them in the Company inter se respectively as at the date of the Offer or in such proportion as they may agree amongst themselves; and/or

(b)	subject to the agreement of all Members and to Article 26A(8), to nominate a third party or parties to purchase some or all of such Remaining Offer Shares, so that all and not some only of the Shares comprised in the Offer shall be fully taken up. For the avoidance of doubt, if all of the Shares comprised in the Offer are not so accepted within fourteen (14) days following the fourteen (14) day period mentioned in Article 26A(3), the Offer shall be deemed to have been declined in whole by the other Members and Article 26A(5) shall apply.
     (5) Upon the Offer being declined, or being deemed to have been declined, all and not some only of the Shares may be offered by the Transferring Member for sale to non-Members during a period of not more than 90 days after the expiry of the fourteen (14) days following the fourteen (14) day period mentioned in Article 26A(3) on terms and conditions not more favourable than those comprised in the Offer.
     (6) Completion of the sale and purchase of any Shares under this Article 26A shall take place on the date falling no later than thirty (30) days from the date of acceptance in full of the Offer. On completion:
(a)	the Transferring Member shall deliver to the purchaser(s):
(i)	a duly executed transfer form in favour of the purchaser(s) or as it or they may direct; and

(ii)	the share certificates in respect of the Shares to be sold;
(b)	the purchaser(s) shall deliver to the Transferring Member a cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or telegraphic transmission to an account designated by the Transferring Member or such other mode of payment agreed between the Transferring Member and the purchaser(s) for the full amount of the

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consideration payable for the Shares to be purchased.
     (7) Any Member (being a corporation) shall be entitled at any time to Transfer any Shares registered in his or its name to a Permitted Transferee of that Member but so that (a) that Member shall not be relieved of any of its obligations hereunder upon the registration of the transfer and shall remain responsible for ensuring the due performance of all its obligations hereunder, jointly and severally with the registered holder for the time being of such Shares and (b) in the event that the other company ceases to be a Permitted Transferee of that Member, it shall and that party shall procure that it shall before such cessation re-Transfer such Shares to that Member.
     (8) It shall be a condition precedent to the right of any Member to transfer Shares that:
(a)	the transferee, if not already bound by the provisions of any existing shareholders agreement made between the Members, executes a deed of ratification and accession under which it agrees to be bound by and be entitled to the benefit of such shareholders agreement as if it were an original party hereto in place of the transferor; and

(b)	the Transferring Member shall remain liable and be responsible for the due discharge, performance and observance of all its liabilities and obligations whether actual or contingent arising out of or on or in respect of or in connection with the terms of any existing shareholders agreement made between the Members and in respect of the Shares at any time up to the date of the Transfer, and subject to Article 26A(7) shall remain entitled to all rights and benefits arising out of or in connection with the Shares being Transferred at any time up to and including the date of Transfer.
TRANSFER OF SHARES : CHANGE IN CONTROL
Change in Control of a Member triggering Pre-emption Rights on Transfer of Shares.
26B. If CRL or any CRM Shareholder proposes to Transfer, in a single transaction or a series of related transactions, any of the shares or interest therein held by it (including the beneficial interest thereof) with the consequence that at least fifty per cent. (50%) of the share capital of Wuxi CRM is owned or beneficially owned by a person or persons who were not shareholders or ultimate shareholders of Wuxi CRM as at 22 June 2006 or CRL ceases to have Control over Wuxi CRM, then, unless otherwise waived by the other Members, this shall amount to a default by Wuxi CRM entitling SCL to, inter alia, exercise its Default Put Option pursuant to Article 26F and the provisions of Articles 26F(4) to (16) shall apply mutatis mutandis.
TAG-ALONG RIGHTS
Tag-Along Rights.
26C. (1) Subject always to Article 26A, if Wuxi CRM or any Member other than SCL desires to Transfer, in a single transaction or a series of related transaction, any of the Shares held by it in a bona fide sale, then Wuxi CRM or such Member (the “Transferring Member”) shall promptly give written notice (the “Notice of Transfer”) simultaneously to the Company and to SCL. The Notice of Transfer shall describe in reasonable detail the terms and conditions of the proposed Transfer including, without limitation, the number of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

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     (2) SCL shall have the right, exercisable upon written notice (the “Notice of Participation”) to the Company within thirty (30) days after the receipt of the Notice of Transfer, to inform the Company in writing whether it elects to participate in the Transfer by the Transferring Member on the same terms and conditions as set forth in the Notice of Transfer. The Notice of Participation shall indicate the number of Shares SCL elects to Transfer pursuant to this Article 26C(2), up to that number of Shares equal to the product obtained by multiplying (a) the aggregate number of Shares set forth in the Notice of Transfer by (b) SCL’s Shareholding Proportion at the time of the Transfer. SCL shall promptly deliver to the Company for Transfer to the prospective purchaser one or more share transfer forms, properly executed for Transfer, which represent the number of Shares which SCL elects to Transfer, together with the relevant share certificates. To the extent SCL exercises such right of participation in accordance with the terms and conditions set forth above, the number of Shares that the Transferring Member may Transfer in the transaction shall be correspondingly reduced.
     (3) To the extent SCL fails to elect to participate in the Transfer by the Transferring Member, SCL shall be deemed to have consented to the Transfer by the Transferring Member on the terms and conditions and to the proposed transferee set forth in the Notice of Transfer. At the same time, the Company shall Transfer the number of Shares which SCL has elected to Transfer to the proposed transferee on the terms set out in the Notice of Transfer. Any proposed Transfer on terms and conditions materially more favourable than those described in the Notice of Transfer or to a transferee not identified in such notice, as well as any subsequent proposed Transfer of any of the Shares held by the Transferring Member, shall again be subject to the tag-along rights of SCL and shall require compliance by the Transferring Member with the procedures described in this Article 26C. The exercise or non-exercise of the rights of SCL hereunder to participate in one or more sales by the Transferring Member shall not adversely affect SCL’s rights to participate in subsequent sales of Shares by any Transferring Member pursuant to this Article 26C.
     (4) Upon consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Notice of Transfer, the Transferring Member or the Company, as the case maybe, shall remit to SCL that portion of the proceeds to which SCL is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from SCL exercising its tag-along rights hereunder, the Transferring Member shall not Transfer to such prospective purchaser or purchasers any of its Shares unless and until, simultaneously with such Transfer, the Transferring Member shall purchase the Shares from SCL on the same terms and conditions specified in the Notice of Transfer.
     (5) Notwithstanding the foregoing, tag-along rights shall not apply to any Transfer or Transfers by Wuxi CRM to its Permitted Transferee or made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, and the provisions of Articles 26A(6) and 26A(7) shall apply mutatis mutandis.
     (6) Any purported Transfer by the Transferring Member in violation of this Article 26C shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Company or the Shares purported to have been so transferred. The Company shall refuse to recognise any such Transfer and shall not reflect on its records any change in ownership of such Shares purported to have been so transferred.
RESERVED MATTERS CALL OPTION

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26D (1) On or after 1 January 2011, in the event that a resolution of the Directors for the transaction of any business of the Directors in relation to any of the matters set out in items (a) to (o) of Article 55A (including any resolution of the board of directors of ANST) that is proposed in good faith, is bona fide and objectively in the best interests of the JV Group cannot be passed after two (2) successive attempts, SCL shall be deemed to have granted to Wuxi CRM, each time such resolution cannot be passed after two (2) successive attempts, a call option (“Reserved Matters Call Option”) to purchase from SCL all (and not some only) of the Shares in the Company held by SCL and any Permitted Transferee of SCL (“Reserved Matters Call Option Shares”). Each Reserved Matters Call Option shall be exercisable by Wuxi CRM by serving a notice on SCL within a period of 60 days from the date of the second attempt to pass the relevant resolution referred to in Article 26D(1), failing which that particular Reserved Matters Call Option shall lapse.
     (2) Upon receiving a Reserved Matters Call Option from Wuxi CRM, SCL shall sell to Wuxi CRM and Wuxi CRM shall purchase or procure the purchase from SCL of the Reserved Matters Call Option Shares. The Reserved Matters Call Option Shares shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in the BVI, Hong Kong, Singapore or elsewhere). SCL shall procure that all such approvals, consents and permits required to be obtained by it from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, in Singapore and the United States) shall have been obtained and subject thereto, Wuxi CRM shall procure that all other necessary approvals, consents and permits shall have been obtained.
     (3) The purchase price for the Reserved Matters Call Option Shares shall be the higher of (i) Net Asset Value thereof and (ii) the aggregate of the amount of US$10,000,000 and all other amounts contributed and injected by SCL into the Company at any time up to the exercise of the Reserved Matters Call Option.
     (4) Completion of the sale and purchase of the Reserved Matters Call Option Shares (“Reserved Matters Call Option Completion”) shall take place at the corporate office of the Company in Hong Kong (or at such other place as SCL and Wuxi CRM may agree in writing) on the date falling 14 days after the exercise of the Reserved Matters Call Option or such other date as the Wuxi CRM and SCL may agree in writing.
     (5) On the Reserved Matters Call Option Completion, against compliance by SCL of its obligations set out in Article 26D(6), Wuxi CRM shall pay the purchase price for the relevant number of Reserved Matters Call Option Shares to be purchased by it in US Dollars by way of a cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or telegraphic transmission to an account designated by SCL or in such other manner as agreed to by Wuxi CRM and SCL in writing.
     (6) On the Reserved Matters Call Option Completion and against compliance with Article 26D(5) above, SCL shall deliver to Wuxi CRM (a) a duly executed transfer form in favour of Wuxi CRM or as it may direct; (b) the share certificates in respect of the Reserved Matters Call Option Shares; and (c) any other document which may be required to enable Wuxi CRM to obtain the effective transfer of the Reserved Matters Call Option Shares to it and to be registered as the holder thereof, and SCL shall procure the resignations of the SCL Director, which said

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resignation shall take effect on the date of the Reserved Matters Call Option Completion.
     (7) In the event that SCL fails to complete the sale and purchase of the Reserved Matters Call Option Shares on the Reserved Matters Call Option Completion, any Director shall be deemed to have been appointed attorney of SCL with full power to execute, complete and deliver, in the name and on behalf of SCL, transfers of the Reserved Matters Call Option Shares to the Wuxi CRM and/or its nominees against payment of the purchase price for the Reserved Matters Call Option Shares to SCL.
     (8) The stamp duty payable on the transfer of the Reserved Matters Call Option Shares, if any, shall be borne wholly by the Company.
PUT OPTION
26E (1) At any time during the Put Option Period, SCL shall have an option (the “Put Option”) to require Wuxi CRM to purchase from SCL all (and not some only) of the Option Shares, on the terms and subject to the conditions of this Article 26E. The Put Option may be exercised by SCL in respect of all (and not some only) of the Option Shares by serving notice in writing of such exercise on Wuxi CRM at any time during the Put Option Period (the “Put Option Notice”) failing which the Put Option will lapse and cease to have any further effect. The Put Option Notice shall state (a) the date of the Put Option Notice; (b) the number of Option Shares; (c) the purchase price; and (d) the Put Option Completion Date.
(2) On the exercise of the Put Option, Wuxi CRM will become bound to purchase and SCL will become bound to complete the sale of the Option Shares on the Transfer Terms. The purchase price per Option Share shall be a sum equal to the Net Asset Value thereof Provided Always That if the Net Asset Value is in the negative, the aggregate purchase price for all the Option Shares shall be US$1.
(3) Completion of the sale and purchase of the Option Shares (the “Put Option Completion”) shall take place at the corporate office of the Company in Hong Kong (or at such other place as SCL and Wuxi CRM may agree in writing) on the Put Option Completion Date.
(4) On the Put Option Completion, Wuxi CRM shall pay the total consideration for the Option Shares calculated in accordance with Article 26E(2) by cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or by telegraphic transmission to an account designated by SCL against delivery of (a) a duly executed transfer form in favour of Wuxi CRM or as it may direct; and (b) the share certificates in respect of the Option Shares.
(5) The restrictions on Transfer of Shares contained in Article 26A shall not apply to the sale and transfer of Shares under this Article 26E.
TRANSFER OF SHARES : CONSEQUENCES OF TERMINATION OF EXISTING
SHAREHOLDERS AGREEMENT
26F (1) If a Member and any other Member other than the Defaulting Party (each a “Non-Defaulting Party”) shall serve a notice of termination to terminate the existing shareholders agreement made between the Members pursuant to the terms thereof, each of the Non-Defaulting Party shall, without prejudice to any other rights and remedies which the Non-Defaulting Party(ies) may have pursuant to law or otherwise, be entitled to:

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(a)	only in relation to Wuxi CRM if it is the Non-Defaulting Party (and not in relation to any other Members) a call option (the “Default Call Option”), being the right of Wuxi CRM if it is the Non-Defaulting Party to require SCL to sell to it free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by SCL and/or any Permitted Transferee of SCL on the terms and subject to the conditions contained herein; and

(b)	only in relation to SCL if it is the Non-Defaulting Party (and not in relation to any other Members) a put option (the “Default Put Option”), being the right of SCL to require the Defaulting Party to purchase from SCL free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by SCL and/or any Permitted Transferee of SCL on the terms and subject to the conditions contained herein.
(2) The Default Call Option may be exercised by a Non-Defaulting Party by serving a notice in writing (the “Default Call Option Notice”) on the Defaulting Party within a period of 60 days from the date of the notice specifying the breach or default pursuant to the terms of the existing shareholders agreement made between the Members, failing which it will lapse.
(3) Upon receiving a Default Call Option Notice from Wuxi CRM if it is the Non-Defaulting Party, SCL shall sell to Wuxi CRM, and Wuxi CRM shall purchase or procure the purchase of, all of the Shares held by SCL. Such shares held by SCL shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in the BVI, Hong Kong, Singapore or elsewhere). SCL shall procure that all such approvals, consents and permits shall have been obtained and Wuxi CRM shall give reasonable assistance to SCL to procure any approvals or consents SCL may require.
(4) The Default Put Option may be exercised by SCL by serving a notice in writing (the “Default Put Option Notice”) on the Defaulting Party within a period of 60 days from the date of the notice specifying the breach or default pursuant to the terms of the existing shareholders agreement made between the Members, failing which it will lapse.
(5) Upon receiving a Default Put Option Notice from SCL, the Defaulting Party shall purchase from the SCL and SCL shall sell all of its Shares. The Shares held by SCL shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in the BVI, Hong Kong, Singapore or elsewhere). The Defaulting Party shall procure that all such approvals, consents and permits shall have been obtained and SCL shall give reasonable assistance to the Defaulting Party to procure any approvals or consents the Defaulting Party may require.
(6) The purchase price of each of the Default Call Option Shares shall be the lower of:
(a)	the Net Asset Value of the Default Call Option Shares; and

(b)	the aggregate of the amount of US$10,000.000 and all other amounts

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contributed and injected by SCL into the Company at any time up to the exercise of the Default Call Option.
(7) The purchase price of each of the Default Put Option Shares shall be the higher of:
(a)	Net Asset Value of the Default Put Option Shares; and

(b)	the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into the Company at any time up to the exercise of the Default Put Option.
(8) In this Article 26F the expressions “Non-Defaulting Party” and “Defaulting Party” include the Members and the registered holders for the time being of the Shares originally held by any of the Members but subsequently transferred by them pursuant to the terms of the existing shareholders agreement made between the Members to any Permitted Transferee.
(9) Completion of the sale and purchase of the Default Call Option Shares or the Default Put Option Shares (the “Default Option Completion”) shall take place at the corporate office of the Company in Hong Kong or such other location as agreed between Wuxi CRM and SCL on the date falling 14 days after the exercise of the Default Put Option or the Default Call Option, as the case may be or such other date as the Defaulting Party and the Non-Defaulting Party may agree. For the avoidance of doubt, the Default Call Option shall lapse upon the exercise of the Default Put Option and vice versa.
(10) On the Default Option Completion, the Default Transferor(s) shall deliver to the Default Transferee(s) (a) a duly executed transfer form in favour of the relevant Default Transferee(s) or as it/they may direct; (b) the share certificates in respect of the Default Call Option Shares or the Default Put Option Shares, as the case may be; and (c) any other document which may be required to enable the Default Transferee to obtain the effective transfer of the Default Call Option Shares or the Default Put Option Shares, as the case may be, to it and to be registered as the holder thereof, and the Default Transferor(s) shall procure the resignations of the Directors which were appointed pursuant to its nominations, which said resignations shall take effect on the date of the Default Option Completion.
(11) On the Default Option Completion and against compliance with Article 26F(10), the Default Transferee(s) shall pay the purchase price for the relevant number of Default Call Option Shares or the Default Put Option Shares, as the case may be, to be purchased by it in US Dollars by way of a cashier’s order, banker’s draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the Default Transferor(s) or telegraphic transmission to an account designated by the Default Transferor(s) in such other manner as agreed to by the Default Transferor(s) and the Default Transferee in writing.
(12) In the case of the Default Call Option, in the event that the Defaulting Party fails to complete the sale and purchase of the Default Call Option Shares on the Default Option Completion, any Director shall be deemed to have been appointed attorney of the Defaulting Party with full power to execute, complete and deliver, in the name and on behalf of the Defaulting Party, transfers of the Default Call Option Shares to the Non-Defaulting Party and/or its nominees against payment of the purchase price for the Default Call Option Shares to the Company. On payment of the purchase price to the Company, the Non-Defaulting Party shall be deemed to have obtained a good quittance for such payment and the Company shall cancel the share

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certificate(s) representing the Default Call Option Shares issued in favour of the Defaulting Party and issue and deliver new share certificate(s) for the Default Call Option Shares to the Non-Defaulting Party and/or its nominee(s). On execution and delivery of the transfer of the Default Call Option Shares, the Non-Defaulting Party shall be entitled to require that its name and/or its nominee(s)’ names be entered in the Register as the holder of the Default Call Option Shares and the Company shall so enter the name of the Non-Defaulting Party and/or its nominee(s) as the holder of the Default Call Option Shares. The Non-Defaulting Party shall procure that the Company shall forthwith pay the purchase price into a separate bank account in the Company’s name and shall hold such price in trust for the Defaulting Party which shall be released at the written direction of the Defaulting Party.
(13) In the case of the Default Put Option, the Defaulting Party shall upon or immediately prior to the Default Option Completion, procure the immediate release of all undertakings, guarantees, indemnities, covenants, assurances, security, comfort or similar obligations (if any) given by the Non-Defaulting Party and/or its Related Corporations for the benefit of any JV Group Company or in relation to it or its Businesses as at the date of the Default Put Option Notice and pending such release shall indemnify and keep the Non-Defaulting Party and its Related Corporations fully and effectively indemnified from and against all claims arising thereunder.
(14) The stamp duty payable on the transfer of the Default Call Option Shares or the Default Put Option Shares shall be borne wholly by the Defaulting Party. In the case of the Default Call Option, the Defaulting Party shall on the Default Option Completion deliver to each of the Non-Defaulting Party(ies) the stamp duty payable on the transfer of the relevant Default Call Option Shares in US Dollars by way of a cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the relevant Non-Defaulting Party(ies) or telegraphic transmission to an account designated by the Non-Defaulting Party(ies) or in such manner as agreed to by the Defaulting Party and the Non-Defaulting Party(ies) in writing.
(15) The restrictions on Transfer of Shares contained in Articles 26A shall not apply to the sale and transfer of the Default Call Option Shares pursuant to any exercise of a Default Call Option or, as the case may be, Default Put Option Shares pursuant to any exercise of a Default Put Option.
(16) The Members shall exercise all voting and other rights available to them to ensure the implementation of this Article 26F and the registration of any Transfer of any Shares pursuant to this Article 26F.
TRANSMISSION OF SHARES
Transmission on death.
27. In case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the executors or administrators of the deceased, where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein shall release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share held by him.
Persons becoming entitled on death or bankruptcy of Member may be registered.
28. Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may, upon producing such evidence of title as the Directors shall require, be registered himself as holder of the share upon giving to the Company notice in writing of such his desire or transfer such share to some other person. If the person so becoming entitled shall elect to be registered himself, he shall deliver or send

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to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer executed by such Member.
Rights of unregistered executors and trustees.
29. Save as otherwise provided by or in accordance with these Articles a person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to Meetings of the Company until he shall have been registered as a Member in respect of the share.
Fee for registration of probate etc.
30. There shall be paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding US$2 as the Directors may from time to time require or prescribe.
CALLS ON SHARES
Calls on shares.
31. Subject to Article 55A the Directors may from time to time make such calls as they think fit upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the terms of the issue thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.
Time when made.
32. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.
Interest on calls.
33. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum due from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.
Sum due on allotment.
34. Any sum (whether on account of the nominal value of the share or by way of premium) which by the terms of issue of a share becomes payable upon allotment or at any fixed date, shall for all purposes of these Articles be deemed to be a call duly made and payable on the date, on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of the Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.
Power to differentiate.
35. The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payments.
Payment in advance on calls.
36. The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys (whether on account of the nominal value of the shares or by way of premium) uncalled and unpaid upon the shares held by him and such payments in advance of calls shall extinguish, so far as the same shall extend, the

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liability upon the shares in respect of which it is made, and upon the moneys so received or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned the Company may pay interest at such rate not exceeding ten per cent per annum as the Member paying such sum and the Directors agree upon.
FORFEITURE AND LIEN
Notice requiring payment of calls.
37. If any Member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid together with any interest and expenses which may have accrued.
Notice to state time and place.
38. The notice shall name a further day (not being less than fourteen days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call was made will be liable to be forfeited.
Forfeiture on non-compliance with notice.
39. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.
Sale of shares forfeited.
40. A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, the Directors may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such person as aforesaid.
Rights and liabilities of Members whose shares have been forfeited or surrendered.
41. A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at ten per cent per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but such liability shall cease if and when the Company receives payment in full of all such money in respect of the shares and the Directors may waive payment of such interest either wholly or in part.
Company’s lien.
42. The Company shall have a first and paramount lien and charge on every share (not being a fully paid share) registered in the name of each Member (whether solely or jointly with others) and on the dividends declared or payable in respect thereof for all calls and instalments due on any such share and interest and expenses thereon but such lien shall only be upon the specific shares in respect of which such calls or instalments are due and unpaid and on all dividends from time to time declared in respect of the shares. The Directors may resolve that any share shall for some specified period be exempt from the provisions of this Article.
Sale of shares subject to lien.
43. The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect

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of which the lien exists is presently payable nor until the expiration of 14 days after notice in writing stating and demanding payment of the sum payable and giving notice of intention to sell in default, shall have been given to the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy. To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof.
Application of proceeds of such sales
44. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale. .
Title to shares forfeited or surrendered or sold to satisfy a lien.
45. A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the certificate of proprietorship of the share under Seal delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.
ALTERATION OF CAPITAL
Power to increase capital.
46. Subject to Article 55A, the Company in general meeting may from time to time by Ordinary Resolution, whether all the shares for the time being authorised shall have been issued or all the shares for the time being issued shall have been fully called up or not, increase its capital by the creation of new shares of such amount as may be deemed expedient.
Rights and privileges of new shares.
47. Subject to any special rights for the time being attached to any existing class of shares and to Article 55A, the new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct and if no direction be given as the Directors shall determine subject to the provisions of these Articles and in particular (but without prejudice to the generality of the foregoing) such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company or otherwise.
Issue of new Securities to Members.
48. (a) Any proposed issuance of new or additional Securities in the capital of the Company shall before issue be offered for subscription in the first instance to each of the Members in their respective Shareholding Proportions and in accordance with these Articles (each offer to a Member being a “Subscription Offer” and all such offers being the “Subscription Offers”).
     (b) Subject to Article 48(c), a Subscription Offer may be accepted by the relevant Member as to all but not some only of the Securities comprised in such Subscription Offer within fourteen (14) days from the date of the Subscription Offer and failing such acceptance shall be deemed to be declined.
     (c) Where a Subscription Offer is declined or deemed to have been

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declined, the other Member(s) who have so accepted their respective Subscription Offers shall for a further period of fourteen (14) days following the fourteen (14) day period mentioned in Article 48(b) have the option but not the obligation to subscribe for all the Securities declined or deemed to be declined by the other Member(s) (the “Declined Subscription Shares”) in their respective Shareholding Proportion inter se or in such proportion as they may agree amongst themselves. For the avoidance of doubt, if all of the Declined Subscription Shares comprised in a Subscription Offer are not so accepted within fourteen (14) days following the fourteen (14) day period mentioned in Article 48(b), that Subscription Offer(s) in respect of the Declined Subscription Shares shall be deemed to have been declined and Article 48(d) shall apply.
     (d) Any Declined Subscription Shares not accepted for purchase under Article 48(c) may be offered for subscription to non-Members on terms and conditions not more favourable than those comprised in the Subscription Offer for a period not exceeding thirty (30) days from the date when the Subscription Offer is declined or deemed to be declined, as the case may be.
     (e) The right of each Member to subscribe for new Securities pursuant to this Article 48 may be assigned by such Member to any Permitted Transferee thereof, provided that such Permitted Transferee shall execute a deed of ratification and accession pursuant to which such Permitted Transferee agrees that the Securities it acquires are subject to the provisions of any existing shareholders agreement made between the Members to the same extent as such provisions apply or applied to the Member assigning such rights and that such Permitted Transferee is bound hereby as if an original party hereto.
New shares otherwise subject to provisions of Articles.
49. Except so far as otherwise provided by the conditions of issue or by these Articles all new shares shall be subject to the provisions of these Articles with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise.
50. Intentionally omitted.
Power to reduce capital.
51. Subject to Article 55A, the Company may by Special Resolution reduce its share capital subject to compliance with the applicable law and Articles 51A to 51C.
51A. No reduction of the capital shall be effected that reduces the capital of the Company to an amount that immediately after the reduction is less than the aggregate par value of all outstanding shares with par value and all shares with par value held by the Company as treasury shares and the aggregate of the amounts designated as capital of all outstanding shares without par value and all shares without par value held by the Company as treasury shares that are entitled to a preference, if any, in the assets of the Company upon liquidation of the Company.
51B. No reduction of capital shall be effected unless the Members or Directors determine that immediately after the reduction the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and that the realisable value of the assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of the Company and its remaining capital, and, in the absence of fraud, the decision of the Directors as to the realisable value of the assets of the Company is conclusive, unless a question of law is involved.
51C. Where the Company reduces its capital the Company may:
     (a) return to its Members any amount received by the Company upon the

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issue of any of its shares;
     (b) purchase, redeem or otherwise acquire its shares out of capital; or
     (c) cancel any capital that is lost or not represented by assets having a realisable value.
STOCK
Power to convert into stock.
52. Subject to Article 55A, the Company may by Ordinary Resolution convert any paid up Share into stock and may from time to time by like resolution reconvert any stock into paid up Share.
Transfer of stock.
53. The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as and subject to which the Shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit but no stock shall be transferable except in such units as the Directors may from time to time determine, provided that such units shall not be greater than the nominal amount of the Shares from which the stock arose.
Rights of stockholders.
54. The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters, as if they held the Shares from which the stock arose; but no such privilege or advantage (except as regards dividend and return of capital and the assets on winding up) shall be conferred by any such aliquot part of stock which would not if existing in Shares have conferred that privilege or advantage; and no such conversion shall affect or prejudice any preference or other special privileges attached to the Shares so converted.
Interpretation
55. All such of the provisions of these Articles as are applicable to paid up Shares shall apply to stock and the words “Share” or “Member” and “shareholder” or similar expressions herein shall include “stock” or “stockholder”.
RESERVED MATTERS
Reserved Matters
55A. Where questions arise or resolutions are proposed at any general meeting of the Company or any meeting of the Board or committee of the Board (as the case may be) in respect of the following matters, the affirmative vote of SCL or its representatives, attorney or proxy at such general meeting or the affirmative vote of an SCL Director at meetings of the Board or committee of the Board (as the case may be) shall be required to decide on such questions or pass any such resolutions (as the case may be):
     (a) any investment by the JV Group or establishment of any branch, representative office or subsidiary company of any JV Group Company or acquisition of any shares in any body corporate or participation in any partnership or joint venture or co-operation arrangement that is not in the ordinary course of business of the JV Group;
     (b) any initial public offering or public issue of shares of any JV Group Company with a view to obtaining the listing of the JV Group Company on any stock exchange including the filing of any forms or statements for a public offering of the JV Group Company’s interests;
     (c) any change in the authorised signatories of all and any banking or credit facilities or accounts in respect of payments exceeding US$3,000,000;
     (d) any change in the number of Directors;

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     (e) any appointments or change in the number or composition of the directors or chairman of ANST;
     (f) sale, transfer or disposal of the whole or a substantial part of any JV Group Company’s undertaking, assets or property or purchase, sale, transfer, disposal, lease or licence of any real property or any interest therein;
     (g) save as is otherwise provided herein, contracts other than in the ordinary course of business;
     (h) amalgamation or reconstruction of any JV Group Company, or merger, consolidation or amalgamation with any company, association, partnership or legal entity;
     (i) any change in the nature and/or scope of the businesses of the JV Group Company for the time being;
     (j) any amendment to the memorandum and/or the articles of association or other constitutive documents of any JV Group Company;
     (k) the declaration, recommendation, making and payment of any distribution (whether in cash or in kind) other than in accordance with Article 118;
     (l) establishment of and any change in the policy of distribution of dividends from profits of the JV Group with respect to payments to Members;
     (m) (i) increase, reduction or other alteration to the authorised or issued share capital of any JV Group Company; or (ii) issue or grant of any option over the unissued share capital of any JV Group Company; or (iii) the issue of any new class of shares in the capital of any JV Group Company;
     (n) the redemption, purchase or cancellation of any shares or other dilution of the interest of the Members other than in accordance with the terms of any existing shareholders agreement made between the Members or these Articles, or variation of any rights attaching to any shares in the capital of any JV Group Company or making of any call upon moneys unpaid in respect of any issued shares; and
     (o) subject to the provisions of the provisions of any existing shareholders agreement made between the Members, the winding up, dissolution or liquidation of any JV Group Company unless it shall have become insolvent.
GENERAL MEETINGS
Annual General Meeting.
56. (a) Subject to the provisions of the Act the Company shall in each year hold a general meeting as its Annual General Meeting in addition to any other meetings in that year and not more than fifteen months shall elapse between the date of one Annual General Meeting of the Company and that of the next. Provided that so long as the Company holds its First Annual General Meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year.
Extra-ordinary General Meetings.
     (b) All general meetings other than Annual General Meetings shall be called Extraordinary General Meetings.
Time and place.
     (c) The time and place of any general meeting shall be determined by the Directors.

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Calling Extraordinary General Meetings.
57. The Directors may, whenever they think fit, convene an Extraordinary General Meeting and Extraordinary General Meetings shall also be convened on such requisition or, in default, may be convened by such requisitionists, as provided by the provisions of the Act. If at any time there are not within the PRC sufficient Directors capable of acting to form a quorum at a meeting of Directors, any Director may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.
NOTICE OF GENERAL MEETINGS
Notice of Meetings.
58. Subject to the applicable law and the provisions of the Act as to Special Resolutions and special notice, at least fourteen days’ notice in writing (exclusive both of the day on which the notice is served or deemed to be served and of the day for which the notice is given) of every General Meeting shall be given in the manner hereinafter mentioned to such persons (including the Auditors) as are under the provisions herein contained entitled to receive notice from the Company at such address as it shall from time to time notify the Company for this purpose. Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed by all the Members entitled to attend and vote thereat.
Contents of notice.
59. (a) Every notice calling a General Meeting shall specify the place and the day and hour of the Meeting, the agenda of the business to be discussed at such meeting and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that a proxy need not be a Member of the Company, and shall include such other documents as are necessary to prepare the Members for any such meeting.
     (b) In the case of an Annual General Meeting, the notice shall also specify the Meeting as such.
     (c) In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of the business; and if any resolution is to be proposed as a Special Resolution or as requiring special notice, the notice shall contain a statement to that effect.
Routine Business.
60. Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes, that is to say:
(a)	Declaring dividends;

(b)	Reading, considering and adopting the balance sheet, the reports of the Directors and Auditors, and other accounts and documents required to be annexed to the balance sheet;

(c)	Appointing Auditors and fixing the remuneration of Auditors or determining the manner in which such remuneration is to be fixed; and

(d)	Fixing the remuneration of the Directors proposed to be paid under Article 87.
PROCEEDINGS AT GENERAL MEETINGS

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Quorum.
61. No business shall be transacted at any General Meeting unless a quorum is present. Save as herein otherwise provided, two (2) Members, and shall include each of SCL and Wuxi CRM, whether present personally or by representative, attorney or proxy shall form a quorum. For the purpose of this Article, “Member” includes a person attending by proxy or by attorney or as representing a corporation which is a Member.
Adjournment if quorum not present.
62. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting if convened on the requisition of Members shall be dissolved. In any other case it shall stand adjourned to seven (7) days thereafter at the same time and place, and if at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the member or members present at such adjourned meeting shall be the quorum. No notice of any such adjournment as aforesaid shall be required to be given to the Members.
Ordinary Resolutions.
62A. All matters raised at a General Meeting shall, unless otherwise required by the provisions of the Act or these Articles (including, without limitation, Article 55A), be decided by Ordinary Resolution of the Members present at the General Meeting.
Resolution in writing.
63. Subject to the provisions of the Act and to Article 55A, a resolution in writing signed by all the Members entitled to receive notice of a General Meeting or being a corporation by its duly authorised representative shall have the same effect and validity as if it had been passed at a General Meeting duly convened, held and constituted. Any such resolution may consist of several documents in the like form, each executed by one or more of such Members. The expression “in writing” and “executed” include approval by electronic mail or facsimile transmission.
Chairman.
64. The Chairman of the Board shall preside as Chairman at every General Meeting. If there be no such Chairman or if at any Meeting he be not present within fifteen minutes after the time appointed for holding the Meeting or be unwilling to act, the Members present shall choose some Director to be Chairman of the Meeting or, if no Director be present or if all the Directors present decline to take the Chair, one of their number present, to be Chairman.
Adjournment.
65. The Chairman may, with the consent of any Meeting at which a quorum is present (and shall if so directed by the Meeting) adjourn the Meeting from time to time and from place to place, but no business shall be transacted at any adjourned Meeting except business which might lawfully have been transacted at the Meeting from which the adjournment took place. When a Meeting is adjourned for thirty days or more, notice of the adjourned Meeting shall be given as in the case of the original Meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Meeting.
Method of voting.
66. At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll be (before or on the declaration of the result of the show of hands) demanded by at least one Member present in person or by proxy or by attorney or in the case of a corporation by a representative and entitled to vote thereat Provided always that no poll shall be demanded on the election of a Chairman or on a question of adjournment. Unless a poll be so demanded (and the demand be not withdrawn) a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. A demand for a poll may be withdrawn.
Taking a poll.
67. If a poll be duly demanded (and the demand be not withdrawn) it shall be taken in such manner (including the use of ballot or voting papers or tickets) as the Chairman

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may direct and the result of a poll shall be deemed to be the resolution of the Meeting at which the poll was demanded. The Chairman may, and if so requested shall, appoint scrutineers and may adjourn the Meeting to some place and time fixed by him for the purpose of declaring the result of the poll.
Votes counted in error.
68. If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate the result of the voting unless it be pointed out at the same Meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the Chairman be of sufficient magnitude.
Chairman’s casting vote.
69. In the case of equality of votes, whether on a show of hands or on a poll, the Chairman of the Meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a casting vote.
Time for taking a poll.
70. A poll demanded on any question shall be taken either immediately or at such subsequent time (not being more than thirty days from the date of the Meeting) and place as the Chairman may direct. No notice need be given of a poll not taken immediately.
71. The demand for a poll shall not prevent the continuance of a Meeting for the transaction of any business, other than the question on which the poll has been demanded.
VOTES OF MEMBERS
Voting rights of Members.
72. Subject to these Articles and to any special rights or restrictions as to voting attached to any class of shares hereinafter issued on a show of hands every Member who is present in person or by proxy or attorney or in the case of a corporation by a representative shall have one vote and on a poll every such Member shall have one vote for every share of which he is the holder.
Voting rights of joint holders.
73. Where there are joint registered holders of any share any one of such persons may vote and be reckoned in a quorum at any Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative as if he were solely entitled thereto and if more than one of such joint holders be so present at any Meeting that one of such persons so present whose name stands first in the Register in respect of such share shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Member in whose name any share stands shall for the purpose of this Article be deemed joint holders thereof.
Voting rights of Members of unsound mind.
74. A Member of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorders may vote whether on a show of hands or on a poll by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office or the place appointed for the meeting before the time appointed for holding the Meeting.
Right to vote.
75. Subject to the provisions of these Articles every Member shall be entitled to be present and to vote at any General Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative and to be reckoned in a quorum in respect of shares fully paid and in respect of partly paid shares where calls are not due and unpaid.
Objections.
76. No objection shall be raised to the qualification of any voter except at the Meeting or adjourned Meeting at which the vote objected to is given or tendered and

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every vote not disallowed at such Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the Meeting whose decision shall be final and conclusive.
Votes on a poll.
77. On a poll votes may be given either personally or by proxy or by attorney or in the case of a corporation by its representative and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
Appointment of proxies.
78. An instrument appointing a proxy shall be in writing and:
(a)	in the case of an individual shall be signed by the appointor or by his attorney; and

(b)	in the case of a corporation shall be either under the common seal or signed by its attorney or by an officer on behalf of the corporation.
     The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer.
Proxy need not be a Member.
79. A proxy need not be a Member of the Company.
Deposit of proxies.
80. An instrument appointing a proxy or the power of attorney or other authority, if any, must be left at such place as is specified for the purpose in the notice convening the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which it is to be used and in default shall not be treated as valid unless the Directors otherwise determine.
Form of proxies.
81. An instrument appointing a proxy shall be in the following form with such variations if any as circumstances may require or in such other form as the Directors may accept and shall be deemed to include the right to demand or join in demanding a poll:
(Name of Company)
I/We                                                                                                                                                                                                                                                                                being a member of the above Company with                                       shares,
HEREBY APPOINT
of                                                                or failing him / her                                                                                of
                                                              to be my/our proxy to vote for me/us at the meeting of members to be held on the                                                             day of                                                                                                                      ,                                                       or any adjournment thereof.
(Any restrictions on voting to be inserted here)
Signed this                       day of                                            ,

Member
An instrument appointing a proxy shall, unless the contrary is stated thereon, be valid as well for any adjournment of the Meeting as for the Meeting to which it relates and need not be witnessed.
Intervening death or insanity of principal not to revoke proxy.
82. A vote given in accordance with the terms of an instrument of proxy (which for

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the purposes of these Articles shall also include a power of attorney) shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy, or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the place appointed for the meeting (or such other place as may be specified for the deposit of instruments appointing proxies) before the commencement of the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which the proxy is used.
Corporations acting by representatives.
83. Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any Meeting of the Company or of any class of Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member of the Company.
DIRECTORS
Number of Directors.
84. Subject to the provisions of the Act and Articles 55A, 91A, 91B and 91C, and unless otherwise agreed by the Members, the number of the Directors all of whom shall be natural persons shall be four (4).
First Directors.
85. The first directors of the Company shall be elected by the subscribers to the Memorandum; and thereafter, the directors shall be elected by the members for such terms as the members determine.
Qualification.
86. A Director need not be a Member and shall not be required to hold any share qualification unless and until otherwise determined by the Company in General Meeting but shall be entitled to attend and speak at General Meetings.
Remuneration of Directors.
87. Subject to the provisions of the Act, the remuneration of the Directors shall be determined from time to time by the Company in General Meeting, and shall be divisible among the Directors in such proportions and manner as they may agree and in default of agreement equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for the proportion of remuneration related to the period during which he has held office.
Travelling expenses.
88. The Directors shall be entitled to be repaid all travelling or such reasonable expenses as may be incurred in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise howsoever in or about the business of the Company in the course of the performance of their duties as Directors.
Extra Remuneration.
89. Any Director who is appointed to any executive office or serves on any committee or who otherwise performs or renders services, which in the opinion of the Directors are outside his ordinary duties as a Director, may, subject to the provisions of the Act, be paid such extra remuneration as the Directors may determine.
Power of Directors to hold office of profit and to contract with Company.
90. (a) Other than the office of Auditor, a Director may hold any other office or place of profit under the Company and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may

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determine. Subject to the Act and Article 55A, no Director or intending Director shall be disqualified by his office from contracting or entering into any arrangement with the Company either as vendor, purchaser or otherwise nor shall such contract or arrangement or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relation thereby established.
Directors to observe provisions of the Act.
     (b) Every Director shall observe the provisions of the provisions of the Act and the applicable laws relating to the disclosure of the interests of the Directors in contracts or proposed contracts with the Company or of any office or property held by a Director which might create duties or interests in conflict with his duties or interests as a Director. Subject to such disclosure, a Director shall be entitled to vote in respect of any contract or arrangement in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.
Holding of office in other companies.
91. (a) A Director may be or become a director of or hold any office or place of profit (other than as Auditor) or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and unless otherwise agreed shall not be accountable for any fees, remuneration or other benefits received by him as a director or officer of or by virtue of his interest in such other company.
Directors may exercise voting power conferred by Company’s shares in another company.
     (b) Subject to Article 55A, the Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director of the Company may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.
APPOINTMENT AND REMOVAL OF DIRECTORS
91A. Each Member shall have the right to appoint one (1) Director at any time and from time to time to the Board for every multiple of Shares held by such Member constituting 25% (such multiple to be rounded up to the nearest whole figure) of the total issued share capital of the Company on a fully diluted basis. The right of appointment of Directors conferred on each Member under this Article 91A shall include the right of such Member to remove from office at any time and from time to time such person(s) appointed by such Member as a Director and the right of such Member at any time and from time to time to determine the period during which such person shall hold the office of Director. In the event that SCL shall not have exercised its rights of appointment, it shall be entitled to nominate a representative to attend all meetings of the Board and such representative shall be provided with the same information and notifications in respect of board meetings as is provided to the Directors.
91B. If a Member shall cease to own such number of Shares in the capital of the Company which entitles it to appoint that number of Director(s) it has appointed to the Board, such Member shall remove, or procure the resignation of, the relevant number of its nominees as Director(s) with effect from the date when the transfer of its Shares in the Company is completed so as to ensure compliance with Article 91A relating to the number of Directors it is entitled to appoint to the Board. A Director shall be entitled to continue to serve as such until removed by the Member who had appointed him, or

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(regardless of whether such Director has tendered his resignation as such to the Company) until that Member ceases to hold the qualifying number of Shares, or until such Director is disqualified in accordance with the Articles or the Act. Save as provided herein, no Director shall be removed by the Board.
91C. Every request for the appointment or removal of a Director by a Member shall be in writing and signed by or on behalf of the Member appointing or removing, as the case may be, such Director and shall be delivered to the corporate office of the Company in Hong Kong. Whenever for any reason a person appointed by a Member ceases to be a Director, that Member shall be entitled to appoint forthwith another Director. The Members shall pass all such resolutions as may be required to approve the appointment of such Director(s) as appointed by the relevant Member in accordance with these Articles.
Directors’ power to fill casual vacancies and to appoint additional Director.
92. The Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director but so that the total number of Directors shall not at any time exceed the maximum number, if any, fixed by or in accordance with these Articles.
Removal of Directors.
93. The Company may by Ordinary Resolution remove any Director other than the SCL Director appointed pursuant to Article 91A, before the expiration of his period of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director.
Appointment in place of Director removed.
94. The Company may by Ordinary Resolution appoint another person in place of a Director removed from office under Article 93.
MANAGING DIRECTORS
Appointment of Managing Directors.
95. The Directors may from time to time appoint one or more of their body to be Managing Director or Managing Directors of the Company and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their places.
Resignation and removal of Managing Director.
96. A Managing Director shall subject to the provisions of any contract between him and the Company be subject to the same provisions as to resignation and removal as the other Directors of the Company and if he ceases to hold the office of Director from any cause he shall ipso facto and immediately cease to be a Managing Director.
Remuneration of Managing Director.
97. Subject to provisions of the Act, the remuneration of a Managing Director shall from time to time be fixed by the Directors and may subject to these Articles be by way of salary or commission or participation in profits or by any or all of these modes.
Powers of Managing Director.
98. The Directors may from time to time entrust to and confer upon a Managing Director for the time being such of the powers exercisable under these Articles by the Directors as they may think fit and may confer such powers for such time and to be exercised on such terms and conditions and with such restrictions as they think expedient and they may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in that behalf and may from time to time revoke withdraw alter or vary all or any of such powers.
VACATION OF OFFICE OF DIRECTOR

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Vacation of office of Director.
99. The office of a Director shall be vacated in any one of the following events, namely -
(a)	if he becomes prohibited from being a Director by reason of any order made under the Act;

(b)	if he ceases to be a Director by virtue of any of the provisions of the Act or these Articles;

(c)	subject to provisions of the Act, if he resigns by writing under his hand left at the Office;

(d)	if he has a receiving order made against him or suspend payments or compound with his creditors generally;

(e)	if he be found lunatic or become of unsound mind; or

(f)	if he be absent from meetings of the Directors for a continuous period of six months without leave from the Directors and the Directors resolve that his office be vacated.
ALTERNATE DIRECTORS
Appointment of Alternate Directors.
100. (a) Any Director may at any time by writing under his hand and deposited at the Office or by telefax sent to the Secretary appoint any person to be his Alternate Director and may in like manner at any time terminate such appointment. Any appointment or removal by telefax, telex or cable shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.
     (b) A Director or any other person may act as an Alternate Director to represent more than one Director and such Alternate Director shall be entitled at Directors’ meetings to one vote for every Director whom he represents in addition to his own vote if he is a Director.
     (c) The appointment of an Alternate Director shall ipso facto determine on the happening of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also determine ipso facto if his appointor ceases for any reason to be a Director.
     (d) An Alternate Director shall be entitled to receive notices of meetings of the Board and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally, if his appointor is absent from Singapore or is otherwise unable to act as such Director, to perform all functions of his appointment as a Director (except the power to appoint an Alternate Director) and to sign any resolution in accordance with the provisions of Article 106.
     (e) An Alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being under these Articles but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote Provided that he shall not constitute a quorum under Article 103 if he is the only person present at the meeting notwithstanding that he may be an Alternate to more than one Director.
     (f) An Alternate Director may be repaid by the Company such expenses as might properly be repaid to him if he were a Director and he shall be entitled to

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receive from the Company such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, but save as aforesaid he shall not in respect of such appointment be entitled to receive any remuneration from the Company.
     (g) An Alternate Director shall not be required to hold any share qualification.
PROCEEDINGS OF DIRECTORS
Meetings of Directors.
101. (a) The Board shall meet as required in Building 2-1 C, Information Industry and Technology Zone, No.21 Changjiang Road, Wuxi New District, the PRC (CHINESE CHARACTERS) or any other place as the Board may decide for the purposes of discussing reports and other matters (including reviewing the investments of the Company) not less than every three (3) months. Subject as aforesaid, the Directors may meet together for the despatch of business, adjourn or otherwise regulate their meetings as they think fit. Subject to the provisions of these Articles (including, without limitation, Article 55A), questions arising at any meeting shall be determined by a majority of votes and in case of an equality of votes the Chairman of the meeting shall not have a second or casting vote.
     (b) The meetings of the Board may be conducted by means of telephone or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A Director may disconnect or cease to participate in the meeting if he makes known to all other Directors participating that he is ceasing to participate in the meeting and such Director shall, notwithstanding such disconnections, be counted in the quorum for such part of the meeting. The minutes of such a meeting shall be circulated to all Directors who attended such a meeting for comments not later than 30 days after the conclusion of such meeting, and subject as aforesaid, the minutes of such meeting after incorporating the comments (if any) from the Directors, signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid. A meeting conducted by the aforesaid means is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one (1) of the Directors participating in the meeting was at that place for the duration of the meeting.
Convening meetings of Directors.
102. A Director may and the Secretary on the requisition of a Director shall at any time summon a meeting of the Directors. At least fourteen (14) days’ notice in writing (exclusive of the day on which the notice is served or is deemed to be served) of every meeting of the Directors shall be given to every Director. Every such notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be transacted (including details of the agenda and any relevant papers or documents to be discussed at such Board meeting) and unless agreed by all Directors present, no Board meeting shall vote on or resolve any matter not specified or referred to in the agenda Provided that the requirement for notice may be waived or shorter notice may be accepted if it is so agreed in writing by all the Directors entitled to attend and vote thereat.

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Quorum.
103. Each Director present personally or by his alternate shall have one (1) vote at all meetings of the Board. The quorum necessary for the transaction of the business of the Directors shall be two (2), of whom one shall be an SCL Director and the other a Wuxi CRM Director Provided that where no quorum is present at any duly convened meeting, the meeting shall be adjourned seven (7) days thereafter at the same time and place and any two (2) Directors shall be the quorum. A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors. A Director shall not be prohibited from voting or being counted in a quorum at any meeting of the Board in respect of any contract or arrangement in which he is or may be interested provided he has disclosed the nature of his interest in accordance with the applicable laws in the BVI.
Proceedings in case of vacancies.
104. Subject to the restrictions of these Articles, the continuing Directors may act notwithstanding any vacancies in their body but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up such vacancies or of summoning General Meetings of the Company but not for any other purpose. If there be no Directors or Director able or willing to act, then Wuxi CRM and SCL may summon a General Meeting for the purpose of appointing Directors.
Chairman
105. The Chairman shall be appointed from amongst the Wuxi CRM Directors and shall be elected by the Board. Such right of appointment shall include the right of Wuxi CRM to remove at any time from such office the Wuxi CRM Director as chairman and the right of Wuxi CRM at any time and from time to time to determine the period during which he shall hold the office of chairman. The Chairman shall preside at the meetings of the Directors.
Resolutions in writing.
106. A resolution in writing signed by all of Directors (or their alternates) shall be as effective as a resolution passed at a meeting of the Directors duly convened and held, and may consist of several documents in the like form each signed by one or more of the Directors. The expressions “in writing” and “signed” include approval by electronic mail or facsimile transmission by any such Director.
Minutes of Directors’ meetings.
106A. Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors at least ten (10) days prior to the next meeting of the Board.
Power to appoint committees.
107. The Board may, to the extent permissible under applicable laws, delegate such functions of the Board in relation to management and supervision of the business of the Company to such committees consisting as it deems appropriate provided that SCL shall be entitled to pro rata representation (rounded up to the nearest whole figure) on any such committee in accordance with its Shareholding Proportion and to remove any such member. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on them by the Board.
Proceedings at committee meetings.
108. The meetings and proceedings of any such committee consisting of two or more members shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding Article.
Validity of acts of Directors in spite of some formal defect.
109. All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if every such person had

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been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.
GENERAL POWERS OF THE DIRECTORS
General powers of Directors to manage Company’s business.
110. The management and supervision of the business of the Company shall be vested in the Board.
Power to appoint attorneys.
111. The Directors may from time to time by power of attorney appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Directors to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to subdelegate all or any of the powers, authorities and discretions vested in him.
Signature of cheques and bills.
112. The authorised signatories of all and any banking or credit facilities or accounts shall include a SCL Director and the mandate for the operation of such banking or credit facilities shall be as determined by the Board provided that the signature of an SCL Director shall be required in respect of any cheque or instruction to a financial institution issued by the Company for payments (singly or aggregated in a series of related transactions) exceeding US$3,000,000 or such other amount as may be agreed between the Members from time to time. Save as aforesaid, all cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by Resolution determine.
BORROWING POWERS
Directors’ borrowing powers.
113. Subject to Article 55A, the Directors may borrow or raise money from time to time for the purpose of the Company or secure the payment of such sums as they think fit and may secure the repayment or payment of such sums by mortgage or charge upon all or any of the property or assets of the Company or by the issue of debentures (whether at par or at discount or premium) or otherwise as they may think fit.
SECRETARY
Secretary.
114. The Secretary or Secretaries shall and a Deputy or Assistant Secretary or Secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit, and any Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary or Secretaries shall not conflict with the provisions of the Act.
SEAL

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Seal.
115. (a) The Directors shall provide for the safe custody of the Seal, which shall only be used by the authority of the Directors or a committee of Directors authorised by the Directors in that behalf, and every instrument to which the Seal shall be affixed shall (subject to the provisions of these Articles as to certificates for shares) be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors in place of the Secretary for the purpose.
Official Seal.
     (b) The Company may exercise the powers conferred by the Act with regard to having an Official Seal for use abroad, and such powers shall be vested in the Directors.
Share Seal.
     (c) The Company may have a duplicate Common Seal which shall be a facsimile of the Common Seal with the addition on its face of the words “Share Seal”.
AUTHENTICATION OF DOCUMENTS
Power to authenticate documents.
116. Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office, the local manager and other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.
Certified copies of resolution of the Directors.
117. A document purporting to be a copy of a resolution of the Directors or an extract from the minutes of a meeting of Directors which is certified as such in accordance with the provisions of the last preceding Article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.
DIVIDENDS AND RESERVES
Payment of dividends.
118. (a) Subject to any applicable laws and regulations and these Articles, the Available Profits in respect of each financial year of the Company shall be applied by the Company in payment of dividends in accordance with these Articles within 90 days from the end of the relevant financial year and shall be paid within 120 days from the end of that financial year. For the purpose of this Article 118(a), “Available Profits” in respect of any financial year means all distributable profits after having sufficient tax franking credit and the appropriation of prudent and proper reserves, taking into account the cash flow requirements and expenditure requirements provided that no dividend shall be declared and paid unless the Directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realisable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its capital. In the absence of fraud, the decision of the directors as to the realisable value of the assets of the Company is conclusive, unless a question of law is involved.
     (b) Each Member shall exercise its voting rights as member of the Company to procure that ANST may declare dividend in each financial year of an amount which is reasonable after taking into account the tax franking credits of ANST

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and the appropriation of prudent and proper reserves, taking into account the cash flow and expenditure requirements, but in any event, not more than ten per cent. (10%) of the distributable profits of ANST, unless otherwise agreed in writing by Wuxi CRM and SCL.
Apportionment of dividends.
119. Subject to the rights of holders of shares with special rights as to dividend (if any), all dividends shall be declared and paid according to the amounts paid on the shares in respect whereof the dividend is paid, but (for the purposes of this Article only) no amount paid on a share in advance of calls shall be treated as paid on the share. All dividends shall be apportioned and paid pro rata according to the amount paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.
120. Intentionally omitted.
121. Intentionally omitted.
Dividends not to bear interest.
122. No dividend or other moneys payable on or in respect of a share shall bear interest against the Company.
Deduction of debts due to Company.
123. The Directors may deduct from any dividend or other moneys payable to any Member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or in connection therewith.
Retention of dividends on shares subject to lien.
124. The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.
Retention of dividends on shares pending transmission.
125. The Directors may retain the dividends payable on shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a Member or which any person under those provisions is entitled to transfer until such person shall become a Member in respect of such shares or shall duly transfer the same.
Unclaimed dividends.
126. The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.
Payment of dividend in specie.
127. The Company may, upon the recommendation of the Directors, by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways; and the Directors shall give effect to such Resolution and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Directors.

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Dividends payable by cheque.
128. Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or, if several persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder to any one of such persons or to such persons and such address as such persons may by writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque if purporting to be endorsed or the receipt of any such person shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.
Effect of transfer.
129. A transfer of shares shall not pass the right to any dividend declared on such shares before the registration of the transfer.
RESERVES
Power to carry profit to reserve.
130. The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for meeting contingencies or for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining the works, plant and machinery of the Company or for special dividends or bonuses or for equalising dividends or for any other purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.
CAPITALISATION OF PROFITS AND RESERVES
Power to capitalise profits.
131. Subject to Articles 55A and 118, the Company may, upon the recommendation of the Directors, by Ordinary Resolution resolve that it is desirable to capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts or any sum standing to the credit of the profit and loss account or otherwise available for distribution, provided that such sum be not required for paying the dividends on any shares carrying a fixed cumulative preferential dividend and accordingly that the Directors be authorised and directed to appropriate the sum resolved to be capitalised to the Members holding shares in the Company in the proportions in which such sum would have been divisible amongst them had the same been applied or been applicable in paying dividends and to apply such sum on their behalf either in or towards paying up the amounts (if any) for the time being unpaid on any shares held by such Members respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in one way and partly in the other.
Implementation of resolution to capitalise profits.
132. Whenever such a resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the sum resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures (if any) and generally shall do all acts and things required to give effect thereto with full power to the

37

Directors to make such provision by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions and also to authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares to which they may be entitled upon such capitalisation or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the sum resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such Members.
MINUTES AND BOOKS
Minutes.
133. The Directors shall cause minutes to be made in books to be provided for the purpose -
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of Directors and of any committee of Directors; and

(c)	of all Resolutions and proceedings at all Meetings of the Company and of any class of Members, of the Directors and of committees of Directors.
Keeping of Registers, etc.
134. The Directors shall duly comply with the provisions of the Act and in particular the provisions in regard to registration of charges created by or affecting property of the Company, in regard to keeping a Register of Directors, Managers, Secretaries and Auditors, the Register, a Register of Mortgages and Charges and a Register of Directors’ Share and Debenture Holdings and in regard to the production and furnishing of copies of such Registers and of any Register of Holders of Debentures of the Company.
Form of registers, etc.
135. Any register, index, minute book, book of accounts or other book required by these Articles or by the Act to be kept by or on behalf of the Company may be kept either by making entries in bound books or by recording them in any other manner. In any case in which bound books are not used, the Directors shall take adequate precautions for guarding against falsification and for facilitating discovery.
ACCOUNTS
Directors to keep proper accounts.
136. The Directors shall cause to be kept such accounting and other records as are necessary to comply with the provisions of the Act and shall cause those records to be kept in such manner as to enable them to be conveniently and properly audited.
Location and inspection.
137. Subject to the provisions of the Act, the books of accounts shall be kept at the Office or at such other place or places as the Directors think fit within Singapore. No Member (other than a Director) shall have any right of inspecting any account or book or document or other recording of the Company except as is conferred by law or authorised by the Directors or by an Ordinary Resolution of the Company.
Presentation of accounts.
138. In accordance with the provisions of the Act the Directors shall cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as may be necessary.

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Copies of accounts.
139. A copy of every balance sheet and profit and loss account which is to be laid before a General Meeting of the Company (including every document required by the Act to be annexed thereto) together with a copy of every report of the Auditors relating thereto and of the Directors’ report shall not less than fourteen days before the date of the Meeting be sent to every Member of, and every holder of debentures (if any) of, the Company and to every other person who is entitled to receive notices from the Company under the provisions of the Act or of these Articles: provided that this Article shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of a share in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of the holder or otherwise but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.
AUDITORS
Appointment of Auditors.
140. Auditors shall be appointed and their duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act.
Validity of acts of Auditors in spite of some formal defect.
141. Subject to the provisions of the Act all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment.
Auditors’ right to receive notices of and attend at General Meetings.
142. The Auditors shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting to which any Member is entitled and to be heard at any General Meeting on any part of the business of the Meeting which concerns them as Auditors.
NOTICES
Service of notice.
143. (a) Any notice may be given by the Company to any Member in any of the following ways:
(i)	by delivering the notice personally to him; or

(ii)	by sending it by prepaid mail to him at his registered address in Singapore or where such address is outside Singapore by prepaid air-mail; or

(iii)	by sending a cable or telex, or telefax containing the text of the notice to him at his registered address in Singapore or where such address is outside Singapore to such address or to any other address as might have been previously notified by the Member concerned to the Company.
     (b) Any notice or other communication served under any of the provisions of these Articles on or by the Company or any officer of the Company may be tested or verified by telex or telefax or telephone or such other manner as may be convenient in the circumstances but the Company and its officers are under no obligation so to test or

39

verify any such notice or communication.
Service of notices in respect of joint holders.
144. All notices and documents (including a share certificate) with respect to any shares to which persons are jointly entitled shall be given to whichever of such persons is named first on the Register and notice so given shall be sufficient notice to all the holders of such shares.
Members shall be served at registered address.
145. Any Member with a registered address shall be entitled to have served upon him at such address any notice to which he is entitled under these Articles.
Service of notices after death etc. of a Member.
146. A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also an address for the service of notice, shall be entitled to have served upon him at such address any notice or document to which the Member but for his death or bankruptcy or otherwise would be entitled and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall (notwithstanding that such Member be then dead or bankrupt or otherwise not entitled to such share and whether or not the Company have notice of the same) be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder.
When service effected.
147. (a) Any notice given in conformity with Article 143 shall be deemed to have been given at any of the following times as may be appropriate:
(i)	when it is delivered personally to the Member, at the time when it is so delivered;

(ii)	when it is sent by prepaid mail to an address in Singapore or by prepaid airmail to an address outside Singapore, on the second day following that on which the notice was put into the post; or

(iii)	when the notice is sent by cable or telex, or telefax on the day it is so sent.
     (b) In proving such service or sending, it shall be sufficient to prove that the letter containing the notice or document was properly addressed and put into the post office as a prepaid letter or airmail letter as the case may be or that a telex or telefax was properly addressed and transmitted or that a cable was properly addressed and handed to the relevant authority for despatch.
Signature on notice.
148. Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed or written.
Day of service not counted.
149. When a given number of days’ notice or notice extending over any other period is required to be given the day of service shall, unless it is otherwise provided or required by these Articles or by the Act, be not counted in such number of days or period.
Notice of General Meeting.
150. (a) Notice of every General Meeting shall be given in the manner hereinbefore authorised to -

40

(i)	every Member;

(ii)	every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the Meeting; and

(iii)	the Auditor for the time being of the Company.
     (b) No other person shall be entitled to receive notices of General Meetings.
Notice of meetings of Directors or any committee of Directors.
151. The provisions of Articles 143, 147, 148 and 149 shall apply mutatis mutandis to notices of meetings of Directors or any committee of Directors.
WINDING UP
Distribution of assets in specie.
152. If the Company is wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority thinks fit and the liquidation of the Company may be closed and the Company dissolved but so that no Member shall be compelled to accept any shares or other securities in respect of which there is a liability.
INDEMNITY
Indemnity of Directors and officers.
153. Subject to the provisions of the Act, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and in particular and without prejudice to the generality of the foregoing no Director, Manager, Secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own negligence, wilful default, breach of duty or breach of trust.

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SCHEDULE 5
DEED OF INDEMNITY
DATED THE [•] DAY OF [•]
Between
STATS CHIPPAC LTD.
And
CHINA RESOURCES LOGIC LIMITED
And
MICRO ASSEMBLY TECHNOLOGIES LIMITED
And
WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED

DEED OF INDEMNITY

WONG PARTNERSHIP
Advocates & Solicitors * Notary Public
Commissioners for Oaths Agents for Trade Marks & Patents
One George Street #20-01
Singapore 049145
Telephone: 6416 8000
Facsimile: 6532 5711
Email: wonglaw@singnet.com.sg
Website: http://www.wongpartnership.com.sg

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THIS DEED OF INDEMNITY is made on
BETWEEN:
(1)	STATS CHIPPAC LTD. (Company Registration No. 199407932D) a company incorporated in Singapore and having its corporate headquarters address at 10 Ang Mo Kio Street 65, Techpoint #05-17/20, Singapore (“SCL”);

(2)	CHINA RESOURCES LOGIC LIMITED (Company Registration No. 19963), a company incorporated in Bermuda and having its principal business address at Rooms 4003-06, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong (“CRL”);

(3)	MICRO ASSEMBLY TECHNOLOGIES LIMITED (International Business Company Number 548365), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“MAT”); and

(4)	WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED (International Business Company Number 510317), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“Wuxi CRM”),

(collectively, the “Parties” and each a “Party”).
WHEREAS this Deed is entered into pursuant to the provisions of a subscription agreement dated 22 June 2006 (the “Subscription Agreement”) and made between (1) SCL and (2) the Covenantors, relating to the subscription by SCL and Wuxi CRM of the SCL New Shares and the Wuxi New Shares respectively.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed:
(a)	all terms and references used in this Deed and which are defined or construed in the Subscription Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed. All references in this Deed to the “Agreement” are to the Subscription Agreement as from time to time amended, modified or supplemented;

(b)	where any person suffers a loss of or reduction in the amount of any relief, allowance or credit or has a right to the repayment of Taxation nullified or cancelled in whole or in part and such relief, allowance, credit or right to repayment related to a Transaction effected on or before Completion or was granted by reference to any income, profits or gains earned, accrued or received on or before Completion, then such person shall be treated as having incurred a corresponding depletion in or reduction in the value of its or his assets as a result of a Claim for Taxation made in the circumstances falling within Clause 2.1;

(c)	references to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated as earned, accrued or received for Taxation purposes;

27

(d)	references to “Clauses” are to Clauses of this Deed unless the subject or context otherwise requires; and
(e)	words and expressions defined for the purposes of any relevant taxing or other legislation shall herein bear the same meaning.
2.	INDEMNITY

2.1	Subject as hereinafter provided, each of the Covenantors hereby jointly and severally agrees with and undertakes to each of SCL, MAT and ANST to indemnify and keep indemnified each of them as the case may be against any losses, liabilities and damages suffered by any of them or any depletion in or reduction in value of their respective assets or increase in their respective liabilities in relation to the JV Group Companies in connection with or arising from or incident to or as a result or in consequence of any Claim for Taxation which has been made or may hereafter be made:
(a)	in respect of or arising from any Transaction effected or deemed to have been effected on or before Completion; or

(b)	by reference to any income, profits or gains earned, accrued or received on or before Completion.
The indemnity in this Clause 2.1 shall include all costs and expenses properly payable in connection with any Claim or liability referred to herein.
2.2	The Covenantors shall not be liable under Clause 2:
(a)	to the extent that the liability would not have arisen, but for an act carried out by the Covenantors prior to Completion at the written request of SCL; or

(b)	to the extent that recovery has been made in respect of the same subject matter under the Subscription Agreement and any payment by the Covenantors under this Deed shall reduce by that amount any claim in respect of the same subject matter by SCL or any Group Company under the Subscription Agreement (and vice versa)
2.3	In the event of default by the Covenantors (or any of them) in the payment on demand of any sum due under this Deed determined by agreement or pursuant to an order of a court or by SCL’s auditors, the liability of the Covenantors shall be increased to include interest on such sum from the date of payment of such sum by MAT towards satisfaction of any Claim for Taxation referred to in Clause 2.1 to the date of actual payment by the Covenantors (as well after as before judgment) at a rate per annum being two per cent. (2%) above 6-month LIBOR rate for US$ quoted by The Hongkong and Shanghai Banking Corporation Limited, Singapore (or any successor entity thereof) from time to time. Interest determined in accordance with this Clause 2.2 shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall accrue from day to day.

2.4	Any liability to SCL, MAT and ANST hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by SCL in its absolute discretion without in any way prejudicing or affecting its rights against the Covenantors (or any of them).
3.	NOTICE

Any notice required to be given by any Party to any other Party shall be deemed validly served

28

by hand delivery or by telefax or by prepaid registered letter or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose The initial addresses and telefax numbers of the Parties are:

SCL	:	STATS ChipPAC Ltd.

Fax Number	:	+ 65 6720 7829

Address	:	10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore 569059

Attention	:	Mr. Choong, Chan Yong, Vice President, Corporate Strategy

With a copy to	:	Ms. Taylor, Janet, General Counsel

CRL		China Resources Logic Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

MAT	:	Micro Assembly Technologies Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

Wuxi CRM	:	Wuxi China Resources Microelectronics (Holdings) Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer
Any such notice or communication shall be deemed to have been served:
(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same

29

shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case, the package may be containing such notice or document was properly addressed and sent to the relevant courier company.

4.	GENERAL

4.1	This Deed shall come into force on the date stated at the beginning and shall continue in force from such date.

4.2	This Deed shall be binding upon and enure for the benefit of the successors permitted assignees and/or nominees of the Parties. Each of the Covenantors agrees that SCL shall be entitled to assign the benefit of this Deed and any cause of action in connection therewith and all or part of its rights or transfer all or part of its obligations under this Deed to its to any Permitted Transferree holding shares in MAT for the time being. Any such Permitted Transferee shall be entitled to the full benefit of this Deed to the same extent as if it were an original Party in respect of the rights or obligations assigned or transferred to it. Any reference in this Deed to SCL shall be construed accordingly.

4.3	Each of the Covenantors may not assign or transfer all or part of its rights and obligations under this Deed to any party except that CRL may assign and transfer its rights and obligations under this Deed in the manner set out in Clause 4.4 below.

4.4	The Parties acknowledge that CRL may, but shall not be obliged to undertake an internal corporate restructuring exercise involving CRL and its Related Corporations but not involving any change of ultimate shareholding control of CRL (a “Restructuring Exercise”). The Parties hereby agree that notwithstanding Clause 4.3, CRL may (but shall not be obliged to) transfer or assign its rights and obligations under this Deed to its successor entity pursuant to the Restructuring Exercise (“CRL Successor Entity”) and no consent shall be required from any Party in respect of such assignment or transfer of CRL’s rights and obligations Provided that (i) such CRL Successor Entity’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) at the time of such assignment or transfer of CRL’s rights and obligations shall not be less than CRL’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) as of the date of the Joint Venture Agreement, based on CRL’s audited accounts for the financial year ended 31 December 2005; and (ii) not less than one (1) month prior to any such assignment or transfer, CRL has permitted SCL’s independent external auditors to, at the sole cost and expense of CRL, undertake a limited review of the financial statements of CRL Successor Entity for the sole purpose of determining its net asset value. The opinion of SCL’s independent external auditors shall be final, conclusive and binding on CRL and SCL.

4.5	The illegality, invalidity or unenforceability of any provision of this Deed under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

4.6	The Contract (Rights of Third Parties) Act Chapter 53B of Singapore (the “Act”) shall not under any circumstances apply to this Deed and any person who is not a party to this Deed (whether or not such person shall be named, referred to, or otherwise identified in, or form part of a class of persons so named, referred to or identified in, this Deed) shall have no right whatsoever under the Act to enforce this Deed or any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

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5.	COUNTERPARTS

This Deed may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Deed by signing and executing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

6.	GOVERNING LAW

6.1	This Deed shall be governed by, and construed in accordance with, the laws of Singapore.

6.2	In case any dispute or difference shall arise between the Parties as to the construction of this Deed or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.

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IN WITNESS WHEREOF this Deed has been entered into by the Parties.
SCL

The Common Seal of STATS ChipPAC Ltd. has been affixed in the presence of:	) ) )

Director

Director/Secretary
CRL

The Common Seal of China Resources Logic Limited has been affixed in the presence of:	) ) )

Director

Director/Secretary
MAT

The Common Seal of Micro Assembly Technologies Limited has been affixed in the presence of:	) ) )

Director

Director/Secretary
Wuxi CRM

The Common Seal of Wuxi China Resources Microelectronics (Holdings) Limited has been affixed in the presence of:	} } )

Director

Director/Secretary

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SCHEDULE 6
DIRECTOR INDEMNITY LETTER
[Letterhead of MAT]
THIS DEED is made on the [•] day of [•] by Micro Assembly Technologies Limited (“MAT”) in favour of [•name] (the “Director”).
NOW THIS DEED WITNESSES as follows:
1.	In consideration of the Director acting as a director of MAT at the request of MAT:
(a)	MAT hereby indemnifies the Director from and against any liability incurred by him in his capacity as a director of MAT in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or in connection with any application in relation to any such proceeds in which relief is granted to him by a court. This Director Indemnity Letter shall not extend to cover any liability incurred by the Director in defending any criminal proceedings (whether in his capacity as a director or otherwise) or charges brought against him otherwise than in his capacity as a director of MAT; and

(b)	MAT hereby indemnifies the Director from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against the Director as a result of any act matter or thing done or omitted to be done by him in good faith and for the interest or benefit of MAT in the course of his being a director of MAT.
2.	In this Deed, words importing any gender include the other genders and words importing the singular include the plural and vice versa.

3.	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Deed.

4.	This Deed shall be governed by and construed in accordance with the laws of Singapore. In case any dispute or difference shall arise between the Parties as to the construction of this Deed or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.
IN WITNESS WHEREOF this Deed has been signed, sealed and delivered the day and year first hereinbefore mentioned.

The Common Seal of Micro Assembly Technologies Limited was hereunto affixed in the presence of:	) ) )

Director	Director/Secretary

33

[Letterhead of Wuxi CR Micro-Assemb Tech. Ltd.]
THIS DEED is made on the [•] day of [•] by Wuxi CR Micro-Assemb Tech. Ltd. (“ANST”) in favour of [•name] (the “Director”).
NOW THIS DEED WITNESSES as follows:
1.	In consideration of the Director acting as a director of ANST at the request of ANST:
(a)	ANST hereby indemnifies the Director from and against any liability incurred by him in his capacity as a director of ANST in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or in connection with any application in relation to any such proceeds in which relief is granted to him by a court. This Director Indemnity Letter shall not extend to cover any liability incurred by the Director in defending any criminal proceedings (whether in his capacity as a director or otherwise) or charges brought against him otherwise than in his capacity as a director of ANST; and

(b)	ANST hereby indemnifies the Director from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against the Director as a result of any act matter or thing done or omitted to be done by him in good faith and for the interest or benefit of ANST in the course of his being a director of ANST.
2.	In this Deed, words importing any gender include the other genders and words importing the singular include the plural and vice versa.

3.	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Deed.

4.	This Deed shall be governed by and construed in accordance with the laws of Singapore. In case any dispute or difference shall arise between the Parties as to the construction of this Deed or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.
IN WITNESS WHEREOF this Deed has been signed, sealed and delivered the day and year first hereinbefore mentioned.

Signed by and company stamp of Wuxi CR Micro-Assemb Tech. Ltd.	) ) ) )

Legal Representative

34

SCHEDULE 7
Joint Venture Agreement

35

Dated this 22nd day of June 2006
Between
STATS CHIPPAC LTD.
And
CHINA RESOURCES LOGIC LIMITED
And
WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED
And
MICRO ASSEMBLY TECHNOLOGIES LIMITED
And
WUXI CR MICRO-ASSEMB TECH. LTD.

JOINT VENTURE AGREEMENT

WONG PARTNERSHIP
Advocates & Solicitors • Notaries Public • Commissioners for Oaths
Agents for Trade Marks & Patents
One George Street #20-01
Singapore 049145
Telephone: 6416 8000
Facsimile: 6532 5711/6532 5722
Email: wonglaw@singnet.com.sg
Website: http://www.wongpartnership.com.sg

THIS JOINT VENTURE AGREEMENT is made on the 22nd day of June 2006
BETWEEN:
(1)	STATS CHIPPAC LTD. (Company Registration No. 199407932D), a company incorporated in Singapore and having its corporate headquarters address at 10 Ang Mo Kio Street 65, Techpoint #05-17/20, Singapore (“SCL”);

(2)	CHINA RESOURCES LOGIC LIMITED (Company Registration No. 19963), a company incorporated in Bermuda and having its principal business address at Rooms 4003-06, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong (“CRL”);

(3)	WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED (International Business Company Number 510317), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“Wuxi CRM”);

(4)	MICRO ASSEMBLY TECHNOLOGIES LIMITED (International Business Company Number 548365), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“MAT”); and

(5)	WUXI CR MICRO-ASSEMB TECH. LTD., a company incorporated in the People’s Republic of China and having its registered address at New District Science & Technology Park Ximei Road, B-27, Wuxi 214112, Jiangsu, People’s Republic of China (“ANST”),

(collectively the “Parties” and each a “Party”).
WHEREAS:
(A)	MAT has an authorised share capital of US$4,000,000 consisting of 4,000,000 Shares (as defined below), of which 4,000,000 Shares, have been allotted and issued.

(B)	SCL has agreed to invest in the JV Group (as defined below) which is engaged in the Businesses (as defined below).

(C)	Pursuant to the Subscription Agreement (as defined below), SCL has subscribed for a total of 1,000,000 Shares in MAT representing 25% of the Enlarged Issued Share Capital (as defined below) and Wuxi CRM has subscribed for a total of 2,999,999 Shares and now holds 3,000,000 Shares representing 75% of the Enlarged Issued Share Capital as at the date of this Joint Venture Agreement.

(D)	To regulate the relationship of the Shareholders (as defined below) inter se as shareholders of MAT and in the conduct of the business and affairs of the JV Group in the spirit of mutual confidence and co-operation, the Parties have agreed to enter into this Joint Venture Agreement on the terms and conditions hereinafter set out.
IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Joint Venture Agreement and in the Schedules unless the context requires otherwise:

“Approved Accounting Firm” means any one of Deloitte & Touche, Ernst & Young, KPMG, PricewaterhouseCoopers or any of their successor firms;

“Articles” has the meaning ascribed to it in the Subscription Agreement;

“Assets” shall have the meaning ascribed to it in the Assets Sale and Purchase Agreement;

“Assets Sale and Purchase Agreement” has the meaning ascribed to it in the Subscription Agreement;

“Board” means the board of directors, for the time being, of MAT;

“Businesses” means the businesses of MAT as set out in Clause 2;

“BVI Registry” means Registry of Corporate Affairs in the British Virgin Islands;

“Chairman” means the chairman of the Board at any given time;

“Companies Act” means the International Business Companies Act of the BVI;

“Completion Date” has the meaning ascribed to it in the Subscription Agreement;

“Confidential Information” means any information which is proprietary and confidential to a party including but not limited to the terms and conditions of this Joint Venture Agreement, information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a party, any information concerning the organisation, business, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals’, clients or customers’ transactions or affairs, any party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a party, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Control” means the authority, whether exercised or not, to control a person’s business and affairs, which authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent. (50%) of the votes entitled to be cast or to control the composition of the board of directors and references to “is Controlled by” and “is under the Control of” shall be construed accordingly;

“Declined Subscription Shares” shall have the meaning ascribed to it in Clause 15.3;

“Deed of Ratification and Accession” means the deed in the form and on the terms set out in Schedule 3;

“Default Call Option” shall have the meaning ascribed to it in Clause 21.1(a);

“Default Call Option Notice” shall have the meaning ascribed to it in Clause 21.2;

“Default Call Option Shares” means Shares held by SCL (in the event the Default Call Option is exercised);

“Default Option Completion” shall have the meaning ascribed to it in Clause 21.9;

“Defaulting Party” shall have the meaning ascribed to it in Clause 20.2;

“Default Put Option” shall have the meaning ascribed to it in Clause 21.1(b);

“Default Put Option Shares” means Shares held by SCL in the event the Default Put Option is exercised;

“Default Transferee” means the Non-Defaulting Party (in the event the Default Call Option is exercised) or the Defaulting Party (in the event the Default Put Option is exercised);

“Default Transferor” means the Defaulting Party (in the event the Default Call Option is exercised) or the Non-Defaulting Party (in the event the Default Put Option is exercised);

“Director” means a director at any given time of MAT;

“Encumbrances” means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, options, rights of first refusal and any other encumbrance or condition whatsoever;

“Enlarged Issued Share Capital” shall have the meaning ascribed to it in the Subscription Agreement;

“FY” means financial year;

“Intellectual Property Rights” means all trademarks, service marks, patents, designs, copyright, know-how, proprietary information, trade secrets, licenses relating to any of the above and all other similar industrial and intellectual property rights, title and interests, whether registered, pending registration or unregistered;

“JV Group” means MAT and ANST, and “JV Group Company” means any one of them;

“Manufacturer’s Representative Agreement” shall have the meaning ascribed to it in the Subscription Agreement;

“Net Asset Value” means, in relation to any Share at any given time, the net asset value of such Share calculated in accordance with the following formula:

Net Asset Value = (A – B)/C

Where

A is the aggregate amount of assets of MAT determined by reference to then latest available audited consolidated accounts of MAT in respect of a financial year;

B is the aggregate amount of liabilities of MAT (excluding shareholders equity) determined by reference to then latest available audited consolidated accounts of MAT in respect of a financial year; and

C is the total number of issued Shares at such time.
“Non-Defaulting Party” shall have the meaning ascribed to it in Clause 21.1;

“Notice of Transfer” shall have the meaning ascribed to it in Clause 18.1;

“Offer” shall have the meaning ascribed to it in Clause 16.2;

“Option Shares” means all such Shares beneficially owned by SCL (whether by way of subscription or purchase or otherwise howsoever) as at the date of the Put Option Notice;

“Permitted Transferee” means any company within the SCL or CRL group of companies (as the case may be) whereby SCL or CRL, directly or indirectly, through one or more intermediaries, owns more than fifty percent (50%) of such company’s capital and voting rights;

“Prescribed Period” shall have the meaning ascribed to it in Clause 14.1;

“Put Option Completion Date” means 11.00 a.m. on the date (being a Business Day) falling fourteen (14) days from the date of service of a Put Option Notice under Clause 19.2;

“Put Option Period” means the period commencing on 1 January 2011 and ending on the date falling five (5) years thereafter, such five (5) years periods to be automatically renewed unless terminated in writing by SCL;

“QFN Business” means the business of SCL and SCC as described and diagrammatically illustrated in Schedule 6, including the customers identified therein;

“QFN Customers” means the customers identified in Schedule 6;

“Registered Agent of MAT” means Morgan & Morgan Trust Corporation Limited;

“Related Corporation” means with reference to a corporation, a corporation which is (a) the holding company of the first-mentioned corporation; (b) a subsidiary of the first-mentioned corporation; or (c) a subsidiary of the holding company of the first-mentioned corporation;

“Remaining Offer Shares” shall have the meaning ascribed to it in Clause 16.4(a);

“Reserved Matters Call Option” shall have the meaning ascribed to it in Clause 12.3;

“Reserved Matters Call Option Completion” shall have the meaning ascribed to it in Clause 12.3;

“Reserved Matters Call Option Shares” shall have the meaning ascribed to it in Clause 12.3;

“SCBL” shall have the meaning ascribed to it in the Subscription Agreement;

“SCC” shall have the meaning ascribed to it in the Subscription Agreement;

“SCL Consideration Amount” shall have the meaning ascribed to it in the Subscription Agreement;

“SCL Director” shall have the meaning ascribed to it in the Subscription Agreement;

“Shares” means ordinary shares in the capital of MAT of US$1.00 each;

“Shareholders” means Wuxi CRM and SCL and any other person holding shares in the capital of MAT who shall have executed a Deed of Ratification and Accession pursuant to the provisions of this Joint Venture Agreement;

“Shareholding Proportion”, in relation to any Shareholder, means, at any given time, the proportion in which the Shares for which that Shareholder is registered in MAT’s register of members bears to the total number of Shares issued in the capital of MAT;

“Securities” means Shares and options which enable any person to take up unissued Shares;

“Subscription Agreement” means the subscription agreement entered between SCL, CRL, MAT and Wuxi CRM pursuant to which, inter alia, SCL agrees to subscribe for 25% of the Enlarged Issued Share Capital as at the Completion Date;

“Subscription Offer” shall have the meaning ascribed to it in Clause 15.1;

“Transfer” means any voluntary or involuntary sale, assignment, conveyance, pledge, encumbrance, hypothecation, gift, distribution or other disposition or transfer;

“Transfer Customers” shall have the meaning ascribed to it in the Manufacturer’s Representative Agreement;

“Transfer Customer Confidential Information” shall have the meaning ascribed to it in the Manufacturer’s Representative Agreement;

“Transferring Shareholder” shall have the meaning ascribed to it in Clause 16.2;

“Transfer Terms” means the entire legal and beneficial interest in all the Option Shares shall be sold and purchased free from any Encumbrance and together with all rights attaching thereto as at the date of exercise of the Put Option or at any time thereafter and the consideration for the Option Shares shall be the Net Asset Value thereof;

“Wuxi Consideration Amount” shall have the meaning ascribed to it in the Subscription Agreement;

“Wuxi CRM Director” means a director appointed by Wuxi CRM in accordance with Clause 6; and

“US$” or “US Dollars” means the lawful currency of the United States of America.

1.2	Any reference in this Joint Venture Agreement or the Schedules to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Joint Venture Agreement.
1.3	(a)	The headings in this Joint Venture Agreement are inserted for convenience only and shall not affect the construction of this Joint Venture Agreement.

	(b)	Any reference in this Joint Venture Agreement to “this Joint Venture Agreement” includes all amendments, additions, and variations thereto agreed between the Parties.

	(c)	The expressions “the Parties” with its grammatical variations and cognate expressions shall mean the Parties to this Joint Venture Agreement and any other person who becomes a member of MAT and is bound by the terms of this Joint Venture Agreement pursuant to the provisions of Clauses 15.5 and 16.

(d)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter), and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

(e)	The expression “financial year” means a period in respect of which an audited profit and loss account of MAT has or is to be prepared for the purpose of laying before MAT at its annual general meeting, whether that period is a year or not.

(f)	A reference to a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month.

(g)	The words “written” and “in writing” include any means of visible reproduction. References to “Recitals”, “Clauses”, and “Schedules” are to the recitals, clauses of, and the schedules to, this Joint Venture Agreement (unless the context otherwise requires). Any reference to a “paragraph” is to a reference to a paragraph of the Clause in which such reference appears. The Schedules form part of this Joint Venture Agreement and have the same force and effect as if expressly set out in the body of this Joint Venture Agreement.

(h)	The expression “subsidiary” shall mean any company a Party directly or indirectly owns more than fifty percent (50%) of the capital and voting rights of such company.
2.	OBJECTIVES OF THE PARTIES
The Businesses of MAT shall, unless and until the Shareholders otherwise agree, be confined to be an investment holding company holding 100% equity interest in ANST, which is an integrated circuit assembly and test foundry provider.
3.	CAPITAL STRUCTURE OF MAT
3.1	As at the date of this Joint Venture Agreement, SCL owns 1,000,000 Shares and Wuxi CRM owns 3,000,000 Shares representing 25% and 75%, respectively, of the Enlarged Issued Share Capital.

3.2	No Shareholder shall, without the prior written consent of the other Shareholder, create or permit to subsist any Encumbrance of any nature whatsoever over its Shares or any part of its interest in any Shares. Without prejudice to the generality of the foregoing, Wuxi CRM shall not pledge all or any of its Shares to any party whatsoever without the prior written consent of SCL, such consent not to be unreasonably withheld.

4.	EFFECTIVE DATE, WARRANTIES AND COVENANTS
4.1	This Joint Venture Agreement shall take effect on the Completion Date.

4.2	Each Party warrants to the other Parties that, at the time this Joint Venture Agreement comes into effect,
(a)	all action will have been taken so that the execution, delivery and performance of this Joint Venture Agreement will not (i) conflict with or result in a violation of the memorandum and articles of association or other constitutive documents of such Party; or (ii) result in a breach of or constitute a default under any mortgage, agreement instrument or undertaking by which such Party is bound;

(b)	all relevant statutory, governmental or other approvals for the transactions contemplated herein have been obtained; and

(c)	it has full legal right, power and authority to execute, deliver and perform its obligations under this Joint Venture Agreement.
5.	EXERCISE OF RIGHTS
5.1	The Shareholders shall simultaneously with this Joint Venture Agreement cause the Articles to be amended to make the Articles consistent with the provisions of this Joint Venture Agreement and CRL, Wuxi CRM, MAT and ANST shall as soon as practicably possible but in any event within six (6) months from the date hereof cause the articles of association of ANST to be amended to make the articles of association of ANST consistent with the provisions of this Joint Venture Agreement.

5.2	Each of the Shareholders shall exercise its rights as a shareholder in MAT in a manner consistent with the provisions of this Joint Venture Agreement. Where to give effect to all or any of the provisions of this Joint Venture Agreement a resolution of the members of MAT in general meeting is required under the laws of the BVI or under the Articles of MAT, or any resolution, registration, application, filing or other administrative step of ANST is required under the laws of PRC or under the Articles of ANST, each of the Shareholders shall exercise its voting rights for the time being in MAT and take all such actions, things and steps as lie within its powers as are necessary to give effect thereto, including but not limited to procure the Registered Agent of MAT to file the Amendments with the BVI Registry.
6.	BOARD OF DIRECTORS
6.1	Unless otherwise agreed by the Shareholders in writing, the number of Directors shall be four (4).

6.2	Each Shareholder shall have the right to appoint one (1) Director at any time and from time to time to the Board for every multiple of Shares held by such Shareholder constituting 25% (such multiple to be rounded up to the nearest whole figure) of the total issued share capital of MAT on a fully diluted basis. The right of appointment of Directors conferred on each Shareholder under this Clause 6.2 shall include the right of such Shareholder to remove from office at any time and from time to time such person(s) appointed by such Shareholder as a Director and the right of such Shareholder at any time and from time to time to determine the period during which such person shall hold the office of Director. In the event that SCL shall not have exercised its rights of appointment, it shall be entitled to nominate a representative to attend all meetings of the Board and such representative shall be provided with the same information and notifications in respect of board meetings as is provided to the Directors.

6.3	If a Shareholder shall cease to own such number of Shares which entitles it to appoint that number of Director(s) it has appointed to the Board, such Shareholder shall remove, or procure the resignation of, the relevant number of its nominees as Director(s) with effect from the date when the transfer of its Shares is completed so as to ensure compliance with the provisions of Clause 6.2 relating to the number of Directors it is entitled to appoint to the Board. A Director shall be entitled to continue to serve as such until removed by the Shareholder who had appointed him, or (regardless of whether such Director has tendered his resignation as such to MAT) until that Shareholder ceases to hold the qualifying number of Shares, or until such Director is disqualified in accordance with the Articles or the Companies Act. Save as provided herein, no Director shall be removed by the Board.

6.4	Every request for the appointment or removal of a Director by a Shareholder shall be in writing and signed by or on behalf of the Shareholder appointing or removing, as the case may be, such Director and shall be delivered to the registered office for the time being of MAT. Whenever for any reason a person appointed by a Shareholder ceases to be a Director, that Shareholder shall be entitled to appoint forthwith another Director.

6.5	Chairman of the Board shall be appointed from amongst the Wuxi CRM Directors. The Chairman shall not be entitled to a second or casting vote at any meeting of the Board or at any general meeting of MAT.

6.6	Subject to Clause 12, all decisions of the Board shall be taken by a simple majority of the Board.

6.7	The Board shall meet as required in Building 2-1 C, Information Industry and Technology Zone, No. 21 Changjiang Road, Wuxi New District, the PRC (CHINESE CHARACTERS) or any other place as the Board may decide for purposes of discussing reports and other matters (including reviewing the Businesses) not less than every three (3) months.

6.8	Each Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of the Articles shall be complied with. Such alternate director shall be entitled while holding such office as such to receive notices of all meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, duties and authorities and to perform all functions of the Director appointing him. A Director or any other person may act as an alternate Director to represent more than one (1) Director and an alternate Director shall be entitled at meetings of the Board to one (1) vote for every Director whom he represents in addition to his own vote (if any) as a Director.

6.9	At least fourteen (14) days’ notice of meetings of the Board (including details of the agenda and any relevant papers or documents to be discussed at such Board meeting shall be given to each Director at such address as he shall from time to time notify to MAT for this purpose. In the case of urgent business the right to receive notice may be waived by any Director by facsimile or otherwise in writing. Each notice of meeting of the Board shall contain an agenda of the business to be discussed at such meeting and unless agreed by all Directors present, no Board meeting shall vote on or resolve any matter not specified or referred to in the agenda.

6.10	Each Director present personally or by his alternate shall have one (1) vote at all meetings of the Board. The quorum of all meetings of the Board shall be two (2) Directors, of whom one (1) shall be an SCL Director and the other a Wuxi CRM Director. Provided that where no quorum is present at any duly convened meeting, the meeting shall be adjourned to seven (7) days thereafter at the same time and place and any two (2) Directors shall be the quorum.

6.11	The annual budget and operating plan of MAT for FY2007 shall be approved by the Board as soon as reasonably practicable after the execution of this Joint Venture Agreement but in any event no later than 1 December 2006.

6.12	A resolution in writing signed by all of the Directors for the time being or their alternates shall be valid and effectual as if it had been passed at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by one (1) or more of the Directors. The expression “in writing” and “signed” include approval by electronic mail or facsimile transmission.

6.13	Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors at least ten (10) days prior to the next meeting of the Board.

6.14	A Director shall not be prohibited from voting or being counted in a quorum at any meeting of the Board in respect of any contract or arrangement in which he is or may be interested provided he has disclosed the nature of his interest in accordance with the applicable laws at the place of its incorporation.

6.15	The authorised signatories of all and any banking or credit facilities or accounts shall include an SCL Director and the mandate for the operation of such banking or credit facilities shall be as determined by the Board Provided That the signature of an SCL Director shall be required in respect of any cheque or instruction to a financial institution issued by MAT for payments (singly or aggregated in a series of related transactions) exceeding US$3,000,000 or such other amount as may be agreed between the Shareholders from time to time.

6.16	The meetings of the Board may be conducted by means of telephone or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A Director may disconnect or cease to participate in the meeting if he makes known to all other Directors participating that he is ceasing to participate in the meeting and such Director shall, notwithstanding such disconnections, be counted in the quorum for such part of the meeting. The minutes of such a meeting shall be circulated to all Directors who attended such a meeting for comments not later than 30 days after the conclusion of such meeting, and subject as aforesaid, the minutes of such meeting after incorporating the comments (if any) from the Directors, signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid. A meeting conducted by the aforesaid means is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one (1) of the Directors participating in the meeting was at that place for the duration of the meeting.

6.17	The provisions of Clauses 6.1 to 6.16 shall apply mutatis mutandis to ANST, with the consequence that references to “MAT” shall be construed as referring to “ANST”, and the Shareholders shall procure that MAT exercises its rights as shareholder in such subsidiaries to give effect to Clauses 6.1 to 6.16 as applied to such subsidiaries. Without limitation to the generality of the foregoing, the Shareholders and MAT agree that SCL shall be entitled to nominate one (1) person as a director of ANST and one (1) person as the alternate director of such director nominated by SCL, and in connection therewith, the other Shareholders shall procure that MAT exercises its rights as shareholder in ANST to procure the appointment, election, re-election or removal as a director of ANST such person as may be nominated or requested by SCL as notified to the other Shareholders in writing at any time and from time to time. Every request for the appointment or removal of such nominee as a director of ANST or alternate director of such director by SCL shall be in writing and signed by or on behalf of SCL and shall be delivered to the registered office for the time being of ANST.
7.	SHAREHOLDERS’ MEETINGS
7.1	The number of Shareholders necessary to form a quorum for the transaction of business at a meeting of the Shareholders shall be two (2) Shareholders present personally or by representative, attorney or proxy, and shall include each of SCL and Wuxi CRM, whether present by representative, attorney or proxy. All matters raised at a meeting of the Shareholders shall, unless otherwise required by the Companies Act or the Articles or Clause 12, be decided by ordinary resolution of the Shareholders present at the meeting.

7.2	If within half an hour from the time appointed for holding the meeting a quorum is not present, the meeting shall be adjourned to seven (7) days thereafter at the same time and place and no notice need be given to the Shareholders in relation to such adjourned meeting. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the member or members present at such adjourned meeting shall be the quorum.

7.3	Unless longer notice is required by law, at least fourteen (14) days’ (or such period of notice as may be agreed by the Shareholders) prior written notice of meetings of the Shareholders shall be given to each Shareholder at such address as it shall from time to time notify MAT for this purpose. Each notice of general meeting shall specify the date, time and place of the meeting and the agenda of the business to be discussed at such meeting and shall include such other documents as are necessary to prepare the Shareholders for any such meeting.

7.4	Subject always to Clause 12, a resolution in writing executed by all the Shareholders for the time being entitled to receive notice of a meeting of the Shareholders shall be as valid and effectual as if it had been passed at a meeting of the Shareholders duly convened and held. Any such resolution may consist of several documents in like form each executed by one (1) or more Shareholders. The expression “in writing” and “executed” include approval by electronic mail or facsimile transmission.
8.	REGISTERED OFFICE ETC.
Unless and until the Board shall otherwise determine, the following particulars shall remain unchanged:
(a)	the registered office of MAT and ANST shall be at Pasea Estate, Road Town, Tortola, British Virgin Islands and Building 2-1 C, Information Industry and Technology Zone, No. 21 Changjiang Road, Wuxi New District, the PRC (CHINESE CHARACTERS) respectively;

(b)	the financial year of MAT and ANST shall end on 31 December in each year; and

(c)	the audited consolidated balance sheet and profit and loss statement of MAT and the audited balance sheet and profit and loss statement of ANST shall be prepared on a consistent basis and in accordance with Hong Kong Accounting Standards.
9.	FINANCE FOR MAT
9.1	The Parties shall procure that the Board shall determine from time to time the manner of providing finance for the Businesses having regard to the intention of the Shareholders that wherever possible the priority for the provision of financing for the Businesses shall be in the following order: (a) loans and other credit facilities from MAT’s bankers and others (“External Financing”) on such terms as the Board may agree and wherever possible, to procure such financing without any additional security or guarantee or indemnity or other security by the Shareholders; and (b) further allotment and issue of unissued Share capital in MAT provided that any such new Shares shall rank pari passu in all respects with the existing issued Shares as at the date hereof.

9.2	It is hereby agreed that none of the Shareholders shall be required to provide undertakings, guarantees or any form of security or comfort in respect of any banking or credit facility granted to any JV Group Company or in relation to it or its Businesses. In the event that undertakings, guarantees or any other securities are provided by the Shareholders or any of their respective Related Corporations to any third party or Parties in connection with any credit or banking facilities to any JV Group Company, the Shareholders shall, unless otherwise unanimously agreed, provide the same in proportion to their Shareholding Proportion (or in such other proportion as may be agreed by all the Shareholders) and on a several basis.
10.	DIVIDEND POLICY
10.1	Subject to any applicable laws and regulations and the Articles, the Shareholders hereby agree that the Available Profits in respect of each financial year of MAT shall be applied by MAT in payment of dividends in accordance with the Articles within 90 days from the end of the relevant financial year and shall be paid within 120 days from the end of that financial year. For the purpose of this Clause 10, “Available Profits” in respect of any financial year means all distributable profits after having sufficient tax franking credit and the appropriation of prudent and proper reserves, taking into account the cash flow requirements and expenditure requirements. In order to facilitate the payment of dividends by MAT, the Shareholders agree that they shall exercise their voting rights as shareholders of MAT to procure that ANST may declare a dividend in each financial year of an amount which is reasonable after taking into account the tax franking credits of ANST and the appropriation of prudent and proper reserves, taking into account the cash flow and expenditure requirements, but in any event, not more than ten per cent. (10%) of the distributable profits of ANST, unless otherwise agreed in writing by Wuxi CRM and SCL.
11.	ADMINISTRATION
11.1	The Board will be responsible for the management and supervision of the Businesses.

11.2	In accordance with the Articles, the Board may delegate such functions of the Board to such committees as it deems appropriate provided that SCL shall be entitled to pro rata representation (rounded up to the nearest whole figure) on any such committee in accordance with its Shareholding Proportion and to remove any such member.
11.3	Wuxi CRM will exercise its rights as a Shareholder in relation to MAT so as to ensure that:
(a)	the Businesses and affairs of the JV Group shall be properly and efficiently managed and operated in accordance with sound commercial principles and in accordance with all applicable laws and all rules and regulations of all governmental and self-regulatory entities;

(b)	the accounting policies, practice or procedures adopted by the JV Group shall comply with the requirements of all relevant laws and with all applicable statements of standard accounting practices and generally accepted accounting principles of the place of its incorporation;

(c)	MAT shall keep each Director fully informed as to all material developments regarding the JV Group’s financial and business affairs and will notify the Directors forthwith in writing upon becoming aware of any material adverse event affecting or likely to affect any JV Group Company;

(d)	MAT shall obtain and maintain insurance coverage in the form of Directors’ and Officers’ Indemnity Insurance for its Directors as soon as practicably possible and in any event within six (6) months from the date hereof and maintain such insurance at all times in an amount specified by the Board and satisfactory to SCL and Wuxi CRM;

(e)	all Intellectual Property Rights owned by JV Group or arising out of or in connection with the Businesses shall vest in the JV Group Companies and shall be adequately protected;

(f)	the proceeds from the SCL Consideration Amount and the Wuxi Consideration Amount received pursuant to the Subscription Agreement shall unless otherwise agreed to by the Shareholders in writing be expended solely to increase the registered capital of ANST from RMB100,000,000 to the RMB equivalent of US$40,000,000;

(g)	all lease agreements entered into by JV Group in relation to the properties occupied by any JV Group Company or otherwise used in connection with its businesses are properly registered with the relevant government authority in accordance with the applicable laws at the place where the properties are located;

(h)	all software used on or stored or resident in the said computers or computer systems owned by each JV Group Company or used by or on behalf of each JV Group Company (including software, peripherals, communications links and storage media) are lawfully held and used and does not infringe the copyright or other Intellectual Property Rights of any person and all copies held; and

(i)	each JV Group Company shall at all times comply with all environmental legislation and other regulatory requirements in force relevant or applicable to each JV Group Company, including but not limited the Pollution Discharge License (CHINESE CHARACTERS) and Drainage License (CHINESE CHARACTERS) granted to ANST.
11.4	ANST shall:
(a)	within three (3) months from the date of this Joint Venture Agreement, arrange and obtain product liability insurance coverage which it reasonably considers to be adequate based on industry standards, and ensure that the contractual liability of ANST for the Transfer Customers referred to ANST pursuant to the Assets Sale and Purchase Agreement and/or the Manufacturer’s Representative Agreement is limited to only value added services performed by ANST; and

(b)	obtain and maintain insurance coverage in the form of Directors’ and Officers’ Indemnity Insurance for its directors as soon as practicably possible and in any event within six (6) months from the date hereof and maintain such insurance at all times in an amount specified by the board of directors of ANST and satisfactory to SCL and Wuxi CRM.
11.5	Each of CRL and the JV Group Companies hereby jointly and severally agrees, acknowledges and undertakes to SCL that (a) each JV Group Company and Wuxi CRM shall not (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, and (b) within three (3) days after the expiry of every financial year of MAT and ANST, MAT and ANST will each issue and deliver to SCL a certificate substantially in the form attached herewith as Schedule 4.
12.	RESERVED MATTERS
12.1	Where questions arise or resolutions are proposed at any general meeting of MAT or any meeting of the Board or committee of the Board (as the case may be) in respect of the following matters, the affirmative vote of SCL or its representatives, attorney or proxy at such general meeting or the affirmative vote of an SCL Director at meetings of the Board or committee of the Board (as the case may be) shall be required to decide on such questions or pass any such resolutions (as the case may be):
(a)	any investment by the JV Group or establishment of any branch, representative office or subsidiary of any JV Group Company or acquisition of any shares in any body corporate or participation in any partnership or joint venture or co-operation arrangement that is not in the ordinary course of business of the JV Group;

(b)	any initial public offering or public issue of shares of any JV Group Company with a view to obtaining the listing of the JV Group Company on any stock exchange including the filing of any forms or statements for a public offering of the JV Group Company’s interests;

(c)	any change in the authorised signatories of all and any banking or credit facilities or accounts in respect of payments exceeding US$3,000,000;

(d)	any change in the number of Directors;

(e)	any appointments or change in the number or composition of the directors or chairman of ANST;

(f)	sale, transfer or disposal of the whole or a substantial part of any JV Group Company’s undertaking, assets or property or purchase, sale, transfer, disposal, lease or licence of any real property or any interest therein;

(g)	save as is otherwise provided herein, contracts other than in the ordinary course of business;

(h)	amalgamation or reconstruction of any JV Group Company, or merger, consolidation or amalgamation with any company, association, partnership or legal entity;

(i)	any change in the nature and/or scope of the Businesses for the time being;

(j)	any amendment to the Memorandum and/or Articles or other constitutive documents of any JV Group Company;

(k)	the declaration, recommendation, making and payment of any distribution (whether in cash or in kind) other than in accordance with Clause 10;

(l)	establishment of and any change in the policy of distribution of dividends from profits of the JV Group with respect to payments to Shareholders;

(m)	(i) increase, reduction or other alteration to the authorised or issued share capital of any JV Group Company; or (ii) issue or grant of any option over the unissued share capital of any JV Group Company; or (iii) the issue of any new class of shares in the capital of any JV Group Company;

(n)	the redemption, purchase or cancellation of any shares or other dilution of the interest of the Shareholders other than in accordance with this Joint Venture Agreement, or variation of any rights attaching to any shares in the capital of any JV Group Company or making of any call upon moneys unpaid in respect of any issued shares; and

(o)	subject to the provisions of this Joint Venture Agreement, the winding up, dissolution or liquidation of any JV Group Company unless it shall have become insolvent.
12.2	For the avoidance of doubt, the provisions of Clause 12.1 shall apply mutatis mutandis to ANST.
12.3	(a)	On or after 1 January 2011, in the event that a resolution of the Directors for the transaction of any business of the Directors in relation to any of the matters set out in items (a) to (o) of Clause 12.1 (including any resolution of the board of directors of ANST) that is proposed in good faith, is bona fide and objectively in the best interests of the JV Group cannot be passed after two (2) successive attempts, SCL shall be deemed to have granted to Wuxi CRM, each time such resolution cannot be passed after two (2) successive attempts, a call option (“Reserved Matters Call Option”) to purchase from SCL all (and not some only) of the Shares in MAT held by SCL and any Permitted Transferee of SCL (“Reserved Matters Call Option Shares”).

	(b)	Each Reserved Matters Call Option shall be exercisable by Wuxi CRM by serving a notice in substantially the form set out in Schedule 5 on SCL within a period of 60 days from the date of the second attempt to pass the relevant resolution referred to in Clause 12.3(a), failing which that particular Reserved Matters Call Option shall lapse.

	(c)	Upon receiving a Reserved Matters Call Option from Wuxi CRM, SCL shall sell to Wuxi CRM and Wuxi CRM shall purchase or procure the purchase from SCL of the Reserved Matters Call Option Shares.

	(d)	The Reserved Matters Call Option Shares shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in British Virgin Islands, Hong Kong, Singapore or elsewhere). SCL shall procure that all such approvals, consents and permits required to be obtained by it from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, in Singapore and the United States of America) shall have been obtained and subject thereto, Wuxi CRM shall procure that all other necessary approvals, consents and permits shall have been obtained.

(e)	The purchase price for the Reserved Matters Call Option Shares shall be the higher of (i) Net Asset Value thereof and (ii) the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into MAT at any time up to the exercise of the Reserved Matters Call Option.

(f)	Completion of the sale and purchase of the Reserved Matters Call Option Shares (“Reserved Matters Call Option Completion”) shall take place at the corporate office of MAT in Hong Kong or such other location as agreed in writing among the Parties on the date falling 14 days after the exercise of the Reserved Matters Call Option or such other date as Wuxi CRM and SCL may agree in writing.

(g)	On the Reserved Matters Call Option Completion, against compliance by SCL of its obligations set out in Clause 12.3(h), Wuxi CRM shall pay the purchase price for the relevant number of Reserved Matters Call Option Shares to be purchased by it in US Dollars by way of a cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or telegraphic transmission to an account designated by SCL or in such other manner as agreed to by Wuxi CRM and SCL in writing.

(h)	On the Reserved Matters Call Option Completion and against compliance with Clause 12.3(g) above, SCL shall deliver to Wuxi CRM:
(i)	a duly executed transfer form in favour of Wuxi CRM or as it may direct;

(ii)	the share certificates in respect of the Reserved Matters Call Option Shares; and

(iii)	any other document which may be required to enable Wuxi CRM to obtain the effective transfer of the Reserved Matters Call Option Shares to it and to be registered as the holder thereof; and
SCL shall procure the resignations of the SCL Director and the director and alternate director of ANST nominated by SCL, which said resignations shall take effect on the date of the Reserved Matters Call Option Completion.

(i)	In the event that SCL fails to complete the sale and purchase of the Reserved Matters Call Option Shares on the Reserved Matters Call Option Completion, any Director shall be deemed to have been appointed attorney of SCL with full power to execute, complete and deliver, in the name and on behalf of SCL, transfers of the Reserved Matters Call Option Shares to Wuxi CRM and/or its nominees against payment of the purchase price for the Reserved Matters Call Option Shares to SCL.

(j)	The stamp duty payable on the transfer of the Reserved Matters Call Option Shares, if any, shall be borne wholly by MAT.
13.	INFORMATION RIGHTS
13.1	For so long as this Joint Venture Agreement is in effect, the Shareholders will exercise their rights as Shareholders so as to ensure that MAT will deliver to each of the Shareholders:

(a)	on or before 1 December in each year a detailed draft operating budget for the JV Group (including estimated major items of revenue and capital expenditure) for the following financial year, broken down on a monthly basis, and an accompanying cash-flow forecast together with a balance sheet showing the projected position of the JV Group Companies as at the end of the following calendar year;

(b)	within three (3) weeks after the end of each calendar month, unaudited management accounts, such accounts to include a detailed profit and loss account, balance sheet and cash-flow statement, an analysis of sales and other revenue, with revenue and capital budgets for the corresponding month, and (if so required by the Board) a statement of the source and application of funds for such month;

(c)	as soon as available, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters (or when furnished to the Board, if earlier) the unaudited consolidated balance sheet of the JV Group Companies as at the end of each such period and the related unaudited consolidated statements of operations and cash flows of the JV Group Companies for such quarterly period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the comparable periods of the preceding fiscal year. All such financial statements shall be complete and correct in all material respects and prepared in accordance with Hong Kong Accounting Standards applied consistently throughout the periods reflected therein except as stated therein;

(d)	as soon as available, but in any event within ninety (90) days after the end of each fiscal year of MAT (or when furnished to the Board, if earlier) a copy of the consolidated balance sheet of the JV Group Companies as at the end of each fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the JV Group Companies for each financial year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year accompanied by an opinion of an Approved Accounting Firm or such other accounting firm of recognised international standing selected by MAT, which opinion shall state that such audit was conducted in accordance with generally accepted auditing standards and which opinion shall not be subject to any qualifications resulting from a limit on the scope of the examination of the financial statement or the underlying data or a departure from generally accepted accounting principles. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with Hong Kong Accounting Standards applied consistently throughout the period reflected therein except as stated therein; and

(e)	from time to time such additional information regarding results of the business, affairs, operations, assets, financial condition or prospects of the JV Group Companies, including annual budgets, cash flow analyses, projections and minutes of any meetings of the Board, as any Shareholder may reasonably request in writing and all reasonable costs properly incurred by MAT in providing such additional information shall be borne by such Shareholder.
13.2	Upon reasonable notice, will permit any Shareholder to inspect and examine, during normal business hours, any of the assets or properties, books or accounts, records and reports of the JV Group Companies and to discuss the affairs, finances and accounts of the JV Group Companies with the directors, executive officers, agents, accountants and attorneys of the JV Group Companies up to two (2) times in every calendar year. All reasonable costs properly incurred by the JV Group Companies in the exercise by any Shareholder of its rights hereunder shall be borne by such Shareholder.
14.	NON-SOLICITATION AND NON-COMPETITION
14.1	Subject to the provisions of Clause 14.2 below, each of the Shareholders jointly and severally covenants with and undertakes to the other Shareholders that it shall not and shall procure that its subsidiaries shall not, without the prior written consent of the other Shareholders, during the Prescribed Period (as hereinafter defined):
(a)	directly or indirectly carry on (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business similar to or competitive with the Businesses in any countries where the JV Group currently carries on the Businesses and/or sells its products;

(b)	solicit or persuade, or attempt to solicit or persuade, any person or corporation which is a customer or client of the JV Group, or who was in the twenty-four (24) month period before the commencement of the Prescribed Period (in relation to such Shareholder) a customer or client of or in respect of the Businesses, to cease doing business with the JV Group or reduce the amount of Businesses which the customer or client would normally do;

(c)	accept from a customer or client referred to in Clause 14.1(b) above any business of the kind ordinarily forming part of the Businesses;

(d)	at any time use or disclose to any third party any trade secrets, product information or confidential information of the Businesses which is not generally known or available in the market place or which but for a breach of this Clause 14 would not be generally known or available in the market place; and

(e)	at any time induce or attempt to induce any person who is on the Completion Date or who later becomes an employee of a JV Group Company in the Businesses to terminate his or her employment with the JV Group Company.
For the purposes of this Clause 14.1, the “Prescribed Period” shall be the period during which a Shareholder shall hold any Shares and shall, in respect to each Shareholder, terminate on the date such Shareholder ceases to hold any Shares.

14.2	The restrictions set out in Clause 14.1(a) above shall not apply to:
(a)	the wafer testing activities of Semicon Microelectronics (Shenzhen) Co. Ltd, a subsidiary of CRL;

(b)	the wafer testing and final testing activities of Wuxi China Resources Semico., Ltd., a subsidiary of CRL;

(c)	the two (2) product lines established by Wuxi China Resources Huajing Microelectronics Co, Ltd, a subsidiary of Wuxi CRM; the first product line in respect of encapsulation and testing of discrete devices and the other product line for the encapsulation of integrated circuits; and

(d)	any business of SCC using the Assets, pending the full transfer of the Assets pursuant to the terms of the Assets Sale and Purchase Agreement.
14.3	CRL covenants with and undertakes to SCL that it shall not, and shall procure that each of its Subsidiaries shall not, during the QFN Prescribed Period, without the prior written consent of SCL:

(a)	directly or indirectly carry on (whether alone or in partnership or joint venture with anyone else) or be concerned with or interested in, as principal, shareholder or unit holder, any business which is similar to or competitive with the QFN Business of SCL and/or SCC with a QFN Customer. For the avoidance of doubt, nothing in this Clause shall prevent CRL or any of its Subsidiaries from carrying on at any time any business which is similar to or competitive with the QFN Business of SCL and/or SCC with any person or corporation which is not a QFN Customer;

(b)	solicit or persuade, or attempt to solicit or persuade, any person or corporation which is a QFN Customer to cease doing the QFN Business with SCL and/or SCC or reduce the amount of QFN Business which such QFN Customer would normally do;

(c)	accept from a QFN Customer any business of the kind ordinarily forming part of the QFN Business of SCL and/or SCC; and

(d)	at any time use or disclose to any third party any trade secrets, product information or confidential information relating to the QFN Business of SCL and/or SCC which is not generally known or available in the market place or which but for a breach of this Clause 14.3 would not be generally known or available in the market place.
For the purposes of this Clause 14.3, the “QFN Prescribed Period” shall be the period commencing on the date of this Joint Venture Agreement and ending on 30 June 2010.

14.4	Each of CRL, Wuxi CRM, MAT and ANST jointly and severally covenants with and undertakes to SCL that it shall not, and shall procure that each of CRL’s subsidiaries shall not, during the Prescribed Period, without the prior written consent of SCL, at any time induce or attempt to induce any person who is at the time of this Joint Venture Agreement or who later becomes an employee of SCL or any of its Related Corporations in their businesses to terminate his or her employment with SCL or Related Corporations (as the case may be).

14.5	Each and every obligation under this Clause 14 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

14.6	While the restrictions contained in this Clause 14 are considered by the Parties to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of JV Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

14.7	This Clause 14 shall survive the termination of this Joint Venture Agreement in relation to any of the Parties.
15.	PREEMPTIVE RIGHTS : ISSUE OF NEW SHARES
15.1	Any proposed issuance of new or additional Securities in the capital of MAT shall before issue be offered or offered for subscription in the first instance to each of the Shareholders in their respective Shareholding Proportions and in accordance with the

Articles (each offer to a Shareholder being a “Subscription Offer” and all such offers being the “Subscription Offers”).
15.2	Subject to Clause 15.3, a Subscription Offer may be accepted by the relevant Shareholder as to all but not some only of the Securities comprised in such Subscription Offer within fourteen (14) days from the date of the Subscription Offer and failing such acceptance shall be deemed to be declined.

15.3	Where a Subscription Offer is declined or deemed to have been declined, the other Shareholder(s) who have so accepted their respective Subscription Offers shall for a further period of fourteen (14) days following the fourteen (14) day period mentioned in Clause 15.2 have the option but not the obligation to subscribe for all the Securities declined or deemed to be declined by the other Shareholder(s) (the “Declined Subscription Shares”) in their respective Shareholding Proportion inter se or in such proportion as they may agree amongst themselves. For the avoidance of doubt, if all of the Declined Subscription Shares comprised in a Subscription Offer are not so accepted within fourteen (14) days following the fourteen (14) day period mentioned in Clause 15.2, that Subscription Offer(s) in respect of the Declined Subscription Shares shall be deemed to have been declined and Clause 15.4 shall apply.

15.4	Any Declined Subscription Shares not accepted for purchase under Clause 15.3 may be offered for subscription to non-Shareholders on terms and conditions not more favourable than those comprised in the Subscription Offer for a period not exceeding thirty (30) days from the date when the Subscription Offer is declined or deemed to be declined, as the case may be.

15.5	The right of each Shareholder to subscribe for new Securities pursuant to this Clause 15 may be assigned by such Shareholder to any Permitted Transferee thereof, provided that such Permitted Transferee shall execute the Deed of Ratification and Accession pursuant to which such Permitted Transferee agrees that the Securities it acquires are subject to the provisions of this Joint Venture Agreement to the same extent as such provisions apply or applied to the Shareholder assigning such rights and that such Permitted Transferee is bound hereby as if an original party hereto. By purchasing the new Securities, such Permitted Transferee shall become and shall be considered to come within the definition of “Shareholder” as used in this Joint Venture Agreement.
16.	TRANSFER OF SHARES
16.1	Notwithstanding anything to the contrary in this Joint Venture Agreement but subject to Clause 16.8, no Share in MAT shall be transferred to any person prior to 1 January 2011 save and except for the following:
(i)	with the prior written consent of all Shareholders;

(ii)	upon the exercise by a Non-Defaulting Party of the Default Put Option or Default Call Option, as the case may be, on a Defaulting Party pursuant to the provisions of Clause 21; or

(iii)	to a Permitted Transferee pursuant to Clause 16.7.
16.2	Subject to Clause 16.1 and except as hereinafter provided, if a Shareholder (hereinafter referred to as the “Transferring Shareholder”) wishes to Transfer any of his or its Shares that Transferring Shareholder shall first offer in writing those Shares to be transferred by the Transferring Shareholder to the other Shareholders in proportion (as nearly as may be) to the number of Shares held by them inter se respectively at a price determined by the Transferring Shareholder (the “Offer”) and on such terms and conditions as set out in the Offer.

16.3	Subject to Clause 16.4, the Offer may be accepted by the other Shareholders as to all but not some only of the Shares comprised in the Offer within fourteen (14) days from the date of the Offer and failing such acceptance shall be deemed to be declined.

16.4	Where some but not all of the Shares comprised in the Offer have been accepted, the other Shareholders who have so accepted the Offer shall for a further period of fourteen (14) days following the fourteen (14) day period mentioned in Clause 16.3 have the option but not the obligation:
(a)	to accept all the Shares declined by the other Shareholders (the “Remaining Offer Shares”) in proportion (as nearly as may be) to the number of Shares held by them inter se respectively as at the date of the Offer or in such proportion as they may agree amongst themselves; and/or

(b)	subject to the agreement of all Shareholders and to Clause 16.8, to nominate a third party or parties to purchase some or all of such Remaining Offer Shares, so that all and not some only of the Shares comprised in the Offer shall be fully taken up. For the avoidance of doubt, if all of the Shares comprised in the Offer are not so accepted within fourteen (14) days following the fourteen (14) day period mentioned in Clause 16.3, the Offer shall be deemed to have been declined in whole by the other Shareholders and Clause 16.5 shall apply.

16.5	Upon the Offer being declined, or being deemed to have been declined, all and not some only of the Shares may be offered by the Transferring Shareholder for sale to non-Shareholders during a period of not more than 90 days after the expiry of the fourteen (14) days following the fourteen (14) day period mentioned in Clause 16.3 on terms and conditions not more favourable than those comprised in the Offer.

16.6	Completion of the sale and purchase of any Shares under this Clause 16 shall take place on the date falling no later than thirty (30) days from the date of acceptance in full of the Offer. On completion:
(a)	the Transferring Shareholder shall deliver to the purchaser(s):
(i)	a duly executed transfer form in favour of the purchaser(s) or as it or they may direct; and

(ii)	the share certificates in respect of the Shares to be sold; and
(b)	the purchaser(s) shall deliver to the Transferring Shareholder a cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or telegraphic transmission to an account designated by the Transferring Shareholder or such other mode of payment agreed between the Transferring Shareholder and the purchaser(s) for the full amount of the consideration payable for the Shares to be purchased.
16.7	Any Shareholder (being a corporation) shall be entitled at any time to Transfer any Shares registered in its name to a Permitted Transferee of that Shareholder but so that (a) that Shareholder shall not be relieved of any of its obligations hereunder upon the registration of the transfer and shall remain responsible for ensuring the due performance of all its obligations hereunder, jointly and severally with the registered holder for the time being of such Shares and (b) in the event that the other company ceases to be a Permitted Transferee of that Shareholder, it shall and that party shall procure that it shall before such cessation re-Transfer such Shares to that Shareholder or another Permitted Transferee.

16.8	It shall be a condition precedent to the right of any Shareholder to transfer Shares that:

(a)	the transferee, if not already bound by the provisions of this Joint Venture Agreement, executes the Deed of Ratification and Accession under which it agrees to be bound by and be entitled to the benefit of this Joint Venture Agreement as if it were an original party hereto in place of the transferor; and

(b)	the Transferring Shareholder shall remain liable and be responsible for the due discharge, performance and observance of all its liabilities and obligations whether actual or contingent arising out of or on or in respect of or in connection with this Joint Venture Agreement and in respect of the Shares at any time up to the date of the Transfer, and subject to Clause 16.7 shall remain entitled to all rights and benefits arising out of or in connection with the Shares being Transferred at any time up to and including the date of Transfer.
17.	TRANSFER OF SHARES : CHANGE IN CONTROL
CRL agrees with and undertakes to SCL that it shall at all times indirectly own and control not less than fifty per cent. (50%) of the issued share capital of Wuxi CRM and shall Control, and procure that its subsidiaries who are part of the shareholding structure of Wuxi CRM (the “CRM Shareholders”) Control, Wuxi CRM and further that CRL shall not, and shall procure that each CRM Shareholder shall not, mortgage, charge, pledge or otherwise encumber any of their shares or interests in any company or enter into any agreement or arrangement such as to effectively cede Control over Wuxi CRM, MAT and/or ANST to any third party (other than pursuant to the provisions of this Joint Venture Agreement). If CRL or any CRM Shareholder proposes to Transfer, in a single transaction or a series of related transactions, any of the shares or interest therein held by it (including the beneficial interest thereof) with the consequence that at least fifty per cent. (50%) of the share capital of Wuxi CRM is owned or beneficially owned by a person or persons who were not shareholders or ultimate shareholders of Wuxi CRM as at the date of this Joint Venture Agreement or CRL ceases to have Control over Wuxi CRM, then, unless otherwise waived by the other Shareholders, this shall amount to a default entitling SCL to, inter alia, exercise its Default Put Option and the provisions of Clauses 21.4 to 21.16 shall apply mutatis mutandis.
18.	TAG-ALONG RIGHTS
18.1	Subject always to Clause 16, if Wuxi CRM or any Shareholder other than SCL desires to Transfer, in a single transaction or a series of related transaction, any of the Shares held by it in a bona fide sale, then Wuxi CRM or such Shareholder (the “Transferring Shareholder”) shall promptly give written notice (the “Notice of Transfer”) simultaneously to MAT and to SCL. The Notice of Transfer shall describe in reasonable detail the terms and conditions of the proposed Transfer including, without limitation, the number of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

18.2	SCL shall have the right, exercisable upon written notice (the “Notice of Participation”) to MAT within thirty (30) days after the receipt of the Notice of Transfer, to inform MAT in writing whether it elects to participate in the Transfer by the Transferring Shareholder on the same terms and conditions as set forth in the Notice of Transfer. The Notice of Participation shall indicate the number of Shares SCL elects to Transfer pursuant to this Clause 18.2, up to that number of Shares equal to the product obtained by multiplying (a) the aggregate number of Shares set forth in the Notice of Transfer by (b) SCL’s Shareholding Proportion at the time of the Transfer. SCL shall promptly deliver to MAT for Transfer to the prospective purchaser one or more share transfer forms, properly executed for Transfer, which represent the number of Shares which SCL elects to Transfer, together with the relevant share certificates. To the extent SCL exercises such right of participation in accordance with the terms and conditions set forth above, the number of Shares that the Transferring Shareholder may Transfer in the transaction shall be correspondingly reduced.
18.3	To the extent SCL fails to elect to participate in the Transfer by the Transferring Shareholder, SCL shall be deemed to have consented to the Transfer by the Transferring Shareholder on the terms and conditions and to the proposed transferee set forth in the Notice of Transfer. At the same time, MAT shall Transfer the number of Shares which SCL has elected to Transfer to the proposed transferee on the terms set out in the Notice of Transfer. Any proposed Transfer on terms and conditions materially more favourable than those described in the Notice of Transfer or to a transferee not identified in such notice, as well as any subsequent proposed Transfer of any of the Shares held by the Transferring Shareholder, shall again be subject to the tag-along rights of SCL and shall require compliance by Transferring Shareholder with the procedures described in this Clause 18. The exercise or non-exercise of the rights of SCL hereunder to participate in one (1) or more sales by the Transferring Shareholder shall not adversely affect SCL’s rights to participate in subsequent sales of Shares by any Transferring Shareholder pursuant to this Clause 18.

18.4	Upon consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Notice of Transfer, the Transferring Shareholder or MAT, as the case maybe, shall remit to SCL that portion of the proceeds to which SCL is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from SCL exercising its tag-along rights hereunder, the Transferring Shareholder shall not Transfer to such prospective purchaser or purchasers any of its Shares unless and until, simultaneously with such Transfer, the Transferring Shareholder shall purchase the Shares from SCL on the same terms and conditions specified in the Notice of Transfer.

18.5	Notwithstanding the foregoing, tag-along rights shall not apply to any Transfer or Transfers by Wuxi CRM to its Permitted Transferee or made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, and the provisions of Clauses 16.7 and 16.8 shall apply mutatis mutandis.

18.6	Any purported Transfer by the Transferring Shareholder in violation of this Joint Venture Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to MAT or the Shares purported to have been so transferred. MAT shall refuse to recognise any such Transfer and shall not reflect on its records any change in ownership of such Shares purported to have been so transferred.
19.	PUT OPTION
19.1	In consideration of the sum of US$1.00 paid by SCL to Wuxi CRM (the receipt, sufficiency and adequacy of which Wuxi CRM hereby acknowledges), Wuxi CRM hereby irrevocably grants to SCL an option (the “Put Option”), at any time during the Put Option Period, to require Wuxi CRM to purchase from SCL all (and not some only) of the Option Shares, on the terms and subject to the conditions of this Clause 19.

19.2	The Put Option may be exercised by SCL in respect of all (and not some only) of the Option Shares by serving notice in writing of such exercise on Wuxi CRM at any time during the Put Option Period (the “Put Option Notice”) failing which the Put Option will lapse and cease to have any further effect.

19.3	The Put Option Notice shall state:
(a)	the date of the Put Option Notice;

(b)	the number of Option Shares;

(c)	the purchase price; and

(d)	the Put Option Completion Date.
19.4	On the exercise of the Put Option, Wuxi CRM will become bound to purchase and SCL will become bound to complete the sale of the Option Shares on the Transfer Terms. The purchase price per Option Share shall be a sum equal to the Net Asset Value thereof Provided Always That if the Net Asset Value is in the negative, the aggregate purchase price for all the Option Shares shall be US$1.00.

19.5	Completion of the sale and purchase of the Option Shares (the “Put Option Completion”) shall take place at the corporate office of MAT in Hong Kong (or at such other place as SCL and Wuxi CRM may agree in writing) on the Put Option Completion Date.

19.6	On the Put Option Completion, Wuxi CRM shall pay the total consideration for the Option Shares calculated in accordance with Clause 19.4 by cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or by telegraphic transmission to an account designated by SCL against delivery of:
(a)	a duly executed transfer form in favour of Wuxi CRM or as it may direct; and

(b)	the share certificates in respect of the Option Shares.
19.7	The restrictions on Transfer of Shares contained in Clause 16 and in the Articles shall not apply to the sale and Transfer of Shares under this Clause 19.
20.	TERMINATION
20.1	This Joint Venture Agreement shall continue in force without limit in point of time until terminated in accordance with the provisions of this Clause 20 or by agreement of all Shareholders in writing.

20.2	If any of the events set out in paragraphs (a) to (d) below shall occur in relation to one (1) of the other Shareholders (the “Defaulting Party”), any of the Shareholders other than the Defaulting Party shall be entitled to terminate this Joint Venture Agreement forthwith by notice in writing to the other Shareholders upon the occurrence of any such event and in the event of such termination this Joint Venture Agreement shall continue in full force and effect between the remaining Shareholders (including either the Defaulting Party or the party serving notice hereunder as provided in Clause 21.1 (in accordance with the provision of this Clause 20)). The said events are:-
(a)	if the Defaulting Party shall commit any breach of any of its obligations under this Joint Venture Agreement and shall fail to remedy such breach (if capable of remedy) within sixty (60) days after being given notice by a Shareholder to do so; or

(b)	if the Defaulting Party shall go into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the other Shareholder(s), such consent not to be unreasonably withheld) or if a petition shall be presented or an order made for the appointment of an administrator in relation to the Defaulting Party or if a receiver, administrative receiver, judicial manager or manager shall be appointed over any part of the assets or undertaking of the Defaulting Party and such appointment is not revoked within thirty (30) days from the date of such appointment or if any event analogous to any of the foregoing shall occur in any jurisdiction; or

(c)	if the Defaulting Party shall make a general assignment or any composition or arrangement with or for the benefit of its creditors; or

(d)	if the Defaulting Party shall sell, transfer, lease or otherwise dispose of the whole or substantially the whole of its assets, rights and undertaking other than pursuant to an internal corporate restructuring exercise that would not adversely affect the business of ANST.
20.3	Subject to Clause 16.7, this Joint Venture Agreement shall terminate in respect of any Party if at any time as a result of a Transfer of Shares made in accordance with this Joint Venture Agreement and the Articles, that Party ceases to hold, directly or through one (1) or more intermediate companies, any Shares in the capital of MAT but without prejudice to any rights which any other Party may have against that Party prior to such termination.

20.4	This Joint Venture Agreement shall terminate forthwith if MAT is put into liquidation, whether voluntary or compulsory.

20.5	Upon any of the Shareholders ceasing to be a shareholder or a Party to this Joint Venture Agreement for any reason, the provisions of this Joint Venture Agreement will cease to be applicable to such Shareholder, save for Clauses 14, 16.7, 20.3 and 24 and save for such rights, benefits and obligations as have accrued to it at the date of its ceasing to be a Shareholder or a party to this Joint Venture Agreement and save further that the right of any Shareholder to claim damages or any other remedies by reason of any breach of this Joint Venture Agreement by any other Shareholder which has accrued prior to any Shareholder so ceasing will not be affected.
21.	CONSEQUENCES OF TERMINATION
21.1	If a Shareholder shall serve a notice of termination under Clause 20.2, that Shareholder and any other Shareholder other than the Defaulting Party (each a “Non-Defaulting Party”) shall, without prejudice to any other rights and remedies which the Non-Defaulting Party(ies) may have pursuant to law or otherwise, be entitled to:
(a)	only in relation to Wuxi CRM if it is the Non-Defaulting Party (and not in relation to any other Shareholders) a call option (the “Default Call Option”), being the right of Wuxi CRM if it is the Non-Defaulting Party to require SCL to sell to it free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by SCL and/or any Permitted Transferee of SCL on the terms and subject to the conditions contained herein; and

(b)	only in relation to SCL if it is the Non-Defaulting Party (and not in relation to any other Shareholders) a put option (the “Default Put Option”), being the right of SCL to require the Defaulting Party to purchase from SCL free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by SCL and/or any Permitted Transferee of SCL on the terms and subject to the conditions contained herein,
21.2	The Default Call Option may be exercised by a Non-Defaulting Party by serving a notice in substantially the form set out in Schedule 1 (the “Default Call Option Notice”) on the Defaulting Party within a period of sixty (60) days from the date of the notice specifying the breach or default referred to in Clause 20.2, failing which it will lapse.

21.3	Upon receiving a Default Call Option Notice from Wuxi CRM if it is the Non-Defaulting Party, SCL shall sell to Wuxi CRM, and Wuxi CRM shall purchase or procure the purchase of, all of the Shares held by SCL.

Such Shares held by SCL shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in British Virgin Islands, Hong Kong, Singapore or elsewhere). SCL shall procure that all such approvals, consents and permits shall have been obtained and Wuxi CRM shall give reasonable assistance to SCL to procure any approvals or consents SCL may require.

21.4	The Default Put Option may be exercised by SCL by serving a notice in substantially the form set out in Schedule 2 (the “Default Put Option Notice”) on the Defaulting Party within a period of sixty (60) days from the date of the notice specifying the breach or default referred to in Clause 20.2, failing which it will lapse.

21.5	Upon receiving a Default Put Option Notice from SCL, the Defaulting Party shall purchase from the SCL and SCL shall sell all of its Shares.

The Shares held by SCL shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in British Virgin Islands, Hong Kong, Singapore or elsewhere). The Defaulting Party shall procure that all such approvals, consents and permits shall have been obtained and SCL shall give reasonable assistance to the Defaulting Party to procure any approvals or consents the Defaulting Party may require.

21.6	The purchase price of each of the Default Call Option Shares shall be the lower of:
(i)	the Net Asset Value of the Default Call Option Shares; and

(ii)	the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into MAT at any time up to the exercise of the Default Call Option.
21.7	The purchase price of each of the Default Put Option Shares shall be the higher of:
(i)	the Net Asset Value of the Default Put Option Shares; and

(ii)	the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into MAT at any time up to the exercise of the Default Put Option.
21.8	In this Clause the expressions “Non-Defaulting Party” and “Defaulting Party” include the Shareholders and the registered holders for the time being of the Shares originally held by any of the Shareholders but subsequently transferred by them pursuant to this Joint Venture Agreement to any Permitted Transferee.

21.9	Completion of the sale and purchase of the Default Call Option Shares or the Default Put Option Shares (the “Default Option Completion”) shall take place at the corporate office of MAT in Hong Kong or such other location as agreed among the Parties on the date falling fourteen (14) days after the exercise of the Default Put Option or the Default Call Option, as the case may be or such other date as the Defaulting Party and the Non-Defaulting Party may agree. For the avoidance of doubt, the Default Call Option shall lapse upon the exercise of the Default Put Option and vice versa.

21.10	On the Default Option Completion, the Default Transferor(s) shall deliver to the Default Transferee(s):

(a)	a duly executed transfer form in favour of the relevant Default Transferee(s) or as it/they may direct;

(b)	the share certificates in respect of the Default Call Option Shares or the Default Put Option Shares, as the case may be; and

(c)	any other document which may be required to enable the Default Transferee to obtain the effective transfer of the Default Call Option Shares or the Default Put Option Shares, as the case may be, to it and to be registered as the holder thereof, and the Default Transferor(s) shall procure the resignations of the Directors which were appointed pursuant to its nominations, which said resignations shall take effect on the date of the Default Option Completion.

21.11	On the Default Option Completion and against compliance with Clause 21.10, the Default Transferee(s) shall pay the purchase price for the relevant number of Default Call Option Shares or the Default Put Option Shares, as the case may be, to be purchased by it in US Dollars by way of a cashier’s order, banker’s draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the Default Transferor(s) or telegraphic transmission to an account designated by the Default Transferor(s) in such other manner as agreed to by the Default Transferor(s) and the Default Transferee in writing.

21.12	In the case of the Default Call Option, in the event that the Defaulting Party fails to complete the sale and purchase of the Default Call Option Shares on the Default Option Completion, any Director shall be deemed to have been appointed attorney of the Defaulting Party with full power to execute, complete and deliver, in the name and on behalf of the Defaulting Party, transfers of the Default Call Option Shares to the Non-Defaulting Party and/or its nominees against payment of the purchase price for the Default Call Option Shares to MAT.

On payment of the purchase price to MAT, the Non-Defaulting Party shall be deemed to have obtained a good quittance for such payment and MAT shall cancel the share certificate(s) representing the Default Call Option Shares issued in favour of the Defaulting Party and issue and deliver new share certificate(s) for the Default Call Option Shares to the Non-Defaulting Party and/or its nominee(s). On execution and delivery of the transfer of the Default Call Option Shares, the Non-Defaulting Party shall be entitled to require that its name and/or its nominee(s)’ names be entered in MAT’s register of members as the holder of the Default Call Option Shares and MAT shall so enter the name of the Non-Defaulting Party and/or its nominee(s) as the holder of the Default Call Option Shares.

The Non-Defaulting Party shall procure that MAT shall forthwith pay the purchase price into a separate bank account in MAT’s name and shall hold such price in trust for the Defaulting Party.

21.13	In the case of the Default Put Option, the Defaulting Party shall upon or immediately prior to the Default Option Completion, procure the immediate release of all undertakings, guarantees, indemnities, covenants, assurances, security, comfort or similar obligations (if any) given by the Non-Defaulting Party and/or its Related Corporations for the benefit of any JV Group Company or in relation to it or its Businesses as at the date of the Default Put Option Notice and pending such release shall indemnify and keep the Non-Defaulting Party and its Related Corporations fully and effectively indemnified from and against all claims arising thereunder.

21.14	The stamp duty payable on the transfer of the Default Call Option Shares or the Default Put Option Shares shall be borne wholly by the Defaulting Party. In the case of the Default Call Option, the Defaulting Party shall on the Default Option Completion deliver to each of the Non-Defaulting Party(ies) the stamp duty payable on the transfer of the relevant Default Call Option Shares in US Dollars by way of a cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the relevant Non-Defaulting Party(ies) or telegraphic transmission to an account designated by the Non-Defaulting Party(ies) or in such manner as agreed to by the Defaulting Party and the Non-Defaulting Party(ies) in writing.

21.15	The restrictions on Transfer of Shares contained in Clauses 16 and the Articles shall not apply to the sale and Transfer of the Default Call Option Shares pursuant to any exercise of a Default Call Option or, as the case may be, Default Put Option Shares pursuant to any exercise of a Default Put Option.

21.16	The Shareholders shall exercise all voting and other rights available to them to ensure the implementation of this Clause 21 and the registration of any Transfer of any Shares pursuant to this Clause 21.
22.	GUARANTEE AND INDEMNITY
22.1	In consideration of SCL agreeing, at the request of CRL to enter into this Joint Venture Agreement, CRL hereby guarantees and undertakes to SCL the due and punctual performance by Wuxi CRM of all the undertakings, covenants, agreements and obligations contained in this Joint Venture Agreement on the part of Wuxi CRM and the due and punctual payment to SCL of all sums which are payable to SCL under this Joint Venture Agreement.

22.2	This guarantee is a continuing guarantee and shall remain in full force and effect until all the obligations of Wuxi CRM expressed or contemplated herein shall have been performed in full or discharged and are in addition to and not in substitution for any other rights which SCL may have under or by virtue of this Joint Venture Agreement. CRL shall not be exonerated or discharged from liability under this guarantee by time being given to Wuxi CRM by SCL or by any other indulgence or concession to any person granted by SCL, and any such time given to Wuxi CRM by SCL or any other indulgence or concession granted by SCL to any person shall not be construed as a waiver of any of the rights of SCL under this Joint Venture Agreement.

22.3	As a separate and independent obligation, each of CRL and Wuxi CRM hereby jointly and severally undertakes to keep SCL fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to legal costs on an indemnity basis) that SCL may suffer or incur in connection with or arising from any breach by CRL or Wuxi CRM of this Joint Venture Agreement.

22.4	SCL hereby undertakes to keep each of CRL and Wuxi CRM fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to legal costs on an indemnity basis) that CRL or Wuxi CRM may suffer or incur in connection with or arising from any breach of this Joint Venture Agreement by SCL.
23.	PROVISIONS RELATING TO THIS JOINT VENTURE AGREEMENT
23.1	This Joint Venture Agreement shall be binding upon and inure for the benefit of the permitted successors of the Parties.

23.2	Unless otherwise agreed in writing by the Shareholders, none of the Parties shall be entitled to assign this Joint Venture Agreement or any of its rights and obligations hereunder except that (i) a Shareholder may assign its rights to a Permitted Transferee of that Party’s Shares permitted by Clause 16.7 (but subject always to the provisions of Clause 16.8) which holds Shares in MAT; and (ii) CRL may assign and transfer its rights and obligations under this Joint Venture Agreement in the manner set out in Clause 23.3 below.

23.3	The Parties acknowledge that CRL may, but shall not be obliged to undertake an internal corporate restructuring exercise involving CRL and its Related Corporations but not involving any change of ultimate shareholding control of CRL (a “Restructuring Exercise”). The Parties hereby agree that notwithstanding Clause 23.2, CRL may (but shall not be obliged to) transfer or assign its rights and obligations under this Joint Venture Agreement to its successor entity pursuant to the Restructuring Exercise (“CRL Successor Entity”) and no consent shall be required from any Party in respect of such assignment or transfer of CRL’s rights and obligations Provided that (i) such CRL Successor Entity’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) at the time of such assignment or transfer of CRL’s rights and obligations shall not be less than CRL’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) as of the date of this Joint Venture Agreement, based on CRL’s audited accounts for the financial year ended 31 December 2005; and (ii) not less than one (1) month prior to any such assignment or transfer, CRL has permitted SCL’s independent external auditors to, at the sole cost and expense of CRL, undertake a limited review of the financial statements of CRL Successor Entity for the sole purpose of determining its net asset value. The opinion of SCL’s independent external auditors shall be final, conclusive and binding on CRL and SCL.

23.4	The illegality, invalidity or unenforceability of any provision of this Joint Venture Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

23.5	Without prejudice to Clause 12, where this Joint Venture Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any Party:
(a)	such consent, approval or agreement may be given subject to such terms and conditions as such Party may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Joint Venture Agreement;

(b)	the consent, approval or agreement of the Directors appointed by such Party to that transaction or matter (either in writing or given orally at a duly convened meeting of the Board (provided the same is accurately minuted)) shall be deemed to be the consent, approval or agreement of such Party for the purposes of this Joint Venture Agreement; and

(c)	in the event that a consent is not to be unreasonably withheld, any terms and conditions as a Party may impose on such consent shall not be unreasonable.
23.6	If the consent, approval or agreement of any Party is required under more than one (1) provision of this Joint Venture Agreement for any one (1) transaction or matter then any consent, approval or agreement given in relation to that transaction or matter by such party shall be deemed to cover all consents, approvals or agreement required for that transaction or matter unless otherwise specified by such Party.

23.7	In the event of any conflict between the provisions of this Joint Venture Agreement and the Articles, the provisions of this Joint Venture Agreement shall prevail and the Shareholders shall, where possible, forthwith cause such necessary alterations to be made to the Articles as are required so as to remove such conflict.

24.	CONFIDENTIALITY
24.1	The Shareholders shall (and shall procure that its agents and where applicable its officers and employees shall) at all times use all reasonable endeavours to keep confidential any Confidential Information which it may acquire in relation to the JV Group Companies or in relation to the clients, business or affairs of any other party or of the JV Group Companies and shall not use or disclose such information to any other person except with the consent of that other party or in accordance with the order of a court of competent jurisdiction or of any governmental or regulatory authority (whether in Singapore or elsewhere), and in the case of information relating to the JV Group, for the advancement of the Businesses or the business of the relevant subsidiary.

24.2	Notwithstanding Clause 24.1, the confidentiality obligation shall not apply to:
(a)	any information obtained from any Party which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any party hereto or any of their agents, advisers, directors, officers, employees or representatives;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council);

(c)	any information disclosed by any of the Parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Joint Venture Agreement; and

(d)	any information disclosed by the Parties to the directors, officers, employees, agents, advisors or investors of the Party.
24.3	Without prejudice to the generality of the foregoing, ANST shall, and CRL shall procure that ANST shall, save where the Transfer Customer agrees otherwise:
(a)	use Transfer Customer Confidential Information strictly for ANST’s businesses and operations in outsource foundry assembly and testing; and

(b)	set up “firewalls” and implement other measures and processes to ensure that no Transfer Customer Confidential Information will be leaked outside of ANST and such measures shall include, without limitation, ensuring that the Transfer Customer Confidential Information may only be disclosed to such of the directors, officers or employees of ANST who are directly concerned with the business and operation of ANST and whose knowledge of such information is required for such purpose and who (prior to such disclosure) are bound by a confidentiality undertaking to the same extent as the undertaking contained in this Clause 24.3.
Each of CRL and ANST further acknowledges that SCL shall be entitled to equitable relief, including injunction, in the event of any breach or threatened breach of the provisions of the undertaking contained in this Clause 24.3.

24.4	Each of CRL and ANST shall jointly and severally hold harmless and indemnify SCL, its directors, officers, employees and representatives for any costs, claims, demands, losses or liabilities of whatsoever nature arising directly or indirectly out of a breach of Clause 24.3. The aggregate liability of CRL and ANST for any breach of Clause 24.3 of this Joint Venture Agreement, Clause 14.3 of the Manufacturer’s Representative Agreement and Clause 13.3 of the Assets Sale and Purchase Agreement (the “Confidentiality Obligations”) and all matters relating to or arising in connection with the subject matter of the Confidentiality Obligations, whether based on an action or claim in contract, tort or otherwise, shall not exceed US$5,000,000.

24.5	While the restrictions contained in Clause 24.3 are considered by the Parties to be reasonable in all circumstances, it is recognised that such restrictions may fail for technical reasons unforeseen and accordingly, it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of SCL and/or its subsidiaries but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced or the range of activities or areas dealt with thereby were reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

24.6	CRL and ANST acknowledge that no right or license is granted by SCL in relation to any Transfer Customer Confidential Information.

24.7	The obligations contained in this Clause shall endure, notwithstanding the termination of this Joint Venture Agreement, without limit in point of time except and until any Confidential Information enters the public domain as set out above.
25.	ANNOUNCEMENTS
Save as may be required to be disclosed pursuant to any applicable laws or to any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council), none of the Parties hereto shall make or authorise the making of any announcement concerning the subject matter of this Joint Venture Agreement unless the other Parties hereto shall have given its consent to such announcement (such consent not to be unreasonably withheld).
26.	SEVERAL OBLIGATIONS
All covenants, undertakings and other obligations given or entered into by the Parties hereto are given or entered into severally unless the context otherwise requires.
27.	WAIVER OF RIGHTS, ETC.
27.1	No failure on the part of any Party to this Joint Venture Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Joint Venture Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Joint Venture Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.2	Any Party may release or compromise the liability hereunder of any other Party hereto or grant to any such Party time or other indulgence without affecting the liability of any other Party hereunder.
28.	NO PARTNERSHIP
Nothing in this Joint Venture Agreement shall be deemed to constitute a partnership between the Shareholders nor constitute any Party the agent of any other Party for any purpose.

29.	COSTS
Each Party to this Joint Venture Agreement shall bear its own legal and other professional costs and expenses in connection with the negotiation, preparation and implementation of this Joint Venture Agreement.
30.	NOTICES
Any notice required to be given by a Party hereto to the other Party shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and telefax numbers of the Parties are:

SCL	:	STATS ChipPAC Ltd.

Fax Number	:	+ 65 6720 7829

Address	:	10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore 569059

Attention	:	Mr. Choong, Chan Yong, Vice President, Corporate Strategy

With a copy to	:	Ms. Taylor, Janet, General Counsel

Wuxi CRM	:	Wuxi China Resources Microelectronics (Holdings) Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

MAT		Micro Assembly Technologies Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

CRL		China Resources Logic Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

ANST		Wuxi CR Micro-Assemb Tech. Ltd.

Fax Number	:	+86 510 5804647

Address	:	14 Liangxi Road, Bin Hu District, Wuxi, Jiangsu Province, China

Attention	:	Mr. Zhang Xiao Jian, Director
Any such notice or communication shall be deemed to have been served:
(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.
31.	SPIRIT OF AGREEMENT AND INTENTION
In entering into this Joint Venture Agreement the Shareholders recognise that it is impractical to make provision for every contingency that may arise in the course of the observance or performance thereof. Accordingly, the Shareholders hereby declare it to be a cardinal principle of this Joint Venture Agreement and it to be their common intention that this Joint Venture Agreement shall operate between them with fairness and without detriment to the interests of any of them and if in the course of the performance of this Joint Venture Agreement unfairness to a party hereto is disclosed or anticipated then the Shareholders shall use their best endeavours to agree upon such action as may be necessary and equitable to remove the cause or causes of the same.
32.	ENTIRE AGREEMENT
This Joint Venture Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties relating to the subject matter of this Joint Venture Agreement and none of the Parties has entered into this Joint Venture Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Joint Venture Agreement. The Parties hereto agree that no variations or modifications shall be made to this Joint Venture Agreement unless agreed to by the Parties hereto in writing. Nothing in this Clause 32 shall however operate to limit or exclude any liability for fraud.

33.	COUNTERPARTS
This Joint Venture Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Joint Venture Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be valid and effectual as if executed as an original.
34.	GOVERNING LAW AND ARBITRATION
34.1	This Joint Venture Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

34.2	In case any dispute or difference shall arise between the Parties as to the construction of this Joint Venture Agreement or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.
35.	THIRD PARTIES
The Contract (Rights of Third Parties) Act, Chapter 53B of Singapore (the “Act”) shall not under any circumstances apply to this Joint Venture Agreement and any person who is not a party to this Joint Venture Agreement (whether or not such person shall be named, referred to, or otherwise identified in, or form part of a class of persons so named, referred to or identified in, this Joint Venture Agreement) shall have no right whatsoever under the Act to enforce this Joint Venture Agreement or any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

SCHEDULE 1
DEFAULT CALL OPTION NOTICE

Date	:	[●]

To	:	[insert name of the Defaulting Party]

From	:	Wuxi China Resources Microelectronics (Holdings) Limited
We refer to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) Wuxi CRM, (4) MAT and (5) ANST, in relation to MAT.
Terms defined in the Joint Venture Agreement have the same meaning herein.
We hereby give you notice that we require you to sell to us in accordance with the terms and conditions of the Default Call Option, all the Shares for the time being held by you, such sale to be completed on the date specified in Clause 21 of the Joint Venture Agreement.
Yours faithfully
for and on behalf of
[insert name of the Non-Defaulting Party]

By	:

Name	:

Designation	:

SCHEDULE 2
DEFAULT PUT OPTION NOTICE

Date	:	[●]

To	:	[insert name of the Defaulting Party]

From	:	STATS ChipPAC Ltd.
We refer to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) Wuxi CRM, (4) MAT and (5) ANST, in relation to MAT.
Terms defined in the Joint Venture Agreement have the same meaning herein.
We hereby give you notice that we require you to purchase from us in accordance with the terms and conditions of the Default Put Option, all the Shares for the time being held by us, such sale to be completed on the date specified in Clause 21 of the Joint Venture Agreement.
Yours faithfully
for and on behalf of
[insert name of the Non-Defaulting Shareholder]

By	:

Name	:

Designation	:

SCHEDULE 3
DEED OF RATIFICATION AND ACCESSION
THIS DEED OF RATIFICATION AND ACCESSION is made and issued on [●]
BY [●] (the “Transferee”), a company incorporated in [●] with its registered office at [●]
IN FAVOUR OF and for the benefit of each and all of the following (other than the Transferor (as herein defined)):
(1)	the Parties to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) MAT, (4) Wuxi CRM and (5) ANST; and

(2)	all persons who are or subsequently become shareholders of MAT
(collectively, the “Relevant Parties”).
WHEREAS:
(A)	The Joint Venture Agreement sets out the terms and conditions under which the Parties shall regulate their rights as Shareholders.

(B)	[The Transferee is the transferee of [state the number of shares] Shares (the “Transferred Shares") by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] (the “Transferor”).] / [The Transferee is the subscriber of [state the number] Securities (the Securities and all Shares issued pursuant to the exercise of the options therein (if any) collectively, the “New Shares”).]

(C)	[By the terms of the Joint Venture Agreement, it is a condition precedent to the registration by MAT of the transfer to the Transferee of the Transferred Shares that the Transferee executes this Deed.] / [By the terms of the Joint Venture Agreement, it is a condition to the subscription of the New Shares by the Transferee that the Transferee executes this Deed.]
NOW THIS DEED WITNESSES as follows:-
1.	In this Deed:
(a)	all terms and references used in this Deed and which are defined or construed in the Joint Venture Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed; and

(b)	all reference to “Joint Venture Agreement” means the Joint Venture Agreement referred to in sub-paragraph (a) above and includes all amendments, additions and variations thereto agreed between the Parties thereto as contained or evidenced by the following documents:

[state the documents, if any]
2.	The Transferee hereby covenants and agrees with each of the Relevant Parties as follows:

36

(a)	that in consideration of and upon the registration in MAT’s register of members of the Transferee as the holder of the [Transferred Shares / New Shares], the Transferee will as from the date of the registration of the Transferee as a holder of the [Transferred Shares / New Shares] observe and discharge all the terms and conditions of the Joint Venture Agreement which are applicable to it as a Shareholder in all respects as if it had been a party thereto , and references to “party” or “Parties” in the Joint Venture Agreement shall, where applicable, refer to or include the Transferee, as the case may be;

[(b)	that the liability of the Transferee by virtue of this Deed to each of the Relevant Parties shall be joint and several with the Transferor [— applicable only to transfers to Permitted Transferees]; and

(c)	that this Deed is enforceable against the Transferee by any of the Relevant Parties.
4.	For the purpose of Clause 30 of the Joint Venture Agreement, the address and facsimile number of the Transferee is:

Fax Number	:	[●]

Address	:	[●]

Attention	:	[●]
5.	Save as may be expressly provided in the Joint Venture Agreement, nothing in this Deed shall operate to release or discharge the Transferor from any of the Transferor’s obligations and liabilities under the Joint Venture Agreement.

6.	This Deed shall be governed by, and construed in accordance with, the laws of Singapore.
IN WITNESS WHEREOF this Deed has been entered into by the Parties.

THE TRANSFEREE

The Common Seal of	)
[●]	)
has been affixed in the presence of:	)

Director

Director/Secretary

37

SCHEDULE 4
[Bearing the letterhead of Micro Assembly Technologies Limited]
Officer’s Certificate
     The undersigned, [ Name ], [ Chief Executive Officer or Chief Financial Officer] of Micro Assembly Technologies Limited, a corporation incorporated in the British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands and its unique IBC number is 548365 (the “Company”), do hereby certify as follows, with each capitalized term used having the same meaning ascribed thereto in the Joint Venture Agreement dated 22 June 2006 between STATS ChipPAC Ltd., China Resources Logic Limited, Wuxi China Resources Microelectronics (Holdings) Limited, the Company and Wuxi CR Micro-Assemb Tech. Ltd. (the “Joint Venture Agreement”):
     Pursuant to Clause 11.5 of the Joint Venture Agreement, the Company has not (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
IN WITNESS WHEREOF, I have hereunto signed my name this [ Date].

By:
Name:
Title:	[Chief Executive Officer or
Chief Financial Officer]

Witnessed

By:
Name:
Title:

38

[Bearing the letterhead of Wuxi CR Micro-Assemb Tech. Ltd.]
Officer’s Certificate
     The undersigned, [ Name ], [ Chief Executive Officer or Legal Representative] of Wuxi CR Micro-Assemb Tech. Ltd., a corporation incorporated in China and having its principal business address at Building 2-1 C, Information Industry and Technology Zone, No.21 Changjiang Road, Wuxi New District (CHINESE CHARACTERS) (the “Company”), do hereby certify as follows, with each capitalized term used having the same meaning ascribed thereto in the Joint Venture Agreement dated 22 June 2006 between STATS ChipPAC Ltd., China Resources Logic Limited, Wuxi China Resources Microelectronics (Holdings) Limited, Micro Assembly Technologies Limited and the Company (the “Joint Venture Agreement”):
     Pursuant to Clause 11.5 of the Joint Venture Agreement, the Company has not (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     IN WITNESS WHEREOF, I have hereunto signed my name this [ Date].

By:
Name:
Title:	[Chief Executive Officer or Legal
Representative]

Witnessed

By:
Name:
Title:

39

SCHEDULE 5
RESERVED MATTERS CALL OPTION NOTICE

Date	:	[●]

To	:	STATS ChipPAC Ltd.

From	:	Wuxi China Resources Microelectronics (Holdings) Limited
We refer to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) Wuxi CRM, (4) MAT and (5) ANST, in relation to MAT.
Terms defined in the Joint Venture Agreement have the same meaning herein.
We hereby give you notice that we require you to sell to us in accordance with the terms and conditions of the Reserved Matters Call Option Notice, all the Shares for the time being held by you and/or any Permitted Transferee to which you may have transferred any Shares, such sale to be completed on the date specified in Clause 12.3 of the Joint Venture Agreement.
Yours faithfully
for and on behalf of
Wuxi China Resources Microelectronics (Holdings) Limited

By	:

Name	:

Designation	:

40

SCHEDULE 6
QFN BUSINESS AND QFN CUSTOMERS

41

QFN Definitions
QFN stands for “Quad Flat No-lead” (QFN) packaging portfolio with technology advancements in both single mold cavity format and molded array format for applications requiring a higher number of input/output (I/O) terminal pads and lower package profile and weight.
QFN is a leadframe based, plastic encapsulated, chip scale package in either single mold cavity format (punch singulated) or molded array format (saw singulated). An exposed die pad combined with extremely low RLC (resistance, inductance, and capacitance) The saw singulated version, or QFNs, is a leadframe based molded package in land grid array format with square or rectangular body sizes. The QFNs is available in 0.40mm, 0.50mm, 0.65mm and 0.80mm lead pitch, with standard package profile heights of nominal 0.75mm or 0.90mm.

QFN Family Package Offering Reference

Package	Location	Description	Body Size	Remark
QFNp	SCS	Punch QFN	4×4 thru 10×10, and 12×12
QFNp	SCM	Punch QFN	4×4 thru 8×8
QFNs	SCM	Sawn QFN	2×2 thru 10×10
BCC	SCM	Sawn BCC	4×4 thru 9×9	13.5×9mm under qualification

QFN Customers’ List at 16th June 2006
Abbreviations	Full Name
ABOV SEMICONDUCTOR	ABOV Semiconductor Co. Ltd
ACTEL	Actel Corporation
Actions	Actions Semiconductor Co., Ltd.
AD TECHNOLOGY	AD Technology Ltd
ADI	Analog Devices, Inc.
AELUROS	Aeluros, Inc.
Agere	Agere Systems Inc.
Agilent (Avago)	Avago Technologies Ltd.
AKM	Asahi Kasei Microsystems Co., Ltd.
ALLEGRO	Allegro Microsystems Inc
ALLIANCE SEMICONDUCTOR	Alliance Semiconductor Corporation
ALPHA & OMEGA SEMICONDUCTOR LTD.	ALPHA & OMEGA SEMICONDUCTOR LTD.
ALPHACHIPS INC	ALPHACHIPS INC
AMD	Advanced Micro Devices, Inc.
AMI	AMI Semiconductor Inc
AMIS	AMIS Holdings, Inc.
AMKOR	Amkor Technology, Inc.
AMLOGIC, INC	AMLOGIC, INC
Ample Communication	Ample Communications, Inc.
Anachip	Anachip Corporation
Anadigics	Anadigics Inc.
Analogix	Analogix Semiconductor, Inc.
AOSMD	Alpha & Omega Semiconductors Ltd
AR PROVISION	AR Provision Inc
ARARION CO, LTD	ARARION CO, LTD
ASILIANT	Asiliant Technologies Inc
ASMC CHINA	Advanced Semiconductor Manufacturing Corporation
Atheros	Atheros Communciations, Inc.
ATI	ATI Technologies Inc.
Atmel	Atmel Corporation
AUK	AUK Co Ltd
Auleros	Auleros Inc.
AURA	Aura Communications Technology, Inc.
AVERNA CORP	AVERNA CORPORATION
Avnera	Avnera Corporation
AVS TECHNOLOGIES	AVS Technologies Inc
BEIJING WATCHDATA	Beijing Watchdata Systems Ltd
Broadcom	Broadcom Corporation
CATALYST	Catalyst Semiconductor Inc
Centillium	Centillium Communciations, Inc.
CHARTERED	Chartered Semiconductor Manufacturing Ltd.
CHENGDU SINO MICROELECTRONICS	CHENGDU SINO MICROELECTRONICS
Chipcon	Chipcon AS
CHIPHOMER	Chiphomer Technology Ltd
Chrontel	CHRONTEL INC
Cirrus Logic	Cirrus Logic Inc
Conexant	Conexant System Inc
CORELOGIC	CORELOGIC Co Ltd
Cree	CREE INC
CSR	CSR
Cypress	Cypress Semiconductor Corporation
DATANG MICROELECTRONICS	Datang Microelectronics Technology Co., LTD.
DELPHI	Delphi Corporation
DELPHI DELCO	Delphi Delco Electronics Systems
ELPIDA MEMORY	Elpida Memory, Inc.
ENE TECHNOLOGY	ENE Technology Inc
Enpirion	Enpirion, Inc.
Entropic	Entropic Communciations, Inc.
ETRON TECHNOLOGY	Etron Technology, Inc.
Eudyna	Eudyna Devices, Inc.
Fairchild	Fairchild Semiconductor Corporation
Faraday	Faraday Technology Corporation
Freescale	Freescale Semiconductor, Inc.
Fujitsu	Fujitsu Limited
GCT	GCT Semiconductor, Inc

Abbreviations	Full Name
GENESIS	Genesis Microchip Inc.
GUC/Holtek	Global UniChip Corporation/Holtek Semiconductor Inc
HYNIX	Hynix Semiconductor Inc.
IBM	International Business Machines Corporation
ICERA INC	Icera, Inc.
IDT	IDT Corporation
Ikanos	Ikanos Communications, Inc
IM FLASH TECHNOLOGIES	IM Flash Technologies, LLC
Infineon	Infineon Technologies AG
INSILICA	inSilica, Inc.
INTEGRATED DEVICE	Integrated Device Technology Inc
Integrated Elec Semi, LTD	Integrated Electronic Semiconductor Ltd
INTEGRATED ELECTRONIC SOLUTION	Integrated Electronic Solution Pty Ltd
Integrated Circuit Sys Inc	Integrated Circuit Systems, Inc
Integrated Circuit Sys PTE	Integrated Circuit System Pte Ltd.
Intel	Intel Corporation
Intersil	Intersil Corporation
INT’L RECTIFIER	International Rectifier
Jaalaa	Jaalaa, Inc.
KEC	Korean Electronics Corporation
KEYEYE	KeyEye Communications
KME	Kyushu Matsushita Electric Co., Ltd
LATTICE	Lattice Semiconductor Corporation
LG ELECTRONICS	LG Electronics
LINEAR INTEGRATED	Linear Integrated Systems Inc
Linear Technology	Linear Technology Corporation
LITTELFUSE	LittelFuse Inc
LOVOLTECH	Lovoltech, Inc.
LSI	LSI Logic Corporation
MAGNACHIP	Magnachip Semiconductor Inc
Marvell	Marvell Technology Group Ltd
Maxim	Maxim Integrated Products, Inc.
MEDIA Q	MediaQ, Inc. ?
MEMORY & TEST INC	MEMORY & TEST INC
Memory 7 Testing	Memory 7 Testing Ltd
Metalink	Metalink Corporation
Microchip	Microchip Technology Inc.
MICRON TECHNOLOGY INC.	MICRON TECHNOLOGY INC.
MICRONAS	MICRONAS
Microsemi	Microsemi Corporation
MICROSOFT	Microsoft Corporation
Microtune	Microtune, Inc.
MITSUBISHI	Mitsubishi Elecytric Corporation
MITSUMI	Mitsumi Electric Co. Ltd
Montage	Montage Technology
MPS	Monolithic Power Systems, Inc
MTEKVISION	Mtekvision Co., Ltd.
MXIC	Macronix International Co., Ltd.
NANJING ELECTRONIC	Nanjing Electronic Devices
NEC	NEC Electronics Corporation
NEXUS CHIPS	Nexus Chips Co., Ltd.
NJR	NJR Corporation
Nvidia	NVIDIA Corporation
OKI	Oki Semiconductor
ON SEMICONDUCTOR	On Semiconductor
OPTICHRON	Optichron, Inc.
Oxford	Oxford Semiconductor Ltd
PERICOM	Pericom Technology Inc Limited
Philips	Philips Electronics N.V.
Pixelworks	Pixelworks, Inc.
PLXTECH	PLX Technology, Inc.
PMC	PMC-Sierra, Inc.
Q LOGIC	Qlogic Corporation
QUAKE	Quake Technologies, Inc
Qualcomm	Qualcomm, Inc.
QUALCORE_LOGIC	QualCore Logic, Inc.
Renesas	Renesas Technology Corp.
RFMD	RF Micro Devices, Inc.

Abbreviations	Full Name
ROCHESTER ELECTRONICS INC.	Rochester Electronics Llc
Samsung	Samsung Electronics Co. Ltd
SanDisk	Sandisk Corporation
SANGHWA MICRO	Sanghwa Technology Inc.
SEMTECH	Semtech Corporation
Semiconductor Mfg	Semiconductor Manufacturing International Corporation
SHANGHAI FUDAN	Shanghai Fudan Microelectronics Ltd
SHANGHAI HUA HONG	Shanghai Hua Hong NEC Corporation
SHANGHAI SIM	Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd
SHENZHEN JIEXIN	Shenzhen Jiexin Science and Technology Development Co., Ltd,
SIGE	SiGe Semiconductor, Inc.
SigmaTel	SigmaTel, Inc.
SILICON 7	Silicon 7 Inc
Silicon Lab	SILICON LABORATORIES INC.
SILICON MFG	Silicon Manufacturing Co Ltd
SILICON MOTION	Silicon Motion, Inc.
Silterra	SilTerra Malaysia Sdn Bhd
SINO WEALTH	Sino Wealth Electronics (Shanghai) Ltd
SIRF	SiRF Technology, Inc.
SiS	Silicon Integrated Systems Corp.,
Skyworks	Skyworks Solutions, Inc.
SMIC	Semiconductor Manufacturing International Corporation
SMSC	Standard Microsystems Corporation
SONY	Sony Corporation
SONY SUPPLY CHAIN	Sony Supply Chain Solution (Thailand) Limited
SPANSION	Spansion Corporation LLC
SPEC TECH	SPEC Technology Co Ltd
SSMC	Systems on Silicon Manufacturing Co. Pte. Ltd.
SST INTERNATIONAL	SST INTERNATIONAL
ST Micro	ST Microelectronics Corporation
Sunplus	Sunplus Technology Co., Ltd.
SUNTEK ELECTRONIC	Suntek Electronic Co Ltd
SUPERTEX	Supertex Inc.
SWITCHCORE	SwitchCore AB
SYCHIP	Sychip, Inc.
SyncMos	SyncMOS Technologies, Inc.
SYSTEMS SILICON	Systems Silicon Corporation
TDK	TDK Corporation
TEXAS INSTRUMENTS	Texas Instruments Inc
TI	Texas Instruments Inc.
TIANJIN DRAGONSHARD	TIANJIN DRAGONSHARD
Timelab	Timelab Corporation
Toshiba	Toshiba America Electronic Components, Inc.
TRANSWITCH	TranSwitch Corporation
TRIPATH	Tripath Technology Inc.
Triquint	Triquint Semiconductor
TSMC	Taiwan Semiconductor Manufacturing Co.
ULEAD TECHNOLOGY	Ulead Technology, Inc.
UMC	United Microelectronics Corporation
Vimicro	Vimicro Corporation
VisEra	VisEra Co Ltd
VISHAY	Vishay Intertechnology, Inc.
VIXS SYSTEMS	VIXS SYSTEMS
VLSI_SOL	VLSI Solutions Inc
Volterra	Volterra Semiconductor Corporation
Watchdata	Watchdata System Co Ltd
WiDeFi	WiDeFi, Inc.
WiQuest	WiQuest Communications, Inc.
WOLFSON	Wolfson Micorelectronics Plc
XICOR	Xicor, Inc.
Xilinx	Xilinx, Inc.
Zarlink	Zarlink Semiconductor, Inc.
ZILOG INTL LTD	Zilog, Inc.
ZMD	ZMD AG
ZORAN	Zoran Corporation
ZTEIC	Shenzhen ZTEIC Design Co., Ltd

IN WITNESS WHEREOF the Parties have hereunto set their hands.

SCL

SIGNED by	)
Tan Lay Koon	)
for and on behalf of	)
STATS ChipPAC Ltd.	)
in the presence of:	)

Name:
Title:
Name:
Title:

CRL

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
China Resources Logic Limited	)
in the presence of:	)

Name:
Title:
Name:
Title:

MAT

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
Micro Assembly Technologies	)
Limited	)
in the presence of:

Name:
Title:
Name:
Title:

Wuxi CRM

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
Wuxi China Resources	)
Microelectronics (Holdings) Limited	)
in the presence of:

Name:
Title:
Name:
Title:

42

ANST

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
WUXI CR MICRO-ASSEMB TECH. LTD.	)
in the presence of:	)

Name:
Title:
Name:
Title:

43

SCHEDULE 8
REPRESENTATIONS AND WARRANTIES
1.	Information
(a)	The Recitals are true and all information contained in any document or communication (whether oral or written) which has been given by the Covenantors or their respective advisers, agents, employees, officers or representatives to SCL or its advisers, agents, employees, officers or representatives in the course of the negotiations leading to this Agreement was when given true and accurate in all respects and is not misleading whether because of any omission or ambiguity or for any other reason and the copies of all contracts and other documents supplied to SCL or any of its advisers, agents, employees, officers or representatives by or on behalf of the the Covenantors or any of their respective advisers, agents, employees, officers or representatives are true and complete and the contents of such copy contracts comprise the entire agreement between the parties to them. After making due and careful enquiries the Covenantors are not aware of any fact or matter not disclosed in writing to SCL which renders any such information untrue, inaccurate or misleading or the disclosure of which might affect the willingness of SCL to subscribe for the SCL New Shares from MAT on the terms of this Agreement or the price at or terms upon which SCL would be willing to subscribe for them.

(b)	The information contained in the Memorandum of Disclosure and the documents annexed to or referred to in it is true and accurate in all respects and is not misleading, whether because of any omission or ambiguity or for any other reason.
2.	Copies of Audited Accounts, Memorandum and Articles, etc

The copies of the Audited Accounts and the Management Accounts and of the memorandum and articles of association (or the equivalent constitutive documents) of each JV Group Company furnished to SCL are true and complete copies and in the case of the constitutive documents of each JV Group Company contain full details of the rights and restrictions attached to the share capital of each JV Group Company and have attached thereto copies of all such resolutions and agreements (including without limitation, shareholders’ agreements, voting agreements etc) as are required by law to be delivered to the Registrar of Companies (or equivalent officer) in the BVI or the PRC or elsewhere for registration and all other resolutions passed by each JV Group Company or any class of members or board of directors, as the case may be, other than resolutions relating to ordinary business at any Annual General Meeting and that there have been no amendments to such constitutive documents since the date hereof.
3.	Audited Accounts
(a)	The Audited Accounts and/or the Management Accounts have been prepared in accordance with all applicable laws and on a consistent basis in accordance with Hong Kong Accounting Standards so as to give a true and fair view of the state of affairs of each JV Group Company at the date of the Audited Accounts and/or the Management Accounts and of the profits or losses for the period concerned and as at that date make:
(i)	full provision for all actual liabilities;

(ii)	proper and adequate provision (or note in accordance with good accountancy practice) for all contingent liabilities;

(iii)	provision reasonably regarded as adequate for all bad and doubtful debts; and

(iv)	due provision for depreciation and amortisation and for any obsolescence of assets.
(b)	The stock and work-in-progress are included in the Audited Accounts and the Management Accounts at figures not exceeding the amounts which could in the circumstances existing at the date of the Audited Accounts and Management Accounts respectively reasonably be expected to be realised in the normal course of carrying on the business of each JV Group Company.

(c)	Full provision or reserve has been made in the Audited Accounts and the Management Accounts for all Taxation liable to be assessed on each JV Group Company or for which it is or may become accountable in respect of:
(i)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the date of the Audited Accounts and Management Accounts respectively;

(ii)	any Transactions effected or deemed to be effected on or before the date of the Audited Accounts and Management Accounts respectively or provided for in the Audited Accounts and the Management Accounts; and

(iii)	distributions made on or before the date of the Audited Accounts and Management Accounts respectively or provided for in the Audited Accounts and the Management Accounts.
(d)	Proper provision or reserve for deferred Taxation has been made in the Audited Accounts and the Management Accounts.

(e)	The profits and losses of each JV Group Company for the financial year ended on the Balance Sheet Date as shown by the Audited Accounts, the audited accounts of each JV Group Company for previous periods delivered to SCL and the Management Accounts and the trend of profits thereby shown have not (except as therein disclosed) been affected by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by Transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low (other than as disclosed in the relevant accounts).

(f)	Other than specifically disclosed in item 56 of the Memorandum of Disclosure, neither JV Group Company has any outstanding loan capital, nor has either factored any of its debts, or engaged in financing of a type which would not be required to be shown or reflected in the Audited Accounts and the Management Accounts or borrowed any money which it has not repaid.

(g)	There are no liabilities (including contingent liabilities) which are outstanding on the part of any JV Group Companies, other than those liabilities disclosed in the Audited Accounts and the Management Accounts or which have arisen in the ordinary course of business since the date of the Audited Accounts and Management Accounts respectively.

(h)	No Transaction of any importance to which any JV Group Company has been party has taken place which, if it had taken place on or before the date of the Audited Accounts or Management Accounts, would have been required to be disclosed or reflected in the Audited Accounts and the Management Accounts.

(i)	The Management Accounts have been prepared on a basis consistent with the Audited Accounts and in accordance with Hong Kong Accounting Standards and there has been no revaluation of any assets, fixed or otherwise, from the value of those assets stated in the Audited Accounts.

(j)	Revenue costs of an occasional or seasonal nature (including any holiday pay, closure and redundancy costs of fixed-term projects or contracts, bonuses, customer rebates, excess use charges under leasing agreements and maintenance, repairs and renewals) were accrued so as to match them as closely as possible to the related income and provided in the Audited Accounts and the Management Accounts to the extent of the accrual as at the date of the Audited Accounts and Management Accounts respectively.

(k)	No value was attributed in the Audited Accounts and the Management Accounts to any asset which was not beneficially owned by each JV Group Company at the date of the Audited Accounts or Management Accounts or which in the case of fixed assets, were not in full and exclusive use for the purposes of business of each JV Group Company.
4.	Changes since the Balance Sheet Date

Since the Balance Sheet Date as regards each JV Group Company:
(i)	its business has been lawfully carried on in the ordinary course and so as to maintain the same as a going concern;

(ii)	it has not disposed of any assets or assumed or incurred any liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

(iii)	its business has not been adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent or by any other cause and each of the Covenantors after making due and careful enquiries is not aware of any facts which are likely to give rise to any such effects;

(iv)	no dividend or other distribution has been declared, made or paid to its members except as provided for in the Audited Accounts;

(v)	neither its turnover nor its trading position has deteriorated;

(vi)	no change has been made in the emoluments or other terms of employment of its directors or any of its employees;

(vii)	it has not borrowed any money or issued any guarantee or created any charge or Encumbrance over any asset other than as disclosed in the Audited Accounts;

(viii)	no share or loan capital has been allotted or issued or agreed to be issued save for those issued pursuant to this Agreement;

(ix)	there has been no unusual increase or decrease in the level of its stock;

(x)	it has not entered into any unusual, long term or onerous commitments or contracts;

(xi)	after making due and careful enquiries, it has not learnt of any circumstance making bad or doubtful any of its book debts;

(xii)	there has been no adverse change in its business, operations, assets, financial condition or prospects and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(xiii)	it has not knowingly waived or released any proprietary rights howsoever arising;

(xiv)	it has not acquired or disposed of or granted any right or option or created any other Encumbrance, save for those created pursuant to this Agreement;

(xv)	no resolutions have been passed and nothing has been done in the conduct or management of its affairs which would be likely to reduce its net asset value; and

(xvi)	no change has been made to the accounting practices adopted and the accounting practices adopted are consistent with those adopted in the Audited Accounts.
5.	Litigation
(a)	Since the Balance Sheet Date, no claim sounding in damages has been made against each JV Group Company.

(b)	Each JV Group Company is not at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) or being prosecuted for any criminal offence.

(c)	There are no circumstances known to the Covenantors (or any of them) which are likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) or prosecution.

(d)	There is not in force any court injunction, order or directive restraining or restricting any JV Group Company from carrying on its business or any part thereof.

(e)	Each JV Group Company is not subject to any outstanding judgment, order or decree of any court, tribunal or regulatory or government body or any undertaking to any court, judicial authority or regulatory or government body or any outstanding arbitration award; there are no civil, criminal, administrative or disciplinary or arbitration proceedings in progress, pending or to the best of the knowledge, information and belief of the Covenantors, threatened against the JV Group Company and there are no facts likely to give rise to any such proceedings.

(f)	None of the JV Group Companies nor any person for whose acts or defaults it may be liable has committed any criminal, illegal or other unlawful act or any breach of contract or statutory duty or any tortious or other act or default which could lead to a claim or proceedings against any JV Group Company or give rise to or increase the liability or obligation of any JV Group Company or which could entitle any other person to terminate any contract of material importance to which any JV Group Company is a party.

(g)	There are no investigations, inquiries or disciplinary proceedings by or before any regulatory, administrative, supervisory or government body concerning MAT, whether on-going, pending or threatened upon its assets or business and to the best of the knowledge, information and belief of the Covenantors, there are no facts likely to give rise to any such investigation, inquiry or proceedings.

(h)	So far as each of the Covenantors is aware, none of the JV Group Companies nor any of its advisers, officers, agents, employees or representatives has for the purposes of securing any contract for any JV Group Company given or offered any bribe or any corrupt, unlawful or immoral payment.
Each JV Group Company has not been convicted of any offence, no officer, employee, agent or former officer, agent or employee of any JV Group Company has been convicted of any offences in relation to MAT, and no employee has, so far as each of the Covenantors is aware, been convicted of any offence (save for any traffic offence) which reflects upon his suitability to hold his position or upon the reputation of any JV Group Company.
6.	Taxation
(a)	All taxes payable by or Claims for Taxation which have been or may be asserted against each JV Group Company have been paid and/or discharged in full and/or moneys may have been set aside for the same (and all adequate provisions for deferred Taxation have been made in the Audited Accounts). There is no liability on any JV Group Company to Taxation in respect of which a Claim could be made and, to the best of the knowledge information and belief of the Covenantors, there are no circumstances likely to give rise to such a liability.

(b)	All income tax, goods and services and value-added tax, salaries tax and property tax, stamp duties, and other taxes charges and levies assessed or imposed by any government or governmental or statutory body which have been assessed upon each JV Group Company and which are due and payable on or before Completion have been paid and were paid on or before the relevant due date for payment.

(c)	In relation to stamp duty assessable or payable in the BVI, PRC or elsewhere in the world, as at the date of this Agreement and as at the Completion Date, all documents in the enforcement of which any JV Group Company may be interested have been duly stamped and no document belonging to any JV Group Company now or at Completion which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which any JV Group Company has obtained relief, has become payable; and all stamp duty payable upon any transfer of shares in any JV Group Company before Completion has been duly paid.

(d)	In relation to goods and services tax and/or value-added or other similar tax, each JV Group Company:
(i)	has been duly registered and is a taxable person;

(ii)	has complied, in all material respects, with all statutory requirements, orders, provisions, directions or conditions;

(iii)	maintains complete, correct and up to date records as is required by the applicable legislation; and

(iv)	has not been required by the relevant authorities of customs and excise to give security.
(e)	Each JV Group Company has not paid nor, since the Balance Sheet Date, become liable to pay any penalty or interest under any Taxation statute.

(f)	None of the JV Group Companies has been the subject of an investigation, discovery or access order by or involving any Taxation authority and, to the best of the knowledge, information and belief of the Covenantors, there are no circumstances existing which make it likely that an investigation, discovery or order will be made.
7.	Contributions
(a)	All deductions and payments required to be made by each of the JV Group Companies in respect of contributions (including employer’s contributions) to any relevant competent authority have been so made.
(b)	Proper records have been maintained in respect of all such deductions and payments and all regulations applicable thereto have been complied with.
8.	Tax returns

Each JV Group Company has duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the Inland Revenue or the Customs and Excise or other revenue, taxing or fiscal authority concerned for any such purpose) have been complete and correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any respect by the fiscal authority concerned and there is no fact known to the Covenantors (or any of them) which might be the occasion of any such dispute or of any Claim for Taxation in respect of any financial period down to and including the Balance Sheet Date not provided for in the Audited Accounts.

9.	Employees
(a)	There are not in existence any contracts of service with directors or employees of any JV Group Company, nor any consultancy agreements with any JV Group Company, which cannot be terminated by three (3) months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

(b)	There are no amounts owing to any present or former directors or to employees of any JV Group Company save for accrued benefits and remuneration due to present directors and employees of MAT, full details of which have been set out in the Audited Accounts and Management Accounts.

(c)	Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and Management Accounts, each JV Group Company has not made nor agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

(d)	Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and/or Management Accounts:
(i)	no liability has been incurred by any JV Group Company for breach of any contract of service or for services, for redundancy payments or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

(ii)	no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.
(e)	Each JV Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with:
(i)	all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union and has maintained current, adequate and suitable records regarding the service of each of its employees;
(ii)	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

(iii)	all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.
(f)	Each JV Group Company is not involved in nor has it received notice of any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees.

(g)	Each JV Group Company does not have in existence, nor is proposing to introduce any incentive scheme, share incentive scheme, share option scheme, profit sharing scheme or other bonus commission or incentive scheme for all or any part of its directors or employees.
(h)	(i)	Each JV Group Company has not hired or committed to hire any employees or independent contractors or promoted or committed to promote any employees into or within the director, manager or officer levels;
(ii)	there are no terms and conditions of employment for any employee of any JV Group Company;

(iii)	no employee of any JV Group Company receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate; and

(iv)	all employees who require one have an employment pass or other required permit entitling such employee to work in the BVI, PRC or elsewhere in the world; and true and complete particulars of each such employee’s current remuneration, age, sex, date of commencement of continuous employment and pension scheme membership appear in the Memorandum of Disclosure.
(i)	Each JV Group Company has not offered nor agreed to increase the remuneration of or to alter any of the terms and conditions of employment of any of its employees.

(j)	There are no amounts owing to any present or former employee of any JV Group Company other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no present or former employee of any JV Group Company has any claim against the JV Group Company or right to be indemnified by any JV Group Company arising out of an act or omission in the course of his office or employment on or before the date hereof.

(k)	None of the employees of any JV Group Company has at the date hereof any accrued rights to holiday pay or to pay in lieu of holidays which have not been provided for in full in the Audited Accounts and/or Management Accounts.

(l)	Each JV Group Company does not have any agreement or other arrangement (whether or not legally binding) with any trade union or other body representing employees of any JV Group Company or any of them and each JV Group Company does not recognise any trade union or other body representing employees of the JV Group Company.

(m)	There has been no strike, work to rule, work stoppage, work interference activity or industrial action (official or unofficial) by any employee of any JV Group Company within the last five (5) years, threatened or otherwise.

(n)	No employee of any JV Group Company with an annual remuneration of US$50,000 has resigned or submitted a letter of resignation or threatened to resign or indicated an intention to resign.

(o)	There is no agreement, arbitration or court decisions or governmental, regulatory or supervisory orders which are binding on any JV Group Company which limit or restrict in any way the JV Group Company from relocating or closing any of its operations.

(p)	None of the employees of any JV Group Company has tendered to the JV Group Company his or her resignation or has otherwise indicated to the JV Group Company his or her intention to leave the employment of the JV Group Company.

(q)	None of the employees of any JV Group Company in managerial positions has tendered to the JV Group Company his or her resignation or has otherwise indicated to the JV Group Company his or her intention to leave the employment of the JV Group Company.
10.	Pensions, Grants and Employment Schemes
(a)	There are not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regard to retirement, death or disability pursuant to which any JV Group Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by any JV Group Company to or in respect of any former director or former employee.

(b)	No grants subsidies or allowances have been applied for or received by any JV Group Company from any government body and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of completion of this Agreement or otherwise.

(c)	Each JV Group Company is not party to any scheme or programme relating to the temporary or permanent engagement or training of employees under which it receives any subsidy or other financial assistance from any government body.
11.	Debts to, contracts with, connected persons
(a)	There are:
(i)	(A) no loans made by any JV Group Company, and (B) no debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing to a Covenantor or to any director, officer, employee or shareholder of any JV Group Company;

(ii)	no debts owing by any JV Group Company other than debts which have arisen in the ordinary course of business;

(iii)	no securities given by or to any JV Group Company (including guarantees or indemnities) for any such loans or debts as aforesaid; and

(iv)	no claim or circumstance which may give rise to a claim against any JV Group Company by the Covenantors (or any of them) or any director, officer, employee or shareholder of MAT.

(b)	There are no existing contracts, arrangements, understandings or engagements to which any JV Group Company is a party and in which the Covenantors (or any of them), and/or any director, officer, employee or shareholder of any JV Group Company is directly or indirectly interested.

(c)	There is no contract, arrangement or understanding to which any JV Group Company is a party or by which it is bound which is not on entirely arm’s length terms.

(d)	The financial position of each JV Group Company and its results as appearing from the Audited Accounts and the Management Accounts were not and have not since been affected by any Transaction, contract or arrangement not on entirely arm’s length terms.
12.	Capital commitments, unusual contracts, guarantees

Each JV Group Company:
(i)	does not have any capital commitment in excess of US$2,500,000;

(ii)	is not a party to any contract entered into otherwise than in the ordinary and usual course of business or any non-competition contract or any contract of an onerous or long-term nature;

(iii)	has not delegated any powers under a power of attorney which remains in effect;

(iv)	has not by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

(v)	is not a party to any agreement which is or may become terminable or which contain provisions which may operate adversely against it as a result of the entry into or completion of this Agreement;

(vi)	has not entered into nor is bound by any guarantee or indemnity under which any liability or contingent liability is outstanding;

(vii)	is not nor has agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; is not nor has agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income;

(viii)	is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement of any nature whatsoever which restricts its freedom to carry on its business in any part of the world in any manner; or

(ix)	has not nor will at any time prior to Completion have sold or otherwise disposed of any shares or capital or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.
13.	Book debts
(i)	Save as disclosed in the Audited Accounts and/or the Management Accounts, none of the book debts which are included in the Audited Accounts or which have subsequently arisen have been outstanding for more than three (3) months from their due dates for payment and each such debt has realised or will realise in the normal course of collection its full value as included in the Audited Accounts or in the books of each JV Group Company after taking into account any provision for such debt made in the Audited Accounts.
14.	Insurance
(a)	All insurable risks of each JV Group Company have been duly and properly insured in with adequate coverage and against such risks (including, without limitation, fire, accident, burglary, third party errors and omissions) normally insured against by companies carrying on similar businesses or owning property of a similar nature.

(b)	In respect of all such insurances:
(i)	all premiums have been duly paid to date;

(ii)	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party; and

(iii)	none of the insurance policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.
(c)	No claims have been made by any JV Group Company on its insurers, nor have any circumstances arisen which may give rise to any claim, which (in either case) could have the effect of causing future premiums to be higher than would otherwise be the case.
15.	Title to and condition of assets
(a)	All assets (including all intangible assets) owned, held or used by and all debts due to each JV Group Company which are included in the Audited Accounts and the Management Accounts or have otherwise been represented as being the property of and due to each JV Group Company:
(i)	are legally and beneficially owned by it free from any Encumbrance;

(ii)	are in its possession or under its exclusive control; and

(iii)	are situated in its country of incorporation.
(b)	There is no Encumbrance on, over or affecting the whole or any part of the undertaking, assets or debts of any JV Group Company (including, where appropriate, its investment in its Subsidiaries or associated companies) and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to any Encumbrance and none of such undertaking, assets or debts are the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement.

(c)	Each JV Group Company able to prove title to all the assets owned by it.

(d)	Each JV Group Company has not received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it, under any rule or law and does not hold any sum, property or right as trustee or constructive trustee.

(e)	The assets owned by each JV Group Company comprise all the assets necessary to enable each JV Group Company to carry on its business fully and effectively in the ordinary course as carried on up to the present time and no such assets are used wholly or partly for any purpose other than its business.
(f)	All assets owned or used by each JV Group Company which are subject to a requirement of licensing or registration of ownership possession or use are duly licensed or registered in its sole name.

(g)	All assets owned or used by each JV Group Company of an insurable nature are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same type of business as that carried on by each JV Group Company.

(h)	Nothing has occurred or is likely to occur in relation to an asset held by each JV Group Company, under a lease, whereby the rental payable has been, or is likely to be, increased.

(i)	All vehicles owned or used by each JV Group Company (including without limitation, company vehicles used by any of its employees) are registered in its sole name and are duly licensed and insured for all purposes for which they are used, all registration documents relating thereto are in its possession, and all necessary goods vehicle operators’ licences are held by it.

(j)	The assets registers of each JV Group Company comprise a complete and accurate record of all plant, machinery, equipment and vehicles owned, held or used by it and are capable of being reconciled in respect of each item with the book values of such assets in its accounting records.

(k)	All plant, machinery, equipment and vehicles owned or used by each JV Group Company are in good and safe repair and condition having regard to their respective age, have been regularly and properly maintained and is in working order, and none is in a dangerous or (in the case of vehicles) unroadworthy condition or in need of renewal or replacement.

(l)	Maintenance contracts are in full force and effect in respect of all assets of each JV Group Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which it is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.
16.	Compliance with leases and other agreements
(a)	The terms of all leases, tenancies, licences, concessions, agencies, franchises and agreements of whatsoever nature to which each JV Group Company is a party have been duly complied with by it.

(b)	No such lease, tenancy, licence, concession, agency, franchise or agreement will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement.

(c)	True and complete copies of all such leases, tenancies, licences, concessions, agencies, franchises and agreements have been delivered by the Covenantors to SCL.
17.	Statutory and other requirements, consents, licences and qualifications
(a)	Each JV Group Company has carried on its business in accordance with applicable laws, regulations and bye-laws in its country of incorporation and in all other jurisdictions, if any, where each carries on its business and so far as each of the Covenantors is aware in any relevant country and there is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or anticipated against the JV Group Company or which may have an adverse effect upon its assets or business.
(b)	All statutory and other requirements applicable to the carrying on of the business of the JV Group Companies as now carried on, and all conditions applicable to any licences and consents involved in the carrying on of such business, have been complied with and each of the Covenantors is not aware of any breach thereof or of any intended or contemplated refusal or revocation of any such licence or consent.

(c)	All statutory and other requirements applicable to the construction and development of facilities on the Property have been complied with in all respects and all licences, permits and approvals in connection therewith have been obtained and each of the Covenantors is not aware of any breach thereof or of any intended or contemplated revocation of any such licence, permit or approval.

(d)	ANST has been ISO9002 and ISO14000 certified by LRQA (Lloyd’s Register Quality Assurance) since 26 December 2005 and 28 March 2006 respectively. ANST has at all times taken all necessary steps to maintain the aforesaid certification status.
18.	Books and records
(a)	The statutory records, registers and books and the books of account of each JV Group Company have been properly kept, are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title and copies of all subsisting agreements to which the JV Group Companies is a party) are its property, in its possession or under its control. All accounts, documents and returns required to be delivered or made to the Registrar of Companies (or equivalent officer) in its jurisdiction of incorporation or elsewhere in the world have been duly and correctly delivered or made.

(b)	Each JV Group Company has kept such books of record and accounts, in which full and in all respects correct entries shall be made of all its financial Transactions and its assets and business in accordance with the present practice of the JV Group and the Hong Kong Accounting Standards.

(c)	Each JV Group Company has not received any notice of any application or intended application under any applicable legislation for the rectification of its statutory records, registers and/or books.

(d)	All charges in favour of each JV Group Company have (if appropriate) been registered in accordance with the provisions of any applicable legislation.
19.	Share capital and Assets
(a)	No unissued shares or capital of any JV Group Company are under option or agreed conditionally or unconditionally to be placed under option or created or issued.

(b)	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance on, over or affecting the shares or capital in, or any of the assets or businesses of, any JV Group Company and there is no agreement or commitment to give or create any of the foregoing.

(c)	Upon Completion , the Net Asset Value of MAT shall be at least US$40,000,000.

20.	Intellectual Property Rights

To the best of the knowledge, information and belief of the Covenantors:
(a)	all Intellectual Property Rights used or required by each JV Group Company in connection with its business (including, without limitation, all and any products manufactured, assembled and/or sold or leased or rented by it) are in full force and effect and are vested in and beneficially owned by it.

(b)	each JV Group Company has copyright in all drawings and design rights in all designs relating to its business and all such drawings and designs are in its possession and it has not supplied copies of any such drawings or designs to any other person.

(c)	each JV Group Company is the sole beneficial owner of its Intellectual Property Rights (if any) listed in the Memorandum of Disclosure and (where registration is possible) it has been and is registered as proprietor in the territories listed in the Memorandum of Disclosure, and each of those Intellectual Property Rights is valid and enforceable, and none of them is being used, claimed, opposed or attached by any other person.

(d)	each JV Group Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than SCL any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

(e)	each JV Group Company is not subject to any secrecy agreement or agreement which may restrict the use or disclosure of information.

(f)	nothing has been done or omitted by any JV Group Company which would enable any licensee under a licence granted by it to be terminated or which in any way constitutes a breach of the terms of any licence.
21.	Subsidiaries and Associated Companies

Save for the one hundred per cent. (100%) equity interest in ANST held by MAT, MAT is not the legal or beneficial owner or holder of any share or has any interest of any description in any other corporation and does not have any associated company (that is to say, a company which falls to be treated as such under the Hong Kong Accounting Standards).
22.	Property
(a)	Title:
(i)	The Property comprises all the properties occupied by each JV Group Company or otherwise used in connection with their businesses.

(ii)	The Property which is occupied or otherwise used by each JV Group Company in connection with its businesses is occupied or used by right of ownership or under lease or licence, the terms of which permit the occupation or use.

(iii)	The JV Group Company is the legal and beneficial owner of the Property.

(iv)	The information provided to SCL as to the tenure of the Property, the principal terms of the leases or licences held by the JV Group Company, and the principal terms of the tenancies and licences subject to and with the benefit of which the Property is held is accurate in all respects.

(v)	The JV Group Company has a good and marketable title to the Property.

(vi)	There are no outstanding actions, disputes, claims or demands between any JV Group Company and any third party relating to the Property or any neighbouring property.
(b)	Encumbrances:
(i)	The Property is free from any Encumbrance securing the repayment of monies or any other obligation or liability of each JV Group Company, or any other party.

(ii)	The Property is not subject to any outgoings, other than those arising in the ordinary course of business such as property tax, water rates and insurance premiums (and, in the case of leasehold properties, rent and service charges).

(iii)	The Property is not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or other similar rights vested in third parties.

(iv)	Where any of the matters referred to in paragraphs 22(b)(i), (ii) and (iii) have been disclosed in the Memorandum of Disclosure, the obligations and liabilities imposed and arising under them have been fully observed and performed, and any payments in respect of them due and payable have been fully paid on or before the relevant due date.

(v)	The Property is not subject to any option, right of pre-emption or right of first refusal.

(vi)	The Property is free from any land charge, caveat, inhibition or notice, and no matter exists which is capable of registration against the Property.
(c)	Planning Matters:
(i)	The use of the Property is the permitted use for the purposes of any legislation relating to planning and use of real property.

(ii)	From the date of purchase of the Property by Wuxi CRM (PRC), all requisite planning permission has been obtained for the development of the Property and since such date, no such permission has been suspended or called in and no application for planning permission is awaiting decision.

(iii)	From the date of purchase of the Property by Wuxi CRM (PRC), building regulation consents have been obtained with respect to all development alterations and improvements to the Property since such date.

(iv)	Wuxi CRM (PRC) has complied and is complying in all respects with planning permissions, orders, and regulations issued under the relevant legislation relating to planning and use of real property and building regulation consents and bye-laws for the time being in force with respect to the Property.

(v)	The Property is not listed as being of special historic or architectural importance or located in a conservation area.
(d)	Statutory Obligations:
(i)	Wuxi CRM (PRC) and each JV Group Company has complied and is complying with all applicable statutory and bye-law requirements with respect to the Property.
(ii)	There is no outstanding and unobserved and unperformed obligation with respect to the Property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.
(e)	Adverse Orders:
(i)	There are no compulsory notices, orders or resolutions affecting the Property which have been received by Wuxi CRM (PRC) or any JV Group Company, and there are no circumstances known to the Covenantors (or any of them) which are likely to lead to any being made.

(ii)	There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Property which have been received by Wuxi CRM (PRC) or any JV Group Company, and there are no circumstances known to the Covenantors (or any of them) which is likely to lead to any being made.
(f)	Conditions of the Property:
(i)	The buildings and other structures on the Property are in good and substantial repair and fit for the purposes for which they are used.

(ii)	There are no disputes with any neighbouring owner with respect to boundary walls and fences, or with respect to any easement or right over or means of access to the Property.

(iii)	The principal means of access to the Property are over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense, and no means of access to the Property is shared with any other party nor subject to rights of determination by any other party.

(iv)	The Property enjoys the main services of water, gas, sewerage, drainage and electricity sufficient or desirable for the requirements of each JV Group Company, including its expansion and development thereof.

(v)	The Property is not located in an area or subject to circumstances particularly susceptible to flooding.
(g)	Insurance:
(i)	The Property is insured in accordance with the terms of the insurance policies disclosed to SCL.

(ii)	All premiums payable in respect of insurance policies with respect to the Property which have become due have been duly paid, and no circumstances have arisen which would vitiate or permit the insurers to avoid the policies.

(iii)	The information in the Memorandum of Disclosure with respect to insurance policies is accurate in all respects.
(h)	Leasehold properties:
(i)	The JV Group Companies where applicable has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expression in this paragraph 22(h) includes underleases) under which the Property is held and the last demand (or receipts for rent if issued) were unqualified, and all the leases are valid and in full force.
(ii)	All licences, consents and approvals required from the landlords and any superior landlords under any leases of the Property have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

(iii)	There are no rent reviews under the leases of the Property held by any JV Group Company in progress.

(iv)	No obligation necessary to comply with any notice or other requirement given by the landlord under any leases of the Property is outstanding and unobserved and unperformed.

(v)	There is no obligation to reinstate the Property by removing or dismantling any alteration made to it by Wuxi CRM (PRC) or any JV Group Company or any predecessor in title to Wuxi CRM (PRC) or JV Group Company.
(i)	Tenancies:
(i)	The Property is held subject to and with the benefit of the tenancies (which expression in this paragraph 22(i) includes sub-tenancies) as set out in the Memorandum of Disclosure and no others.

(ii)	With respect to the tenancies, there have been disclosed in the Memorandum of Disclosure particulars of:
(A)	the rent and any rent reviews and, with respect to rent reviews, the date for giving notice of exercise of the reviews and the operative review date;

(B)	the term and any rights to break or renew the term;

(C)	the obligations of the landlord and tenant in respect of outgoings, repairs, insurance services and service charge;

(D)	any options, pre-emption or first refusal rights, including in particular, the option of ANST to rent our additional space measuring 7,200m2 from Wuxi CRM (PRC) on terms to be agreed between ANST and Wuxi CRM (PRC);

(E)	the use required or permitted under the terms of the tenancies;

(F)	any entitlement of a tenant of the whole or any part of the Property to compensation on quitting the premises let to him in respect of disturbance and improvements or otherwise; and

(G)	short particulars of any sub-tenancies derived out of such tenancies.
(iii)	each of the Covenantors is not aware of any breaches of covenant by a tenant of the Property including the covenants to pay rent.

(iv)	True, complete and correct copies of all tenancies have been delivered by the Covenantors to SCL.

23.	Corporate Matters
(a)	Each JV Group Company has been duly incorporated and is validly existing under the laws of its country of incorporation and is not in receivership or liquidation. Each JV Group Company has not taken steps to enter into liquidation and each of the Covenantors is not aware of any petition being presented for the winding up of any JV Group Company and each of the Covenantors is not aware of any grounds on which a petition or application could be based for the winding up or appointment of a receiver of MAT.

(b)	The SCL New Shares constitute in aggregate twenty-five per cent. (25%) of the Enlarged Issued Share Capital as at Completion.

(c)	Each JV Group Company does not have and has never had any place of business or branch or permanent establishment outside its jurisdiction of incorporation.

(d)	Each JV Group Company has not reduced, repaid or purchased any of its share capital, and there are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of the JV Group Company or the right to require the creation of any Encumbrance over any shares in its share capital.

(e)	Each JV Group Company has complied with its memorandum and articles of association (or equivalent constitutive documents) in all respects and none of the activities, agreements, commitments or rights of the JV Group Company is ultra vires or unauthorised.

(f)	All governmental approvals, licences and authorisations which were necessary or desirable in connection with the incorporation of each JV Group Company, the allotment or transfer of shares in each JV Group Company to the present and former holders thereof and the activation of each JV Group Company (including the appointment of directors) were duly obtained and such approvals, licences and authorisations (and of all amendments and supplements thereto) have been disclosed to SCL.

(g)	Each JV Group Company shall be free of any debt or liability of any nature whatsoever (whether actual, contingent or otherwise) other than those arising from ordinary course of business as at the Completion Date.

(h)	As at the Completion Date, each JV Group Company has paid and discharged all its debts and liabilities which have matured or become due or are expressed to be due.
24.	Fees, Commissions and Brokerage
(a)	No person is entitled to recover from any JV Group Company any finders’ fees, brokerage or other commission in connection with the allotment and issue by any JV Group Company, and/or the subscription by SCL, of the SCL New Shares (or any of them) under this Agreement.

(b)	No claim or demand for payment of commission, legal or accountancy fees or other payments has been or will be made against any JV Group Company by any person directly or indirectly in connection with the negotiations leading to this Agreement.
25.	Computers and Computer Systems

(a)	All the computers and computer systems (including without limitation, computer servers) owned by each JV Group Company or used by or on behalf of each JV Group Company (including software, peripherals, communications links and storage media):
(i)	are in full operating order and are fulfilling the purposes for which they were acquired or are established in an efficient manner without material downtime or errors;

(ii)	have adequate capacity for its present needs;

(iii)	have adequate security, back-ups, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure:
(A)	that breaches of security, errors and breakdowns are kept to a minimum; and

(B)	that no disruption will be caused to its business or any part thereof in the event of a breach of security, error or breakdown;
(iv)	are properly documented by written technical descriptions and manuals so as to enable them to be used and operated by any reasonably qualified personnel; and

(v)	are under its sole control, are located in premises within the BVI or PRC, owned or leased by it, are not shared with or used by or on behalf of or accessible by any other person and (save for software licensed to it) are owned or leased by it.
(b)	All software used on or stored or resident in the said computers or computer systems:
(i)	perform efficiently in accordance with their respective specification and does not contain any defect or feature which may adversely affect their respective performance or the performance of any other software in the future or in any future circumstances;

(ii)	are lawfully held and used and does not infringe the copyright or other Intellectual Property Rights of any person and all copies held have been lawfully made;

(iii)	as to the copyright therein:
(A)	in the case of software written or commissioned by any of the JV Group Company, are owned exclusively by it, no other person has rights therein or rights to use or copies of the software or source codes, and complete written listings and written copies of the source codes for the software are held by it;

(B)	in the case of standard package software purchased outright, are licensed to it on an express or implied licence which does not require it to make any further payments, are not terminable without its consent and which imposes no restrictions (save as to copying) on the use or transfer of the software; and

(C)	in the case of all other software, is licensed to it on the terms of a written licence (a true and complete copy of which is annexed to the Memorandum of Disclosure) which requires payment by it of a fixed annual licence fee at a rate not exceeding that paid in the financial year ended on the Balance Sheet Date but (save for reasonable fees for software support) requires it to make no further or other payment, is not terminable (save for failure to pay the licence fee) without its consent and imposes no restrictions (save as to copying) on the use or transfer of the software.
(c)	No software owned by or licensed to any of the JV Group Company is used by or licensed or sub-licensed by it to any other person.

(d)	All records and data stored by electronic means are capable of ready access through the present computer systems of JV Group Companies.

(e)	No person is in a position, by virtue of his rights in, knowledge of or access to any of the computer systems used by any of the JV Group Company or any part of them (including software) or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered, or to impose any onerous condition, in order to preserve the proper and efficient functioning of the computer systems in the future.

(f)	The appropriate employees are adequately trained to enable them to use and operate the computer systems owned or used by each JV Group Company (including software, peripherals and storage media) to the full extent of the capabilities of those systems without assistance from any other person.

(g)	The computer systems (including without limitation, computer servers) owned by each JV Group Company or used by or on behalf of each JV Group Company (including software, peripherals, communications links and storage media) will be Date Compliant on and from the Completion Date and without limiting the generality of the above:
(i)	such computer systems will continue to process data correctly and consistently with reference to any and all dates, including without limitation, any date in any century or leap year;

(ii)	the performance and functionality of such computer systems will not be adversely affected by any date or any change of date used by or stored within such computer systems, including without limitation, to any date or change of date after the Completion Date; and

(iii)	all output from such computer systems including without limitation, any output for any interface to other hardware, software or systems will in relation to any date contained within such output explicitly and unambiguously identify the date in full, including without limitation, the century within which the date falls.
For the purposes of this paragraph 25(g), “Date Compliant” means, in respect of a computer system, that it can continue to process function and perform with reference to any and all dates or change of date including without limitation, any date in any century or leap year.
26.	Environmental Matters
(a)	Each JV Group Company has at all times complied with all environmental legislation in force, relevant or applicable to each JV Group Company in the BVI or the PRC or elsewhere (the “Environmental Legislation”) and there is nothing in, on, over or under the Property the presence, existence or condition of which constitutes a breach of such Environmental Legislation nor is there or has there been any manufacturing, storage, generation, servicing, treatment, disposal or other process carried on at the Property in such a way as to amount to a breach of the same.
(b)	No written complaints have been received from any third party (including any employee of the JV Group Companies or governmental, regulatory, supervisory or administrative body) with regard to any breach of the Environmental Legislation in connection with the Property and the development and construction thereon and, after due and careful enquiry, each of the Covenantors is not aware of any events, circumstances or matters which may lead to such complaint.

(c)	No toxic industrial waste or toxic substance (as defined in any Environmental Legislation) or any other similar substance (howsoever termed) has been spilt, released, discharged or disposed in the soil or water in, under, around or upon the Property.

(d)	ANST is, and at all times has been, in compliance with the Pollution Discharge License (CHINESE CHARACTERS) and Drainage License (CHINESE CHARACTERS). All activities undertaken and currently undertaken by ANST, including but not limited to the following, are in compliance with the Environmental Legislation and the Pollution Discharge License and Drainage License: (1) the common acid waste water is discharged to Meicun Waste Water Treatment Plant (CHINESE CHARACTERS) through a special pipe after it is treated by Wuxi CRM (PRC); (2) the plating water waste containing TPb(CHINESE CHARACTERS) and TSn(CHINESE CHARACTERS) is discharged to Meihua Bang (CHINESE CHARACTERS), a river near ANST, after it is treated by Wuxi CRM (PRC); (3) domestic sewage or sanitary sewage waste water is discharged to Meicun Waste Water Treatment Plant (CHINESE CHARACTERS) through a special pipe.
27.	Banking and Finance
(a)	Each JV Group Company does not have any bank, building society or other similar account (whether in credit or overdrawn) other than its current account at the banks disclosed or referred to in the Memorandum of Disclosure and details of that account, including the overdraft limit thereon, and a copy of the relevant bank mandate is set out in the Memorandum of Disclosure and there have been no payments out of or drawings against the said account except for payment in the ordinary and proper course of business, and the balance on that account is not now substantially different from the balance stated in the Memorandum of Disclosure.

(b)	Each JV Group Company does not have any liabilities in the nature of borrowings or in respect of debentures or negotiable instruments other than cheques drawn in the ordinary course of business on the bank account referred to in paragraph 27(a) and each JV Group Company is not a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to it or any agreement for the sale, factoring or discounting of debts.

(c)	No circumstances have arisen which could now (or which could with the giving of notice or lapse of time or both) entitle a provider of finance to any JV Group Company (other than on a normal overdraft facility) to call in the whole or any part of the monies advanced or to enforce its security, and no provider of finance to it on overdraft facility has demanded repayment or indicated that the existing facility will be withdrawn or reduced or not renewed or that any terms thereof will be altered to its disadvantage. None of the credit lines or facilities or any offers of any JV Group Company in respect thereof shall be terminated, revoked or reviewed as a consequence of the change in shareholdings upon Completion.

(d)	All of the borrowings of any JV Group Company may be repaid by it at any time at no more than one month’s notice and without any premium or penalty (howsoever called) on repayment.
(e)	Other than as disclosed in item 56 of the Memorandum of Disclosure, neither JV Group Company has engaged in any borrowing or financing Transaction or arrangement which does not appear as borrowings in the Audited Accounts or Management Accounts.

(f)	None of the JV Group Companies or any other person has given or undertaken to give any security or guarantee for any of its liability.

(g)	Each JV Group Company has not given or undertaken to give any security or guarantee for any liability of any person.
28.	Contracts
(a)	None of the contracts or purported contracts of any JV Group Company is void, voidable or unenforceable by it. Each JV Group Company is not in breach of any of its contractual obligations and no other party to any contract to which the JV Group Company is a party is in breach of that contract or is unlikely to be able or willing to fulfil its contractual obligations.

(b)	No event or omission has occurred or been permitted to arise which would entitle any third party to terminate prematurely any contract to which the JV Group Company is a party or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

(c)	Each JV Group Company has complete and accurate records of the terms of all contracts to which it is a party or by which it is bound.

(d)	The material contracts entered into by each JV Group Company are listed in the Memorandum of Disclosure in relation to MAT.
29.	Customers and Suppliers
(a)	The loss of any single supplier to or customer of any JV Group Company would not have a material effect on its business.

(b)	So far as each of the Covenantors is aware, there has been no express communication by any customer, supplier and/or employee of any JV Group Company which would indicate that the attitudes, actions or prices of such customer, supplier and/or employee (with regard to the JV Group Company) will be prejudicially affected by the execution or completion of this Agreement.
30.	Product Liabilities
(a)	Save for any condition or warranty implied by law, each JV Group Company has not given any guarantee condition or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it or accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

(b)	Each JV Group Company has no reason to believe that any products or line of goods currently in stock or in the course of production or any material proportion thereof is not or will not prove to be of merchantable quality and fit for its purpose.

(c)	Each JV Group Company has not received notice of any claim which remains outstanding alleging any defect in or lack of fitness for purpose of any goods supplied by the JV Group Company, nor to the best of the knowledge, information and belief of the Covenantors, are there any circumstances which could give rise to any such claim.
(d)	Each JV Group Company has not received notice of any claim which remains outstanding alleging the failure to perform, either properly or at all, any services performed or to be performed by the JV Group Company nor to the best of the knowledge, information and belief of the Covenantors, are there any circumstances which could give rise to any such claims.

(e)	Save for any condition or warranty implied by law, each JV Group Company has not agreed to take back any defective goods or to effect repairs to any goods free of charge or otherwise or to issue a credit note or to write off or reduce indebtedness in respect of any goods or services supplied by it.
31.	Insolvency
(a)	No order has been made or petition presented or resolution passed for the winding-up or administration of any JV Group Company, nor are there any grounds on which any person would be entitled to have any JV Group Company wound-up or placed in administration, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any JV Group Company to consider a resolution to wind up JV Group Company or any other resolutions, nor has any step been taken in relation to any JV Group Company under the law relating to insolvency or the relief of debtors in any part of the world.

(b)	No distress, execution or other process has been levied on any asset owned or used by any JV Group Company, nor has any person threatened any such distress, execution or other process.

(c)	No person has appointed or threatened to appoint or become entitled to appoint a receiver or receiver and manager or other similar officer of any JV Group Company’s business or assets or any part of them.

(d)	The JV Group Companies has not ceased trading nor stopped payment to its creditors and there are no grounds on which any of the JV Group Companies could be found to be unable to pay its debts within the meaning of the laws of the BVI and PRC, as the case may be.

(e)	No composition in satisfaction of the debts of MAT, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

(f)	No event has occurred causing or which upon intervention or notice by any third party may cause any floating charge created by any JV Group Company to crystallise or any charge created by any JV Group Company to become enforceable, nor has any such crystallisation occurred nor is such enforcement in process.

(g)	In relation to any property or assets held by each JV Group Company under any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by a third party may entitle, the third party to repossess the property or assets concerned or terminate the agreement or any licence in respect of the same.
32.	Illegal Payments

None of the JV Group Companies or the director, officer, agent, employee or other person associated with or acting on behalf of any JV Group Company has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
SCHEDULE 9
LIMITATIONS ON LIABILITY
1.	Notwithstanding anything to the contrary in this Agreement, the provisions in this Schedule shall operate to limit the liability of the Covenantors under and in respect of certain Warranties and their liability under Clause 8.1(b) of this Agreement, the Covenantors shall not be liable:
(a)	in respect of any claim for breach of Warranty or under Clause 8.1(b) of this Agreement, unless the amount of the claim (together with the aggregate amount of any previous claims) shall exceed a total sum of US$500,000 (the “Minimum Sum”) (for the purposes of the aggregation, individual claims below US$100,000 shall not be taken into consideration), and in that event, the Covenantors shall be jointly and severally liable for the entire amount claimed (and not only for such amount in excess of the Minimum Sum);

(b)	in respect of any claim for breach of Warranty or under Clause 8.1(b) of this Agreement, for and to the extent of the amount that exceeds USD$5,000,000 such that the aggregate amount of the liability of the Covenantors for all claims for breach of Warranty and under Clause 8.1(b) of this Agreement shall not exceed US$5,000,000 except that in the case of any claim in respect of a breach of any of the Warranties set out in Paragraphs 5, 6, 26, 30 and 32 of Schedule 8 of this Agreement, the liability of the Covenantors shall be without limitation;

(c)	in respect of any claim for breach of Warranty or under Clause 8.1(b) of this Agreement unless notice of such claim is given in writing by SCL to the Covenantors setting out full details of the specific matter in respect of which the claim is made including an estimate of the amount of such claim, if practicable, within three (3) years following Completion except that there shall be no time limit in relation to a claim under Paragraphs 5, 6, 26, 30 and 32 of Schedule 8 of this Agreement; and any such claim other than claims under Paragraphs 5, 6, 26, 30 and 32 of Schedule 8 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn after 30 June 2010 unless legal proceedings in respect of it (i) have been commenced by being both issued and served, and (ii) are being pursued with reasonable diligence;

(d)	in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable; and

(e)	in respect of any claim for any losses suffered by SCL to the extent of any corresponding savings by or net benefit to SCL or any subsidiary of SCL arising therefrom.
2.	All Parties shall procure that all commercially reasonable steps shall be taken and all commercially reasonable assistance shall be given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

3.	Conduct of Claims:
(a)	Notification

If SCL becomes aware of a claim against the Covenantors under this Agreement, notice of that fact shall be given as soon as practicable to the Covenantors.

(b)	Investigation by the Covenantors

Without prejudice to the validity of the claim or alleged claim in question, SCL shall allow the Covenantors to investigate the matter or circumstance alleged to give rise to such claim and for such purpose SCL shall give subject to its being paid all reasonable costs and expenses, all such information and assistance as the Covenantors may reasonably request.
(c)	Third Party Claim/Liability

If the claim in question is a result of, or in connection with, a claim by or liability to a third party then:
(i)	no admission of liability shall be made by or on behalf of SCL and the claim shall not be compromised, disposed of or settled without the consent of the Covenantors;

(ii)	the Covenantors shall be entitled at their own expense and in their absolute discretion to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) and to have the conduct of any related proceedings, negotiations or appeals; and

(iii)	SCL will give, subject to its being paid all reasonable costs and expenses, all such information and reasonable assistance for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Covenantors may reasonably request.
4.	If, before the Covenantors pay an amount in discharge of any claim under this Agreement, SCL recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is the subject matter of the claim, SCL shall procure that any such actual recovery (less any reasonable costs incurred in such recovery and less any taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim) shall pro tanto reduce or satisfy, as the case may be, such claim.

5.	If the Covenantors pay an amount in discharge of any claim under this Agreement and SCL subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party, and is entitled to retain, a sum which is referable to the subject matter of the claim and which would not otherwise have been received by SCL, SCL shall pay to the Covenantors an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery, or (ii) if less, the amount previously paid by the Covenantors to SCL less any taxation attributable to it.

6.	SCL shall not be entitled to recover from the Covenantors under this Agreement more than once in respect of the same loss suffered.

7.	In calculating the liability of the Covenantors for any breach of this Agreement, there shall be taken into account the amount (if any) by which any taxation for which SCL would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability or any repayment of taxation attributable to the matter giving rise to such liability.

SCHEDULE 10
PROPERTIES

No.	Contract	Property	Landlord	Tenant
1	Premises Leasing Agreement	Building (22,468.35m2) located at New Area B-26A, B-27	Wuxi CRM (PRC)	ANST
2	Premises Leasing Agreement	Building (6,889.06m2) located at M3, M4 and No.2	Wuxi CRM (PRC)	ANST
3	Premises Leasing Agreement	Building (1,000m2) located at New Area Changjiang Road C2-1	Management Centre of Information Industry and Technology Park of Wuxi New Area	ANST